As filed with the Securities and Exchange Commission on October 29, 2004

Registration No. 333-119083

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO THE FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BV FINANCIAL, INC.

and

BAY-VANGUARD FEDERAL SAVINGS BANK

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST

(Name of Small Business Issuer in its Charter)

United States	6035	To Be Applied For
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7114 North Point Road Baltimore, Maryland 21219 (410) 477-5000	7114 North Point Road Baltimore, Maryland 21219 (410) 477-5000
(Address and Telephone Number of Principal Executive Offices)	(Address of Principal Place of Business or Intended Principal Place of Business)

Edmund T. Leonard

Chairman and Chief Financial Officer

BV Financial, Inc.

1230 Light Street

Baltimore, Maryland 21230

(410) 547-1088

(Name, Address and Telephone Number of Agent for Service)

Copies to

Paul M. Aguggia, Esq.	Samuel J. Malizia, Esq.
Lori M. Beresford, Esq.	James C. Stewart, Esq.
Muldoon Murphy Faucette & Aguggia LLP	Malizia Spidi & Fisch, PC
5101 Wisconsin Avenue, N.W.	1100 New York Avenue, N.W.
Washington, D.C. 20016	Washington, D.C. 20005
(202) 362-0840	(202) 434-4660

Approximate date of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock $0.01 par value	1,041,469 shares	$10.00	$10,414,690	(2)
Participation Interests	(3)	—	$994,194	(4)
(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	The registration fee of $1,320 was previously paid upon the initial filing of the Form SB-2 on September 17, 2004.
(3)	The securities of BV Financial, Inc. to be purchased by the Bay-Vanguard Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust are included in the amount shown for Common Stock.
(4)	No separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

INTERESTS IN

BAY-VANGUARD FEDERAL SAVINGS BANK

401(K) PROFIT SHARING PLAN

AND

OFFERING OF SHARES OF

BV FINANCIAL, INC.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Bay-Vanguard Federal Savings Bank 401(k) Profit Sharing Plan of participation interests and shares of common stock of BV Financial in connection with the BV Financial initial public offering.

401(k) Plan participants may direct RSGroup Trust Company, the trustee for the BV Financial Stock Fund, to use their current account balances to subscribe for and purchase shares of BV Financial common stock through the BV Financial Stock Fund. Based upon the value of the 401(k) Plan assets as of September 7, 2004, the BV Financial Stock Fund trustee may purchase up to 99,419 shares of BV Financial common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the BV Financial Stock Fund trustee to invest all or a portion of their 401(k) Plan accounts in BV Financial common stock.

The prospectus dated             , 2004 of BV Financial, which we have attached to this prospectus supplement, includes detailed information regarding the offering of shares of BV Financial common stock and the financial condition, results of operations and business of Bay-Vanguard Federal Savings Bank (“Bay-Vanguard Federal”). This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “Risk Factors” beginning on page      of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit

Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by BV Financial of interests or shares of common stock under the 401(k) Plan to employees of Bay-Vanguard Federal. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither BV Financial, Bay-Vanguard, M.H.C., Bay-Vanguard Federal nor the 401(k) Plan have authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Bay-Vanguard Federal or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is             , 2004.

THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. Assuming a purchase price of $10.00 per share, the BV Financial Stock Fund trustee may acquire up to 99,419 shares of BV Financial common stock. The interests offered under this prospectus supplement are conditioned on the completion of the reorganization of the Bay-Vanguard Federal and the close of the BV Financial minority stock offering (“Reorganization and Stock Offering”). Certain subscription rights and purchase limitations also govern your investment in the BV Financial Stock Fund in connection with the Reorganization and Stock Offering. See: “Persons Who Can Order Stock in the Offering” and “Purchase Limitations” in the prospectus attached to this prospectus supplement for further discussion of these subscription rights and purchase limitations.

This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the Reorganization and Stock Offering and the financial condition, results of operations and business of Bay-Vanguard Federal. The address of the principal executive office of Bay-Vanguard Federal is 7114 North Point Road, Baltimore, MD 21219. The telephone number of Bay-Vanguard Federal is (410) 477-5000.

Election to Purchase BV Financial Common Stock in the Reorganization and Stock Offering

In connection with the Reorganization and Stock Offering of Bay-Vanguard Federal, you may direct the trustee of the 401(k) Plan to transfer all or part of the funds that represent your current beneficial interest in the assets of the 401(k) Plan to the BV Financial Stock Fund. The 401(k) Plan trustee will subscribe for BV Financial common stock offered for sale in connection with the Reorganization and Stock Offering in accordance with each participant’s direction. If there is not enough common stock in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the BV Financial Stock Fund trustee may not be able to purchase all of the common stock you requested. In such a case, if you elect, the trustee will purchase shares in the open market on your behalf, after close of the Stock Offering, to fulfill your initial request. The trustee may make such purchases at prices higher or lower than the $10.00 initial offering price.

All plan participants are eligible to direct a transfer of funds to the BV Financial Stock Fund. However, transfer directions are subject to subscription rights and purchase priorities. Your order for shares in the Stock Offering will be filled based on your subscription rights. BV Financial has granted rights to subscribe for shares of BV Financial common stock to the following persons in the following order of priority: (1) persons with $50 or more on deposit at Bay-Vanguard Federal as of December 31, 2002; (2) Bay-Vanguard Federal Savings Bank Employee Stock Ownership Plan; (3) persons with $50 or more on deposit at Bay-Vanguard Federal as of                     , 2004; and (4) except for person eligible to subscribe for shares under categories 1 and 3, Bay-Vanguard Federal’s depositors as of                     , 2004 and borrowers of Bay-Vanguard Federal as of March 7, 1988 who continue to be borrowers as of                     , 2004. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of BV Financial common stock in the offering and you may use your funds in the 401(k) Plan to pay for your purchase of shares of BV Financial common stock.

In addition to an eligible deposit account, borrowing or 401(k) Plan account, you may also have the opportunity to purchase shares of common stock in the offering using other funds. To do so, you have received or will soon receive stock offering materials in the mail, including a copy of the prospectus and a stock order form. To be eligible to purchase stock, you must complete and submit the stock order form to the location and by the deadline set forth on the form.

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The limitations on the total amount of common stock that you may purchase in the offering, as described in the prospectus (see “Minimum and Maximum Purchase Limitations,” page      and “Limitations on Purchases of Shares.” page    ) will be calculated based on the aggregate amount that you subscribed for (a) through your 401(k) Plan accounts and (b) through accounts outside of the 401(k) Plan. Whether you place an order through the 401(k) Plan, outside the plan or both, how many shares of common stock, if any, that you receive will be determined based on the total number of subscriptions, your purchase priority and the allocation priorities set forth in the prospectus. If, as a result of the calculation, you are allocated insufficient shares to fill all of your orders, available shares will be allocated between orders on a pro rata basis. If you so elect, the shares of common stock you were unable to subscribe for through the 401(k) Plan will be purchased by the trustee on the open market immediately following the close of the offering. If you elect to direct the trustee to purchase shares in the open market, you will not be able to direct the trustee as to the timing or price to be paid for the common stock. The trustee has sole discretion regarding the manner in which it will fill open market purchases.

Value of Participation Interests

As of September 7, 2004, the market value of the 401(k) Plan assets equaled approximately $994,194. The plan administrator has informed each participant of the value of his or her beneficial interest in the 401(k) Plan. The value of 401(k) Plan assets represents past contributions made to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Transfer

The last two pages of this prospectus supplement contain a form for you to direct a transfer to the BV Financial Stock Fund (the “Investment Form”). If you wish to transfer all, or part, in multiples of not less than 1%, of your beneficial interest in the assets of the 401(k) Plan to the BV Financial Stock Fund, you should complete the Investment Form. If you do not wish to make such an election at this time, you do not need to take any action. The minimum investment in the BV Financial Stock Fund during the initial public offering is $250.00.

Time for Directing Transfer

You must submit your direction to transfer amounts to the BV Financial Stock Fund in connection with the Reorganization and Stock Offering by the deadline of 5:00 p.m. on                     , 2004. You should return the Investment Form to                                          in the Human Resources Department.

Irrevocability of Transfer Direction

You cannot change your direction to transfer amounts credited to your account in the 401(k) Plan to the BV Financial Stock Fund prior to the completion of the Reorganization and Stock Offering. Following the closing of the Stock Offering and the initial purchase of shares in the BV Financial Stock Fund, you may change your investment directions, in accordance with the terms of the 401(k) Plan.

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Purchase Price of BV Financial Common Stock

The trustee will use the funds transferred to the BV Financial Stock Fund to purchase shares of BV Financial common stock in the Stock Offering. The BV Financial Stock Fund trustee will pay the same price for shares of BV Financial common stock as all other persons who purchase shares of BV Financial common stock in the Stock Offering. If there is not enough common stock in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the trustee may not be able to purchase all of the common stock you requested. If you elect, the BV Financial Stock Fund trustee will purchase shares on your behalf after the close of the Stock Offering in the open market, to fulfill your initial request. If you elect to direct the trustee to purchase shares in the open market you will not be able to direct the trustee as to the timing or price to be paid for the common stock. The trustee has sole discretion regarding the manner in which it will fill open market purchases. The trustee may make such purchases at prices higher or lower than the $10.00 offering price.

Nature of a Participant’s Interest in BV Financial Common Stock

The trustee will hold BV Financial common stock in the name of the 401(k) Plan. The trustee will credit shares of common stock acquired at your direction to your account under the 401(k) Plan. Therefore, the investment designations of other 401(k) Plan participants should not affect earnings on your 401(k) Plan account.

Voting and Tender Rights of BV Financial Common Stock

The BV Financial Stock Fund trustee generally will exercise voting and tender rights attributable to all BV Financial common stock held by the BV Financial Stock Fund, as directed by participants with interests in the BV Financial Stock Fund. With respect to each matter as to which holders of BV Financial common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the BV Financial Stock Fund. The number of shares of BV Financial common stock held in the BV Financial Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for BV Financial common stock, the 401(k) Plan allots each participant a number of tender instruction rights reflecting the participant’s proportionate interest in the BV Financial Stock Fund. The percentage of shares of BV Financial common stock held in the BV Financial Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of BV Financial common stock held in the BV Financial Stock Fund will not be tendered. The 401(k) Plan provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE 401(K) PLAN

Introduction

Bay-Vanguard Federal originally adopted the 401(k) Plan effective January 1, 1993 and amended and restated the plan in its entirety effective July 1, 2004. Bay-Vanguard Federal intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Bay-Vanguard Federal may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Bay-Vanguard Federal may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the 401(k) Plan, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the 401(k) Plan.

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Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the 401(k) Plan. Bay-Vanguard Federal qualifies this summary in its entirety by reference to the full text of the 401(k) Plan. You may obtain copies of the full 401(k) Plan document including any amendments to the plan and a summary plan description for the 401(k) Plan, by contacting                      in the Human Resources Department. You should carefully read the 401(k) Plan documents to understand your rights and obligations under the plan.

Eligibility and Participation

If you are an eligible employee who has attained age 21 and completed one (1) year of service with Bay-Vanguard Federal you will become a participant in the 401(k) Plan on the January 1 or July 1 coinciding with or next following the date you satisfy the 401(k) Plan eligibility requirements.

As of June 30, 2004, 16 of the 28 employees of Bay-Vanguard Federal participated in the 401(k) Plan.

Contributions Under the 401(k) Plan

Employee Pre-Tax Salary Deferrals. Subject to certain IRS limitations, the 401(k) Plan permits each participant to make pre-tax salary deferrals to the 401(k) Plan each payroll period of up to 25% of the participant’s compensation. Compensation for 401(k) Plan purposes includes your income or salary as reflected on your pay stub. In addition to 401(k) Plan contributions, you may make “catch up” contributions if you are currently age 50 or will be 50 before the end of the calendar year. Your 401(k) Plan contributions will be made by withholding from your paycheck. You can change the contribution amount up to four times per year giving 10 days’ advance written notice to the Plan Administrator. You may suspend your 401(k) Plan contributions at any time giving 10 days’ advance written notice. If you suspend your deferrals, you may defer again at any time.

Bay-Vanguard Federal Matching Contributions. The 401(k) Plan provides that Bay-Vanguard Federal may make matching contributions on behalf of each participant. Bay-Vanguard Federal makes matching contributions only for those participants who make pre-tax salary deferrals to the 401(k) Plan and are either actively employed on the last day of the Plan Year or, terminate employment during the Plan Year, and have completed 500 hours of service for Bay-Vanguard Federal during the Plan Year. If you elect to defer funds into the 401(k) Plan, Bay-Vanguard Federal will match 20% up to the first 25% of your contributions, not to exceed 5% of your compensation on a payroll basis. All participants actively deferring funds into the 401(k) Plan during the 2002, 2003 and 2004 plan years received employer matching contributions. The employer matching contributions for the 2002, 2003 and 2004 plan years were $12,359, $11,290 and $10,170, respectively. Participants’ matching contributions vest at a rate of 20% per year, commencing on the second year of participation in the plan.

Bay-Vanguard Federal Discretionary Contributions. Bay-Vanguard Federal, in its sole discretion, may also make additional discretionary contributions, in amounts specified by the Board of Directors of Bay-Vanguard Federal. These discretionary contributions are allocated to each participant in the 401(k) Plan who is actively employed by Bay-Vanguard Federal on the last business day of the Plan Year or, if a participant terminates employment during the Plan Year, has completed 500 hours of service for Bay-Vanguard Federal during the Plan Year. All participants in the 401(k) Plan during the 2002, 2003 and 2004 plan years received employer discretionary contributions. The employer discretionary contributions for the 2002, 2003 and 2004 plan years were $24,000, $ 25,000 and $30,000, respectively. Participants’ discretionary contributions vest at a rate of 20% per year, commencing on the second year of participation in the plan.

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Rollover Contributions. Bay-Vanguard Federal allows employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Contribution account under the 401(k) Plan, provided the rollover contribution satisfies IRS requirements.

Limitations on Contributions

Limitation on Employee Salary Deferrals. Although the 401(k) Plan permits you to defer up to 100% of your pay, by law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $13,000 for 2004. Employees who are age 50 and over may also make additional, “catch-up” contributions to the plan, up to a maximum of $3,000 for 2004. The Internal Revenue Service periodically increases these limitations. A participant who exceeds these limitations must include any excess deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the 401(k) Plan to the participant, unless the plan distributes the excess deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of Bay-Vanguard Federal (including the 401(k) Plan and the proposed Bay-Vanguard Federal Savings Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $41,000 for 2004.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If pre-tax and matching contributions exceed these limitations, the plan must adjust the contribution levels for highly compensated employees.

In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $90,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The preceding dollar amount applies for 2004, and may be adjusted periodically by the IRS.

Top-Heavy Plan Requirements. If the 401(k) Plan is a Top-Heavy Plan for any calendar year, Bay-Vanguard Federal may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of Key Employees exceeds 60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of Bay-Vanguard Federal whose annual compensation exceeds $130,000;

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(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of BV Financial, or who owns stock that possesses more than 5% of the total combined voting power of all stock of BV Financial; or

(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of BV Financial, or who owns stock that possesses more than 1% of the total combined voting power of all stock of BV Financial, and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2004.

401(k) Plan Investments

Assets in the 401(k) Plan Trust are currently invested in the funds specified below. Participants may transfer funds to and from the various investments on a daily basis. Transfers are processed on the same day if they are initiated by 4:00 p.m. There are no restrictions on the number of transfers that can be made. The annual percentage return on the investment funds (net of fees) for the prior three years was:

Fund	2003	2002	2001
RSGroup Trust Company Stable Value Fund	3.07	4.06	5.31
RSGroup Trust Company Conservative Asset Allocation Fund	11.26	-6.96	-0.26
RSGroup Trust Company Moderate Asset Allocation Fund	16.26	-14.12	-4.92
RSGroup Trust Company Aggressive Asset Allocation Fund	20.49	-19.14	-8.72
RSI Retirement Trust Actively Managed Bond Fund	2.45	8.72	9.05
RSI Retirement Trust International Equity Fund	26.46	-18.64	-19.80
American Century Ultra Fund (Adv.)	25.59	-23.39	-14.88
T. Rowe Price Equity-Income Fund (R)	25.26	NA	NA
SSgA S&P 500 Index Fund	28.58	-22.34	-12.08
Neuberger Berman Genesis Fund (Trust)	31.65	-2.99	12.08
Alger MidCap Growth Institutional Fund	45.66	-29.46	-6.18

Alger MidCap Growth Institutional Fund. Alger MidCap Growth Institutional Fund seeks long-term capital appreciation. The fund focuses on mid-sized companies with promising growth potential. Under normal circumstances, the fund invests primarily in the equity securities of medium-capitalization companies. A medium-capitalization company has a market capitalization within the range of companies in the Russell Midcap Growth Index or the S&P MidCap 400 Index.

American Century Ultra Fund (Adv). American Century Ultra Fund seeks long-term capital growth by investing in common stocks of larger companies considered by management to have better-than-average prospects for appreciation. The majority of these securities are common stocks issued by companies that meet management’s standards for earnings and revenue growth. Although primarily invested in U.S. stocks, the fund may invest in foreign securities.

Neuberger Berman Genesis Fund (Trust). Neuberger Berman Genesis Fund seeks growth of capital. The fund invests primarily in common stock of companies with market capitalizations of $1.5 billion or less at the time of purchase. Management seeks securities it believes to be undervalued and that are issued by companies that have above-average returns, an established market niche, the ability to finance their own growth and sound future business prospects.

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RSI Retirement Trust International Equity Fund. RSI Retirement Trust International Equity Fund seeks long-term capital appreciation. The fund invests primarily in securities of companies headquartered outside of the United States.

RSI Retirement Trust Actively Managed Bond Fund. RSI Retirement Trust Actively Managed Bond Fund seeks principal appreciation and income return over time by investing in high quality fixed-income securities, without limit as to maturity. The fund must invest at least 65% of assets in securities of the U.S. government, its agencies or instrumentalities. The balance of the assets may be invested in high quality corporate debt. At least 75% of the fund’s holdings must have a quality rating of AA or better, while all of the fund’s holdings must have a minimum quality rating of A at the time of purchase. It may invest up to 10% of assets in foreign securities.

T. Rowe Price Equity-Income Fund (R). T. Rowe Price Equity-Income Fund seeks dividend income; capital appreciation is also considered. The fund normally invests at least 80% of assets in common stock, with 65% of assets in the common stock of well-established companies paying above-average dividends. In evaluating a security, the advisor considers the yield and prospects for earnings and dividend growth, the relative valuation of the security, and the overall competitive and financial strength of the company.

SSgA S&P 500 Index Fund. SSgA S&P 500 Index Fund seeks to replicate the total return of the S&P 500 Index. The fund intends to invest in all 500 stocks in the S&P 500 Index in proportion to the weighting in the Index. If it is not able to purchase all 500 stocks due to monetary constraints, it may purchase a representative sample. The fund hopes to achieve a correlation with the Index of at least 0.95, before deduction of fund expenses.

RSGroup Trust Company Aggressive Asset Allocation Fund. The RSGroup Trust Company Aggressive Asset Allocation Fund is an asset allocation fund that invests in equity and fixed-income funds of the RSI Retirement Trust. The fund seeks long-term capital appreciation. The fund’s target allocation is 75% stocks and 25% bonds. Its largest allocation is targeted toward stocks in large U.S. companies (25% Core Equity Fund and 25% Value Equity Fund), and is further diversified by its allocations to stocks in small U.S. companies (12.5% Emerging Growth Equity Fund) and foreign companies (12.5% International Equity Fund). 25% of the fund is invested in high quality fixed-income securities through the Actively Managed Bond Fund. The fund is re-balanced to target guidelines on a monthly basis.

RSGroup Trust Company Conservative Asset Allocation Fund. The RSGroup Trust Company Conservative Asset Allocation Fund is an asset allocation fund that invests in equity and fixed-income funds of the RSI Retirement Trust. The fund seeks preservation of principal with a modest opportunity for growth. The fund’s target allocation is 40% stock and 60% bonds. Its largest allocation is invested in high quality fixed-income securities through the Actively Managed Bond Fund (60%). The fund also invests in stocks of large U.S. companies (15% Core Equity Fund and 15% Value Equity Fund), and is further diversified by its allocations to stocks in small U.S. companies (5% Emerging Growth Equity Fund) and foreign companies (5% International Equity Fund). The fund is re-balanced to target guidelines on a monthly basis.

RSGroup Trust Company Moderate Asset Allocation Fund. The RSGroup Trust Company Moderate Asset Allocation Fund is an asset allocation fund that invests in equity and fixed-income funds of the RSI Retirement Trust. The fund seeks long-term growth of assets over the long-term. The fund’s target allocation is 60% stocks and 40% bonds. Its largest allocation is invested in high quality fixed-income securities through the Actively Managed Bond Fund (40%). The fund also invests in stocks of large U.S. companies (20% Core Equity Fund and 20% Value Equity Fund), and is further diversified by

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its allocations to stocks in small U.S. companies (10% Emerging Growth Equity Fund) and foreign companies (10% International Equity Fund). The fund is re-balanced to target guidelines on a monthly basis.

RSGroup Trust Company Stable Value Fund. The RSGroup Trust Company Stable Value Fund seeks to protect principal from market volatility and achieve returns comparable to short-term bond funds by investing in high quality, interest stable guaranteed investment contracts (GICs), bank investment contracts (BICs), and synthetic stable value products with a relatively predictable annual return. The yield on investment contracts is more stable than most fixed-income funds, but will follow market interest rates. Investment contracts do not provide any of the capital appreciation of other types of investments.

The 401(k) Plan now offers the BV Financial Stock Fund as an additional choice to the investment alternatives described above. The BV Financial Stock Fund invests primarily in the common stock of BV Financial. Participants in the 401(k) Plan may direct the trustee to invest all or a portion of their 401(k) Plan account balances in the BV Financial Stock Fund.

The BV Financial Stock Fund consists of investments in the common stock of BV Financial made on the effective date of the Reorganization and Stock Offering. Each Participant’s proportionate undivided beneficial interest in the BV Financial Stock Fund is measured by units. The daily unit value is calculated by determining the market value of the common stock held and adding to that any cash held by the trustee. This total will be divided by the number of units outstanding to determine the unit value of the BV Financial Stock Fund.

Upon payment of a cash dividend, the trustee will determine the unit value prior to distributing the dividend. The trustee may use the dividend to purchase shares of BV Financial common stock. The Trustee will, to the extent practicable, use amounts held in the BV Financial Stock Fund to purchase shares of the common stock. Pending investment in the common stock, assets held in the BV Financial Stock Fund will be placed in short-term investments.

As of the date of this prospectus supplement, no shares of BV Financial common stock have been issued or are outstanding, and there is no established market for BV Financial common stock. Accordingly, there is no record of the historical performance of the BV Financial Stock Fund. Performance of the BV Financial Stock Fund depends on a number of factors, including the financial condition and profitability of Bay-Vanguard Federal and general stock market conditions.

Once you have submitted your Investment Form, you may not change your investment directions until after the completion of the Reorganization and Stock Offering. After the Reorganization and Stock Offering, you may change your investment directions in accordance with the terms of the 401(k) Plan.

Benefits Under the 401(k) Plan

Vesting. All participants are 100% vested in their pre-tax salary deferrals. This means that participants have a non-forfeitable right to these funds and any earnings on the funds at all times. Plan participants vest ratably in the matching and discretionary contributions (if any) credited to their account.

Withdrawals and Distributions From the 401(k) Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form hardship withdrawals and participant loans.

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In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution proportionately from the investment funds in which you have invested your account balances. If you receive a hardship distribution from your 401(k) Plan contributions, you will not be allowed to make 401(k) Plan contributions for at least 6 months under the Plan. You may also receive in-service distributions for reasons other than hardship upon the attainment of age 59 ½. Requests for distributions are processed on the same day if received by 1:30 p.m.

Participant loans are approved by the 401(k) Plan Administrator. If you qualify for a participant loan, the trustee will make a distribution proportionately from the investment funds in which you have invested your account balances. Consult the 401(k) Plan summary plan description or contact the Human Resources Department for additional information on the participant loan program.

Distribution Upon Retirement or Disability. The standard form of benefit upon retirement or disability is a lump sum payment. However, if the value of a participant’s accounts under the 401(k) Plan exceeds $5,000, the participant may elect to defer the lump sum payment until after retirement. However, the IRS requires that participants receive at least a portion of their plan accounts by the April 1st of the calendar year following the calendar year in which they retire (or terminate service due to a disability) or the calendar year in which they reach age 70½. Participants may also choose to roll over all or a portion of their plan accounts to an Individual Retirement Account (IRA), or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

Distribution Upon Death. A participant’s designated beneficiary will receive the full value of a participant’s accounts under the 401(k) Plan upon the participant’s death. If the participant did not make a valid election regarding the form of payment prior to death, the beneficiary will receive a lump sum payment as soon as administratively possible. If the participant made a valid payment election, or was otherwise scheduled to receive a deferred lump sum payment, the beneficiary will generally receive a lump sum payment on the date elected by the participant. Under certain circumstances, however, payment may be made on an earlier date.

Distribution Upon Termination for Any Other Reason. If your 401(k) Plan accounts total $5,000 or less, you will receive a lump sum payment as soon as administratively possible after your termination of employment. If the value of your 401(k) Plan accounts exceeds $5,000, you will receive a lump sum payment on your normal retirement date. However, you may elect to receive the value of your vested 401(k) Plan accounts in a lump sum payment prior to your normal retirement date. You may also request that the trustee transfer the value of your accounts to an Individual Retirement Account (IRA) or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Bay-Vanguard Federal. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59½ years of age, regardless of whether the withdrawal occurs during your employment with Bay-Vanguard Federal or after termination of employment.

9

ADMINISTRATION OF THE 401(K) PLAN

Trustee

The board of directors of Bay-Vanguard Federal has appointed RSGroup Trust Company as the trustee for the BV Financial Stock Fund. The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the plan administrator. The trustee is responsible for the investment of the trust assets, as directed by the plan administrator and the participants.

Reports to 401(k) Profit Participants

The plan administrator furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

Plan Administrator

Bay-Vanguard Federal currently acts as plan administrator for the 401(k) Plan. The plan administrator handles the following administrative functions: interpreting the provisions of the plan, prescribing procedures for filing applications for benefits, preparing and distributing information explaining the plan, maintaining plan records, books of account and all other data necessary for the proper administration of the plan, preparing and filing all returns and reports required by the U.S. Department of Labor and the IRS and making all required disclosures to participants, beneficiaries and others under ERISA.

Amendment and Termination

Bay-Vanguard Federal expects to continue the 401(k) Plan indefinitely. Nevertheless, Bay-Vanguard Federal may terminate the 401(k) Plan at any time. If Bay-Vanguard Federal terminates the 401(k) Plan in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the 401(k) Plan. Bay-Vanguard Federal reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. Bay-Vanguard Federal may amend the plan, however, as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the 401(k) Plan or the other plan is subsequently terminated, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had terminated at that time.

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the 401(k) Plan. Statutory provisions change, as do their interpretations, and

10

their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. 401(k) Plan Participants should consult a tax advisor with respect to any transaction involving the 401(k) Plan, including any distribution from the 401(k) Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

(1)	The sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Bay-Vanguard Federal administers the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Bay-Vanguard Federal should receive an adverse determination letter from the IRS regarding the 401(k) Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and Bay-Vanguard Federal would be denied certain tax deductions taken in connection with the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59½; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Bay-Vanguard Federal. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by Bay-Vanguard Federal, if the distribution includes those amounts.

BV Financial Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes BV Financial common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on BV Financial common stock; that is, the excess of the value of BV Financial common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of BV Financial common stock, for purposes of computing gain or loss on a subsequent sale, equals the value of BV Financial common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of BV Financial common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the BV Financial common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of BV Financial common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend

11

this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of BV Financial under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of Bay-Vanguard Federal is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Bay-Vanguard Federal. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Bay-Vanguard Federal may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of BV Financial common stock acquired under the 401(k) Plan or other sales of BV Financial common stock.

Persons who are not deemed to be “affiliates” of Bay-Vanguard Federal at the time of resale may resell freely any shares of BV Financial common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Bay-Vanguard Federal at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of BV Financial common stock then outstanding or the average weekly trading volume reported on the Over-the-Counter Electronic Bulletin Board during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when BV Financial is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as BV Financial. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission. Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by BV Financial of profits realized from

12

the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than ten percent of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the 401(k) Plan for six months after the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of BV Financial will be passed upon by Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C. Muldoon Murphy Faucette & Aguggia LLP acted as special counsel for BV Financial in connection with the Stock Offering.

13

BAY-VANGUARD FEDERAL SAVINGS BANK

401(K) PROFIT SHARING PLAN

INVESTMENT FORM

Name of Plan Participant:

Social Security Number:

1. Instructions. In connection with the offering to the public of the common stock of BV Financial, Bay-Vanguard Federal Savings Bank 401(k) Profit Sharing Plan (the “Plan”) now permits participants to direct their current 401(k) Plan account balances into a new fund: the BV Financial Stock Fund (“Employer Stock Fund”). The percentage of a participant’s account transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of common stock of BV Financial (the “Common Stock”).

To direct a transfer of all or a part of the funds credited to your accounts to the Employer Stock Fund, you should complete and file this form with the Human Resources Department no later than 10 days prior to the expiration date of the stock offering. A representative for the Plan Administrator will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact                      at                     . If you do not complete and return this form to the Human Resources Department by 5:00 p.m. on                     , 2004, the funds credited to your accounts under the Plan will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the Plan if no investment directions have been provided.

2. Investment Directions. I hereby authorize the Plan Administrator to direct the Trustee to invest the following percentages (in multiples of not less than     %) of my 401(k) Plan account balance in the Employer Stock Fund:

RSGroup Trust Company Stable Value Fund	%
RSGroup Trust Company Conservative Asset Allocation Fund	%
RSGroup Trust Company Moderate Asset Allocation Fund	%
RSGroup Trust Company Aggressive Asset Allocation Fund	%
RSI Retirement Trust Actively Managed Bond Fund	%
RSI Retirement Trust International Equity Fund	%
American Century Ultra Fund (Adv.)%
T. Rowe Price Equity-Income Fund (R)%
SSgA S&P 500 Index Fund%	%
Neuberger Berman Genesis Fund (Trust)%
Alger MidCap Growth Institutional Fund	%

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If there is not enough Common Stock in the Stock Offering to fill my subscription pursuant to the investment directions above, I hereby instruct the Trustee to purchase shares of Common Stock in the open market after the Reorganization and Stock Offering to the extent necessary to fulfill my investment directions indicated on this form. I understand that if I do not direct the Trustee by checking the box below, the excess funds will be invested in the same manner as new deposits have been directed.

☐	Yes, I direct the Trustee to purchase stock in the open market, if necessary.

3. Purchaser Information. The ability of participants in the Plan to purchase Common Stock and to direct their current account balances into the Employer Stock Fund is based upon the participant’s subscription rights. Please indicate your status.

☐	Check here if you had $50.00 or more on deposit with Bay-Vanguard Federal as of December 31, 2002.

☐	Check here if you had $50.00 or more on deposit with Bay-Vanguard Federal as of , 2004.

☐	Check here if you are not eligible for either category noted above.

4. Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant	Date

Acknowledgment of Receipt by Administrator. This Investment Form was received by the Plan Administrator and will become effective on the date noted below.

By:
Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY BV FINANCIAL, BAY-VANGUARD M.H.C. OR BAY-VANGUARD FEDERAL. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

Minimum Stock Purchase is $250.00

PLEASE COMPLETE AND RETURN TO                          IN

THE HUMAN RESOURCES DEPARTMENT

AT BAY-VANGUARD FEDERAL SAVINGS BANK

BY 5:00 P.M. ON             , 2004.

15

PROSPECTUS

[LOGO]

BV Financial, Inc.

(Proposed Holding Company for Bay-Vanguard Federal Savings Bank)

Up to 905,625 Shares of Common Stock

BV Financial, Inc. is offering common stock for sale in connection with the reorganization of Bay-Vanguard Federal Savings Bank into the mutual holding company form of organization. The shares we are offering will represent 45% of our outstanding common stock. Bay-Vanguard Federal will form BV Financial to own Bay-Vanguard Federal as part of the reorganization of its structure. Bay-Vanguard, M.H.C., a federally chartered mutual holding company parent to be formed by Bay-Vanguard Federal, will own 55% of our outstanding common stock. We intend to have our common stock quoted on the OTC Electronic Bulletin Board. No assurance can be given that our common stock will be approved for listing.

If you are or were a depositor or a borrower of Bay-Vanguard Federal Savings Bank:

•	You may have priority rights to purchase shares of common stock.

If you are a participant in the Bay-Vanguard Federal Savings Bank 401(k) Savings Plan:

•	You may direct that all or part of your current account balances in this plan be invested in shares of common stock.

•	You will receive separately a supplement to this prospectus that describes your rights under this plan.

If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 905,625 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 669,375 shares to complete the offering. If, as a result of regulatory conditions, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 1,041,469 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to terminate at 12:00 noon, Eastern time, on [DATE 1]. We may extend this termination date without notice to you until [DATE 2], unless the Office of Thrift Supervision approves a later date, which will not be beyond                                     .

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [DATE 2]. If the offering is extended beyond [DATE 2], subscribers will have the right to modify or rescind their purchase orders. Funds received before completion of the offering will be held in an escrow account at Bay-Vanguard Federal and will earn interest at our passbook rate, which is currently     % per annum. If we terminate the offering, or if we extend the offering beyond [DATE 2] and you do not confirm your order, we will promptly return your funds with interest at our passbook rate.

We expect our directors and executive officers, together with their associates, to subscribe for 50,500 shares, which equals 6.4% of the shares offered for sale at the midpoint of the offering range.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page     .

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	669,375	905,625	1,041,469
Gross offering proceeds	$6,693,750	$9,056,250	$10,414,690
Estimated offering expenses	$557,000	$600,000	$625,000
Estimated net proceeds	$6,136,750	$8,456,250	$9,789,690
Estimated net proceeds per share	$9.17	$9.33	$9.40

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the conversion center at                                                              .

SANDLER O’NEILL & PARTNERS, L.P.

The date of this prospectus is                         , 2004

[map of Maryland showing office locations of Bay-Vanguard Federal appears here]

Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the reorganization and stock offering fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer collectively to Bay-Vanguard, M.H.C., BV Financial and Bay-Vanguard Federal. For assistance, please contact our conversion center at (    )     -        .

The Companies

Bay-Vanguard, M.H.C. 7114 North Point Road Baltimore, Maryland 21219 (410) 477-5000	After completion of the reorganization, Bay-Vanguard, M.H.C. will become our federally chartered mutual holding company parent and will own 55% of BV Financial’s common stock. As a mutual holding company, Bay-Vanguard, M.H.C. will be a non-stock company whose members are the depositors and certain borrowers of Bay-Vanguard Federal. So long as Bay-Vanguard, M.H.C. exists, it will own a majority of the voting stock of BV Financial. Bay-Vanguard, M.H.C. is not currently an operating company and has not engaged in any business to date. Bay-Vanguard, M.H.C. will be formed upon completion of the reorganization. We do not expect that Bay-Vanguard, M.H.C. will engage in any business activity other than owning a majority of the common stock of BV Financial.

BV Financial, Inc. 7114 North Point Road Baltimore, Maryland 21219 (410) 477-5000	This offering is made by BV Financial. After completion of the reorganization, BV Financial will become our federally chartered mid-tier stock holding company. BV Financial is not currently an operating company and has not engaged in any business to date. BV Financial will be formed upon completion of the reorganization. After the reorganization, BV Financial will own all of Bay-Vanguard Federal’s capital stock and will direct, plan and coordinate Bay-Vanguard Federal’s business activities. In the future, BV Financial might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Bay-Vanguard Federal Savings Bank 7114 North Point Road Baltimore, Maryland 21219 (410) 477-5000	Bay-Vanguard Federal is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within our market area. We attract deposits from the general public and use such funds to originate primarily one- to four-family residential real estate loans. To a lesser extent, we originate mobile home loans, construction loans, multi-family and commercial real estate loans and consumer loans. We currently operate out of our main office in Baltimore County, Maryland, two branch offices in Baltimore City and one branch office in Anne Arundel County. At June 30, 2004, we had total assets of $97.7 million, deposits of $87.0 million and total equity of $7.9 million.

Our Business Strategy (page )	Our mission is to operate and grow a profitable community-oriented financial institution serving primarily retail customers in our market area. We plan to achieve this by executing our strategy of:

• aggressively attracting core deposits;

•      continuing to emphasize the origination of one- to four-family residential real estate loans;

•      pursuing opportunities to increase multi-family and commercial real estate lending in our market area;

•      continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio; and

•      providing exceptional service to attract and retain customers.

The Reorganization

Description of the Reorganization (page )	Currently, we are a federally chartered mutual savings bank with no shareholders. Our depositors and borrowers currently have the right to vote on certain matters such as the election of directors and this reorganization.

The mutual holding company reorganization process that we are now undertaking involves a series of transactions by which we will convert our organization from the mutual form of organization to the mutual holding company form of organization. In the mutual holding company structure, Bay-Vanguard Federal will be a federally chartered stock savings bank and all of its stock will be owned by BV Financial. In addition, 45% of BV Financial’s stock will be owned by the public and our employee stock ownership plan and 55% of BV Financial’s stock will be owned by Bay-Vanguard, M.H.C. Our members will become members of Bay-Vanguard, M.H.C. and will have similar voting rights in Bay-Vanguard, M.H.C . as they currently have in Bay-Vanguard Federal.

After the reorganization, our ownership structure will be as follows:

The normal business operations of Bay-Vanguard Federal will continue without interruption during the reorganization and the same directors who adopted the plan of reorganization and stock issuance and who continue to be directors of Bay-Vanguard Federal at the time of the reorganization will serve Bay-Vanguard, M.H.C., BV Financial and Bay-Vanguard Federal after the reorganization.

The Offering

Purchase Price	The purchase price is $ 10 .00 per share.

Number of Shares to be Sold	We are offering for sale between 669,375 and 905,625 shares of BV Financial common stock in this reorganization to persons other than Bay-Vanguard, M.H.C. With regulatory approval, we may increase the number of shares to be sold to 1,041,469 shares without giving you further notice or the opportunity to change or cancel your order. The Office of Thrift Supervision will consider the level of subscriptions, the views of our independent app raiser, our financial condition and results of operations and changes in market conditions in connection with a request to increase the offering size.

How We Determined the Offering Range (page )	We decided to offer between 669,37 5 and 905,625 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by FinPro, Inc., an appraisal firm experienced in appraisals of financial institutions. FinPro estimates that as of September 7, 2004, our pro forma market value on a fully converted basis was between $14.9 million and $20.1 million, with a midpoint of $17.5 million. The term “fully converted” means that FinPro assumed that 100% of our common stock had been sold to the public, rather than the 45% that will be sold in the offering.

In preparing its appraisal, FinPro considered the information in this prospectus, including our consolidated financial statements. FinPro also considered the following factors, among others:

• our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

• a comparative evaluation of the operating and financial statistics of Bay-Vanguard Federal with those of other similarly situated publicly traded savings associations and mutual holding companies;

• the effect of the capital raised in this offering on our net worth and earnings potential; and

• the trading market for securities of comparable institutions and general conditions in the market for such securities.

Our board of directors determined that the common stock should be sold at $ 10.00 per share and that 45% of the shares of our common stock should be offered for sale in the offering. The following table shows the number of shares that will be sold in the offering and issued to Bay-Vanguard, M.H.C., based on the estimated valuation range and the purchase price.

	At Minimum of Offering Range	At Maximum of Offering Range	Percent of Shares Outstanding
Shares sold in the offering	669,375	905,625	45%
Shares issued to Bay-Vanguard, M.H.C.	818,125	1,106,875	55

Total	1,487,500	2,012,500	100%

Mutual Holding Company Data	Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. FinPro considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. FinPro’s appraisal also incorporates an analysis of a peer group of publicly traded mutual holding companies that FinPro considered to be comp arable to us.

The following table presents a summary of selected pricing ratios utilized by FinPro for the peer group companies and the pricing ratios for us, with the ratios adjusted to the hypothetical case of being fully converted.

	Fully Converted Pro Forma Price To Core Earnings Multiple		Fully Converted Pro Forma Price To Tangible Book Value Ratio
BV Financial, Inc.:
Minimum	20.83	x	73.37%
Maximum	26.32	x	81.17%
Valuation of peer group companies as of September 7, 2004:
Average	46.32	x	104.72%
Median	39.98	x	103.39%

Compared to the median pricing ratios of the peer group, at the maximum of the offering range our stock would be priced at a discount of 34.2% to the peer group on a price-to-core earnings basis and a discount of 21.5% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group based on a core earnings per share basis and less expensive than the peer group on a tangible book value per share basis.

The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us, without the ratios adjusted to the hypothetical case of being fully converted.

	Pro Forma Price To Core Earnings Multiple		Pro Forma Price To Tangible Book Value Ratio
BV Financial, Inc.:
Minimum	24.39	x	113.38%
Maximum	32.26	x	132.80%
Valuation of peer group companies as of September 7, 2004:
Average	51.49	x	236.35%
Median	44.00	x	232.55%

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $ 10.00 purchase price after the reorganization.

Possible Change in Offering Range (page )	FinPro will up date its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, FinPro determines that our pro forma market value has increased, we may sell up to 1,041,469 shares without further notice to you. If the pro forma market value of the common stock to be sold in the offering at that time is either below $6.7 million or above $10.4 million, then, after consulting with the Office of Thrift Supervision, we may either: (1) terminate the stock offering and promptly return all funds; (2) set a new offering range, notify all subscribers and give them the opportunity to confirm, change or cancel their orders; or (3) take such other actions as may be permitted by the Office of Thrift Supervision.

After-Market Performance of Mutual Holding Company Offerings	As part of its appraisal of our pro forma market value, FinPro considered the after-market performance of “first step” mutual holding company offerings since January 1, 2001.

		Appreciation From Initial Offering Price
Issuer	Date of IPO	1 Day	1 Week	1 Month	3 Months		To Sept. 7, 2004
First Federal Financial Services, Inc.	6/29/2004	15.0%	22.5%	35.0%	N/A	%	30.0%
Monadnock Community Bancorp, Inc.	6/29/2004	3.8	2.5	(3.1)	N/A		(6.3)
Wawel Savings Bank	4/1/2004	29.5	25.0	12.5	25.0		19.1
Osage Federal Financial, Inc.	4/1/2004	20.0	22.5	9.5	9.5		20.0
K-Fed Bancorp	3/31/2004	34.9	30.0	15.1	29.0		38.8

Citizens Community Bancorp	3/30/2004	23.7	32.5	17.5	18.5	18.0
Clifton Savings Bancorp, Inc.	3/4/2004	22.5	37.5	32.9	24.0	19.7
Cheviot Financial Corp.	1/6/04	33.2	34.7	33.0	31.0	10.0
Flatbush Federal Bancorp, Inc.	10/21/03	63.8	54.4	60.6	60.0	28.8
ASB Holding Company	10/3/03	62.0	71.0	68.5	79.5	49.5
Minden Bancorp, Inc.	7/2/02	19.5	20.0	18.5	13.0	93.0
New England Bancshares, Inc.	6/4/02	23.0	24.0	24.0	23.0	80.0
Westfield Financial, Inc.	12/28/01	33.4	32.4	36.0	47.0	125.0
AJS Bancorp, Inc.	12/27/01	32.0	29.1	32.5	40.0	150.0
Charter Financial Corp.	10/17/01	42.5	52.5	74.1	121.0	249.2
Average		30.6%	32.6%	31.1%	40.0%	61.7%

This table is not intended to be indicative of how our stock may perform . Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page .

You should be aware that, in certain market conditions, stock prices of thrift IPOs have decreased. For example, as the above table illustrates, after one month, the shares of one company traded below its initial offering price. We can give you no assurance that our stock will not trade below the $10.00 purchase price.

Conditions to Completing the Reorganization	We are conducting the reorganization under the terms of our plan of reorganization and stock issuance. We cannot complete the reorganization and related offering unless:

•      the plan of reorganization and stock issuance is approved by at least a majority of votes eligible to be cast by members of Bay-Vanguard Federal (depositors and certain borrowers of Bay-Vanguard Federal);

• we sell at least the minimum number of shares offered; and

• we receive the final approval of the Office of Thrift Supervision to complete the reorganization and offering.

Reasons for the Reorganization (page )	Our primary reasons for the reorganization are to:

• structure our business in a form that will provide access to capital markets;

• permit us, by issuing less than 50% of our common stock to the public, to control the amount of capital being raised to enable us to deploy more prudently the proceeds of the offering;

• support future lending and operational growth;

• enhance our ability to attract and retain qualified directors and management through stock-based compensation plans; and

• support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets.

Although we are interested in finding new possible branch locations, we do not currently have any specific plans or arrangements for further expansion or any specific acquisition plans.

Benefits of the Reorganization to Management (page )	We intend to adopt the following benefit plans and employment agreements:

•      Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase 3.92% of the shares issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C., with the proceeds of a loan from BV Financial. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants. Allocations will be based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•      Stock-Based Incentive Plan. We intend to implement a stock-based incentive plan no earlier than six months after the reorganization. The stock-based incentive plan will comply with all applicable Office of Thrift Supervision regulations. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. Under Office of Thrift Supervision regulations, the plan must be approved by a majority of the total votes eligible to be cast by our shareholders, other than Bay-Vanguard, M.H.C., unless we obtain a waiver that allows approval by a majority of votes cast, other than by Bay-Vanguard, M.H.C. All shares held by the employee stock ownership plan will be voted by the employee stock ownership plan trustee based on instructions received from participants. If, as of the record date for voting to approve the stock-based incentive plan, no shares have been allocated under the employee stock ownership plan, each participant will be deemed to have been allocated one share of BV Financial common stock for purposes of providing the trustee voting instructions. Unallocated shares of BV Financial common stock held by the employee stock ownership plan and allocated shares for which no timely voting instructions are received will be voted by the employee stock ownership plan trustee in the same proportion as shares for which the trustee has received voting instructions, subject to the exercise of its fiduciary duties.

•      Restricted Stock Awards. Shares of restricted stock will be awarded at no cost to the recipient. Under this plan, we may grant restricted stock awards in an amount equal to 1.96% of the shares issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C.

•      Stock Options. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. We do not intend to expense any stock options that we may grant. However, the Financial Accounting Standards Board has issued an exposure draft of a new accounting standard that would require all stock options to be expensed beginning in fiscal 2006. If this standard is adopted or, if we decide to expense options, it would negatively affect net income. Under this plan, we may grant stock options in an amount up to 4.90% of the number of shares issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C.

•      Employment and Change in Control Agreements. BV Financial and Bay-Vanguard Federal each intend to enter into a three-year employment agreement with each of Edmund T. Leonard, our Chairman and Chief Financial Officer, and Carolyn Mroz, our President and Chief Executive Officer. The initial annual base salary under the employment agreements for Mr. Leonard and Ms. Mroz represents a 19.5% increase over the salary each earned in fiscal 2004. Bay-Vanguard Federal intends to enter into a two-year employment agreement with Daniel J. Gallagher, Jr., our Senior Vice President. The initial base salary under Mr. Gallagher’s employment agreement represents a 3.5% increase over the salary he earned in fiscal 2004. Bay-Vanguard Federal also intends to enter into a three-year change in control agreement with Michelle Kelly, our Vice President. These agreements will provide for severance benefits if the executives are terminated following a change in control of BV Financial or Bay-Vanguard Federal. Based solely on cash compensation earned for the year ended June 30, 2004 and excluding any benefits that would be payable under any employee benefit plan, if a change in control of BV Financial and Bay-Vanguard Federal occurred, and we terminated these officers, the total payments due under the employment agreements and the change in control agreement would equal approximately $754,000 and $210,000, respectively.

•      Supplemental Executive Retirement Plan. This plan will provide benefits to eligible employees if their retirement benefits under the employee stock ownership plan and the 401(k) plan are reduced because of federal tax law limitations. The plan will also provide benefits to eligible employees if they retire or are terminated following a change in control but before the complete allocation of shares under the employee stock ownership plan.

•      Change in Control Severance Compensation Plan. This plan will provide severance benefits to eligible employees if there is a change in control. Based solely on cash compensation earned for the year ended June 30, 2004, if a change in control of BV Financial and Bay-Vanguard Federal occurred, and we terminated all employees covered by the change in control severance compensation plan, the total payment due under the plan would equal approximately $801,000.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards that are expected to be available under the stock-based incentive plan. The table does not include a value for the options because their exercise price would be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized on an option only if the market price of the common stock increases above the price at which the option is granted.

	Number of Shares to be Granted or Purchased		Total Estimated Value of Grants (1)
	At Maximum of Offering Range	As a % of Common Stock Issued (including to Bay-Vanguard, M.H.C.)
Employee stock ownership plan	78,890	3.92%	$788,900
Restricted stock awards	39,445	1.96	394,445
Stock options	98,612	4.90	—

Total	216,947	10.78%	$1,183,345

(1) Assumes the value of BV Financial’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors. The following table presents the total value of all shares to be available for restricted stock awards under the stock-based incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. The shares of restricted stock will not be awarded until at least six months after the end of the reorganization.

Share Price	29,155 Shares Awarded at Minimum of Offering Range	34,300 Shares Awarded at Midpoint of Offering Range	39,445 Shares Awarded at Maximum of Offering Range	45,362 Shares Awarded at 15% Above Maximum of Offering Range
$8.00	$233,240	$274,400	$315,560	$362,896
10.00	291,550	343,000	394,450	453,620
12.00	349,860	411,600	473,340	544,344
14.00	408,170	480,200	552,230	635,068

We cannot assure you that our stock price will appreciate in the same manner as other mutual holding companies, if at all. See “Summary—After-Market Performance of Mutual-to-Stock Conversions” and “Risk Factors—We expect our return on equity initially will decline after the reorganization” for more information regarding factors that could negatively affect our stock performance.

Tax Consequences (page )	As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Our special counsel, Muldoon Murphy Faucette & Aguggia LLP, has issued a federal tax opinion to us that, among other items, provides:

• the reorganization will qualify as a tax-free reorganization and no gain or loss will be recognized by us as a result of the reorganization;

• no gain or loss will be recognized by our account holders upon the issuance to them of deposit accounts in Bay-Vanguard Federal immediately after the reorganization;

•      it is more likely than not that the fair market value of the rights to subscribe for shares of our common stock is zero and, accordingly, that no income will be realized by our members upon the issuance or exercise of the subscription rights;

•      it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

• the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

We have also received an opinion from Beard Miller Company LLP stating that, assuming the reorganization does not result in any federal income tax liability to us or our account holders, implementation of the plan of reorganization and stock issuance will not result in any Maryland income tax liability to those entities or persons. See “The Reorganization and Stock Offering—Material Income Tax Consequences.”

Persons Who Can Order Stock in the Offering (page )	We have granted rights to subscribe for shares of our common stock in a “subscription offering” to the following persons in the following order of priority:

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.	1. Persons with $50 or more on deposit at Bay-Vanguard Federal as of December 31, 2002.
2. Our employee stock ownership plan, which provides retirement benefits to our employees.
3. Persons with $50 or more on deposit at Bay-Vanguard Federal as of , 2004.

4.       Except for persons eligible to subscribe for shares under categories 1 and 3, Bay-Vanguard Federal’s depositors as of                     , 2004 and borrowers of Bay-Vanguard Federal as of March 7, 1988 who continue to be borrowers as of                     , 2004.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of reorganization and stock issuance. If we increase the number of shares to be sold above 905,625, Bay-Vanguard Federal’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Reorganization and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

If we determine that the demand for shares in the subscription offering is insufficient to sell the minimum amount of shares in the offering range, we may offer shares not sold in the subscription offering to the general public in a community offering. People and trusts for the benefit of people who are residents of Baltimore City and Baltimore and Anne Arundel Counties, Maryland will have first preference to purchase shares in the community offering. The community offering, if held, may begin at any time during or immediately following the subscription offering.

If at least the minimum amount of shares in the offering range are not sold in the subscription and community offerings, the remaining shares may be sold to the public in a syndicated community offering or in an underwritten public offering. The determination of whether a syndicated community offering or underwritten public offering will be held will occur after the completion of the subscription and community offerings.

Subscription Rights	You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Deadline for Ordering Stock (page )	The subscription offering will end at 12:00 noon, Eastern time, on [DATE 1]. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond [DATE 2] or if we intend to sell fewer than 669,375 shares or more than 1,041,469 , all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our passbook rate.

Purchase Limitations (page )	Our plan of reorganization and stock issuance establishes limitations on the purchase of stock in the offering. These limitations include the following:

• The minimum purchase is 25 shares.

• No individual may purchase more than $100,000 of common stock (which equals 10,000 shares) in the subscription offering.

• No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $100,000 of common stock (which equals 10,000 shares) in the offering.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase and ownership limitations at any time.

How to Purchase Common Stock (page )	If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us, together with full payment. You must sign the certification that is on the reverse side of the stock order form. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your accounts as of the eligibility dates on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering or syndicated community offering either in whole or in part. For example, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of reorganization and stock issuance. If your order is rejected in part, you cannot cancel the remainder of your order.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

• By check or money order made payable to BV Financial, Inc.

•       By authorizing a withdrawal from an account at Bay-Vanguard Federal. To use funds in an Individual Retirement Account at Bay-Vanguard Federal, you must transfer your account to an unaffiliated institution or broker. Please contact the conversion center as soon as possible for assistance.

We will pay interest on your subscription funds at the rate we pay on passbook accounts, which is currently %, from the date we receive your funds until the reorganization is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

How We Will Use the Proceeds of this Offering (page )	The following table summarizes how the proceeds of this offering will be used, based on the sale of shares at the minimum and maximum of the offering range.

	669,375 Shares at $ 10.00 Per Share	905,625 Shares at $ 10.00 Per Share
	(In thousands)
Offering proceeds	$6,694	$9,056
Less: offering expenses	557	600

Net offering proceeds	6,137	8,456
Less:
Proceeds contributed to Bay-Vanguard Federal	3,069	4,228
Proceeds used for loan to employee stock ownership plan	583	789
Proceeds to Bay-Vanguard, M.H.C.	50	50

Proceeds remaining for BV Financial	$2,436	$3,389

BV Financial may use the portion of the proceeds that it retains to, among other things, invest in securities, pay dividends to shareholders,

repurchase shares of its common stock (subject to regulatory restrictions), or finance the possible acquisition of financial institutions or other businesses that are related to banking or for general corporate purposes. Bay-Vanguard Federal may use the portion of the proceeds that it receives to fund new loans, invest in securities, finance the possible expansion of its business activities (including developing new branch locations), or for general corporate purposes.

Purchases by Directors and Executive Officers (page )	We expect that our directors and executive officers, together with their associates, will subscribe for 50,500 shares, which equals 6.4% of the shares that would be sold to persons other than Bay-Vanguard, M.H.C. at the mid point of the offering range. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering.

Market for BV Financial Common Stock (page )	We intend to have our common stock quoted on the OTC Electronic Bulletin Board. Sandler O’Neill & Partners, L.P . currently intends to become a market maker in the common stock, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

BV Financial’s Dividend Policy (page )	After the reorganization, we intend to adopt a policy of paying regular cash dividends, but have not yet decided on the amount or frequency of payments or when payments may begin. Following the reorganization, based upon our estimate of offering expenses and other assumptions described in “Pro Forma Data, ” we will have between $2.4 million and $3.4 million in net proceeds, at the minimum and the maximum of the offering, respectively, that, subject to annual earnings and expenses, could potentially be used to pay dividends.

Possible Conversion of Bay-Vanguard, M.H.C. to Stock Form (page )	In the future, we may undertake a transaction commonly known as a “second-step conversion” in which we would sell to the public the shares held by Bay-Vanguard, M.H.C. In a second-step conversion, members of Bay-Vanguard, M.H.C. would have subscription rights to purchase common stock of BV Financial or its successor, and the public shareholders of BV Financial would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Bay-Vanguard, M.H.C . This percentage may be adjusted to reflect any assets owned by Bay-Vanguard, M.H.C. BV Financial’s public shareholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The board of directors has no current plan to undertake a second-step conversion transaction.

Conversion Center	If you have any questions regarding the offering or our reorganization, please call the conversion center at ( ) - .

The conversion center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

To ensure that each person receives a prospectus at least 48 hours before the expiration date of the subscription and community offerings in accordance with federal law, no prospectus will be mailed any later than five days or hand delivered any later than two days before such date. Order forms will be distributed only when preceded or accompanied by a prospectus.

Risk Factors

You should consider carefully the following risk factors before purchasing BV Financial common stock.

Risks Related to Our Business

Rising interest rates may hurt our profits.

Interest rates were recently at historically low levels. However, since June 30, 2004, the U.S. Federal Reserve has increased the federal funds rate three times to 1.75 percent. The recent increase in interest rates has negatively affected our net interest income. If interest rates continue to rise, our net interest income likely would be reduced because interest paid on our interest-bearing liabilities, such as deposits and borrowings, would be expected to increase more quickly than interest received on our interest-earning assets, such as loans and investments. Primarily due to the current low interest rate environment, as well as the composition of our interest sensitive assets and liabilities, our interest rate spread (the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities) was 3.23% for the year ended June 30, 2004 compared to 3.38% for the year ended June 30, 2003. Our net interest margin (net interest income as a percentage of average interest-earning assets) was 3.35% for the year ended June 30, 2004 compared to 3.58% for the year ended June 30, 2003. In a rising interest rate environment, our interest rate spread and net interest margin would likely be further compressed, which would have a negative effect on our profitability. Further, the net portfolio value of our cash flows from assets, liabilities and off-balance sheet items would be negatively impacted by a rise in interest rates. Specifically, our net portfolio value would decrease by 13% and 39% if there was a sudden and sustained increase in interest rates of 100 and 300 basis points, respectively. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Interest Rate Risk Management—Net Portfolio Value Simulation Analysis.”

We may be more susceptible to increases in interest rates because of the relatively small amount of adjustable-rate loans currently in our portfolio and our heavy reliance on core deposits, especially our money market accounts, which reprice frequently. At June 30, 2004, $790,000, or 1.1% of our total loan portfolio, consisted of adjustable-rate loans. Moreover, we do not currently offer adjustable-rate one- to four-family residential real estate loans. We attempt to limit our exposure to rises in interest rates through: an investment in a mutual fund that invests in adjustable-rate mortgage loans; an increased focus on multi-family and commercial real estate lending, which emphasizes the origination of shorter-term adjustable-rate loans; and efforts to originate shorter-term fixed-rate loans. Our inability to successfully originate adjustable-rate multi-family and commercial real estate loans or shorter-term fixed-rate loans could result in further compression of our interest rate spread and net interest margin in a rising interest rate environment, which could hurt our profits.

Our continued emphasis on mobile home lending may expose us to increased lending risks.

We purchase newly originated mobile home loans and, to a much lesser extent, originate mobile home loans directly. At June 30, 2004, mobile home loans constituted 11.8% of our loan portfolio. Mobile home loans are generally considered to be riskier than residential mortgage loans because the collateral securing these loans depreciates over time and because mobile home borrowers, on average, tend to have lower incomes than residential mortgage borrowers. In many cases, any repossessed collateral for a defaulted mobile home loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation or improper repair and maintenance of the underlying security. In addition, mobile home loan collections depend on the borrower’s continuing financial stability, and thus are adversely affected by job loss, divorce, illness or personal bankruptcy.

To mitigate our exposure to this type of lending, we have limited the amount of mobile home loans to 15% of our loan portfolio. Additionally, we have an arrangement with Forward Financial Company, the company from which we purchase mobile home loans, to assist us with delinquencies and collections at its expense. A further discussion of our mobile home loans and our relationship with Forward Financial is contained in “Our Business—Lending Activities—Mobile Home Loans.” This arrangement mitigates the risks normally associated with mobile home lending. However, if Forward Financial ceases doing business or terminates its arrangement with us, we would likely need to hire additional staff to service our mobile home loan portfolio. Forward Financial is a subsidiary of Boston Federal Savings Bank, whose parent agreed to be acquired by Banknorth Group, Inc. Banknorth has since announced that it will sell a controlling interest in itself to TD Bank Financial Group. The new parent of Forward Financial as a result of these transactions may decide to alter or cease Forward Financial’s mobile home operations. However, Forward Financial has not indicated to us that any changes to its operations are planned.

Our increased emphasis on multi-family and commercial lending may expose us to increased lending risks.

At June 30, 2004, $4.3 million, or 5.7%, of our loan portfolio consisted of multi-family and commercial real estate loans. We intend to increase our emphasis on these types of higher-yielding loans to provide us with the opportunity to increase profits. However, these types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential real estate loans because repayment of the loans often depends on the successful operation of the property and the income stream of borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential real estate loans. Also, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan.

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and has occasionally forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. As of June 30, 2004, we held 0.2% of the deposits in the Baltimore-Towson, Maryland Metropolitan Statistical Area, which was the 50th largest market share of deposits out of the 88 financial institutions in the metropolitan statistical area. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Our Business—Market Area” and “Our Business—Competition.”

If we do not achieve profitability on our new branch, it may negatively impact our earnings.

We opened our Anne Arundel branch office in February 2004. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to generate significant deposits and make sufficient loans to produce enough income to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs. We expect that it may take a period of time before the new branch office can become profitable. During this period, operating this new branch office may negatively impact our net income.

A downturn in the local economy or a decline in real estate values could hurt our profits.

Nearly all of our real estate loans are secured by real estate in the Baltimore metropolitan area. As a result of this concentration, a downturn in the local economy could cause significant increases in non-performing loans, which would hurt our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would hurt our profits. In recent years, there has been significant increases in real estate values in our market area. As a result of rising home prices, our loans have been well collateralized. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. For a discussion of our market area, see “Our Business—Market Area.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

Bay-Vanguard Federal is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of its deposits. Both Bay-Vanguard, M.H.C. and BV Financial will be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and for the depositors and borrowers of Bay-Vanguard Federal. The regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are not intended to protect the interests of investors in BV Financial common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

We expect to incur additional non-interest expenses following the reorganization from the accounting, legal and other expenses resulting from our operating as a public company and from the compensation and benefit expenses associated with the implementation of the new stock-based benefit plans, both of which will adversely affect our profitability.

Following the reorganization, our non-interest expenses are likely to increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company. We will also recognize additional annual employee compensation and benefit expenses stemming from the shares purchased or granted to employees and executives under new benefit plans. We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. We would recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would recognize expenses for restricted stock awards over the vesting period of awards made to recipients. These expenses in the first year following the reorganization have been estimated to be approximately $87,000 at the maximum of the offering as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. In addition, the Financial Accounting Standards Board has issued an exposure draft of a new accounting standard that would require all stock options to be expensed beginning in fiscal 2006. If this standard is adopted or, if we decide to expense options, it would negatively affect net income. For further discussion of our proposed stock-based plans, see “Our Management—Benefit Plans.”

We expect our return on equity initially will decline after the reorganization.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the year ended June 30, 2004, our return on average equity was 7.01% while our pro forma return on equity for the same period is estimated to be 4.27%, assuming the sale of shares at the midpoint of the offering range. Our peers used in the valuation of BV Financial had a median return on equity of 4.87% for the year ended December 31, 2003, while all publicly held subsidiaries of mutual holding companies had a median return on equity of 4.87% for the same period. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held subsidiaries of mutual holding companies. This goal could take a number of years to achieve, and we cannot assure you that it will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

BV Financial intends to contribute approximately 50% of the net proceeds of the offering to Bay-Vanguard Federal. BV Financial expects to use a portion of the net proceeds to fund the purchase by our employee stock ownership plan of shares in the offering. BV Financial may use the remaining net proceeds to pay dividends to shareholders, repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. Bay-Vanguard Federal may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a stock-based incentive plan following the reorganization. If shareholders approve the new stock-based incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the stock-based incentive plan are funded from authorized but unissued stock, your ownership interest in the shares issued to persons other than Bay-Vanguard, M.H.C. could be diluted by up to approximately 4.17%, assuming awards of common stock equal to 1.96% of the shares issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C., are awarded under the plan. If the shares issued upon the exercise of stock options under the stock-based incentive plan are issued from authorized but unissued stock, your ownership interest in the shares issued to persons other than Bay-Vanguard, M.H.C. could be diluted by up to approximately 9.81%, assuming stock option grants equal to 4.90% of the shares issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C., are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

Bay-Vanguard, M.H.C.’s majority control of our common stock will enable it to exercise voting control over most matters put to a vote of shareholders, and will prevent shareholders from forcing a sale or a second-step conversion transaction you may find advantageous.

Bay-Vanguard, M.H.C. will own a majority of BV Financial’s common stock after the reorganization and, through its board of directors, will be able to exercise voting control over most matters put to a vote of shareholders. The same directors and officers who manage BV Financial and Bay-Vanguard Federal also manage Bay-Vanguard, M.H.C. As a federally chartered mutual holding company, the board of directors of Bay-Vanguard,

M.H.C. must ensure that the interests of depositors of Bay-Vanguard Federal are represented and considered in matters put to a vote of shareholders of BV Financial. Therefore, the votes cast by Bay-Vanguard, M.H.C. may not be in your personal best interests as a shareholder. For example, Bay-Vanguard, M.H.C. may exercise its voting control to defeat a shareholder nominee for election to the board of directors of BV Financial. In addition, shareholders will not be able to force a merger or second-step conversion transaction without the consent of Bay-Vanguard, M.H.C. Some shareholders may desire a sale or merger transaction, because shareholders typically receive a premium for their shares, or a second-step conversion transaction, because fully converted institutions tend to trade at higher multiples than mutual holding companies.

Our stock price may decline when trading commences.

We cannot guarantee that if you purchase shares in the offering you will be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

The Office of Thrift Supervision policy on remutualization transactions could prohibit the acquisition of BV Financial, which may lower our stock price.

Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has recently resulted in a degree of takeover speculation for mutual holding companies which is reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority shareholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per share stock price may be adversely affected.

We expect that there will be a limited market for our common stock, which may lower our stock price.

Although BV Financial’s stock will be quoted on the OTC Electronic Bulletin Board, there is no guarantee that the shares of BV Financial will be regularly traded. If an active trading market for our common stock does not develop, you may not be able to sell your shares of common stock on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Any of the forward-looking statements made in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at and for the years ended June 30, 2004 and 2003 is derived in part from the audited consolidated financial statements of Bay-Vanguard Federal that appear in this prospectus. The information at and for the year ended June 30, 2002 is derived in part from audited consolidated financial statements that do not appear in this prospectus.

	At June 30,
	2004	2003	2002
	(In thousands)
Financial Condition Data:
Total assets	$97,655	$84,892	$74,197
Securities held-to-maturity	4,488	4,699	5,275
Securities available-for-sale	5,520	5,484	8,805
Loans receivable, net	72,249	60,456	52,278
Cash and cash equivalents	9,872	9,829	6,075
Deposits	87,011	75,602	65,484
Total equity	7,914	7,454	7,042

	Year Ended June 30,
	2004	2003	2002
	(In thousands)
Operating Data:
Interest income	$4,694	$4,806	$4,632
Interest expense	1,873	2,135	2,310

Net interest income	2,821	2,671	2,322
Provision for loan losses	59	322	81

Net interest income after provision for loan losses	2,762	2,349	2,241
Noninterest income	348	255	208
Noninterest expenses	2,286	1,976	1,813

Income before income taxes	824	628	636
Provision for income taxes	282	234	253

Net income	$542	$394	$383

	At or For the Year Ended June 30,
	2004	2003	2002
Performance Ratios:
Return on average assets	0.59%	0.50%	0.56%
Return on average equity	7.01	5.38	5.61
Interest rate spread (1)	3.15	3.29	3.27
Net interest margin (2)	3.35	3.58	3.53
Noninterest expense to average assets	2.54	2.50	2.66
Efficiency ratio (3)	72.13	67.53	76.94
Average interest-earning assets to average interest-bearing liabilities	108.79	110.15	113.91
Average equity to average assets	8.61	9.26	10.04
Capital Ratios:
Tangible capital	8.12	8.68	9.45
Core capital	8.12	8.68	9.45
Risk-based capital	15.34	17.36	19.26
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.39	0.41	0.47
Allowance for loan losses as a percent of non-performing loans	58.63	26.47	18.50
Net charge-offs to average outstanding loans during the period	0.03	0.57	0.13
Non-performing loans as a percent of total loans	0.67	1.54	2.52
Non-performing assets as a percent of total assets	0.57	1.21	1.86
Other Data:
Number of:
Mortgage loans outstanding	654	637	683
Deposit accounts	6,352	6,346	6,418
Offices	4	3	3

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2)	Represents net interest income as a percent of average interest-earning assets.

(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Bay-Vanguard Federal will reduce Bay-Vanguard Federal’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	669,375 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $6,693,750	787,500 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $7,875,000	905,625 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $9,056,250	1,041,469 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $10,414,690
	(Dollars in thousands)
Offering proceeds	$6,694	100.00%	$7,875	100.00%	$9,056	100.00%	$10,415	100.00%
Less: offering expenses	557	8.32	579	7.35	600	6.63	625	6.00

Net offering proceeds	6,137	91.68	7,296	92.65	8,456	93.37	9,790	94.00

Less:
Proceeds contributed to Bay-Vanguard Federal	3,069	45.84	3,648	46.32	4,228	46.69	4,895	47.00
Proceeds used for loan to employee stock ownership plan	583	8.71	686	8.71	789	8.71	907	8.71
Proceeds to Bay-Vanguard, M.H.C.	50	0.74	50	0.64	50	0.55	50	0.48

Proceeds remaining for BV Financial	$2,436	36.37%	$2,912	36.98%	$3,389	37.42%	$3,938	37.81%

BV Financial may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; or

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, BV Financial may not repurchase shares of its common stock during the first year following the reorganization, except to fund shareholder-approved stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Bay-Vanguard Federal may use the proceeds that it receives from the offering, which is shown in the table above as the proceeds contributed to Bay-Vanguard Federal:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; or

•	for general corporate purposes.

Bay-Vanguard Federal may need regulatory approvals to engage in some of the activities listed above. It currently has no specific plans or agreements regarding any expansion activities or acquisitions.

Except as described above, neither BV Financial nor Bay-Vanguard Federal has any specific plans for the investment of the proceeds of this offering. For a discussion of our business reasons for undertaking the reorganization, see “The Reorganization and Stock Offering—Reasons for the Reorganization.”

Our Dividend Policy

Following the reorganization, BV Financial’s board of directors intends to adopt a policy of paying regular cash dividends, but has not decided the amount or frequency of payments or when the payments may begin. In addition, the board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account BV Financial’s financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Bay-Vanguard Federal to BV Financial discussed below will also be considered. At June 30, 2004, Bay-Vanguard Federal had the capacity to dividend $1.3 million to BV Financial without prior regulatory approval. BV Financial cannot guarantee that it will pay dividends or that, if paid, BV Financial will not reduce or eliminate dividends in the future.

If BV Financial pays dividends to its shareholders, it also will be required to pay dividends to Bay-Vanguard, M.H.C., unless Bay-Vanguard, M.H.C. elects to waive the receipt of dividends. We anticipate that Bay-Vanguard, M.H.C. will waive any dividends that BV Financial may pay. Any decision to waive dividends will require prior notice to, and non-objection by, the Office of Thrift Supervision.

BV Financial will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, BV Financial’s ability to pay dividends may depend, in part, upon its receipt of dividends from Bay-Vanguard Federal because BV Financial initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. In addition, Bay-Vanguard Federal may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the reorganization. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions.”

Any payment of dividends by Bay-Vanguard Federal to BV Financial that would be deemed to be drawn out of Bay-Vanguard Federal’s bad debt reserves would require the payment of federal income taxes by Bay-Vanguard Federal at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 8 of the notes to consolidated financial statements included in this prospectus. BV Financial does not contemplate any distribution by Bay-Vanguard Federal that would result in this type of tax liability.

Market for the Common Stock

We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the reorganization, we expect that our shares of common stock will be quoted on the OTC Electronic Bulletin Board. Sandler O’Neill & Partners, L.P. intends to become a market maker in our common stock following the reorganization, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of Bay-Vanguard Federal at June 30, 2004 and the capitalization of BV Financial reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed stock-based incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. BV Financial is offering its common stock on a best efforts basis. BV Financial must sell a minimum of 669,375 shares to complete the offering.

	Bay-Vanguard Federal Capitalization as of June 30, 2004	BV Financial Pro Forma Capitalization Based Upon the Sale of
		669,375 Shares at $10.00 Per Share	787,500 Shares at $10.00 Per Share	905,625 Shares at $10.00 Per Share	1,041,469 Shares at $10.00 Per Share
	(In thousands)
Deposits (1)	$87,011	$87,011	$87,011	$87,011	$87,011

Shareholders’ equity:
Preferred stock:
1,000,000 shares, $.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:
9,000,000, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	15	18	20	23
Additional paid-in capital (3)	—	6,072	7,228	8,386	9,717
Retained earnings (4)	7,937	7,937	7,937	7,937	7,937
Accumulated other comprehensive loss	(23)	(23)	(23)	(23)	(23)
Less:
Common stock acquired by employee stock ownership plan (5)	—	583	686	789	907
Common stock to be acquired by stock-based incentive plan (6)	—	292	343	394	454

Total shareholders’ equity	$7,914	$13,126	$14,131	$15,137	$16,293

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals. Bay-Vanguard Federal does not have any borrowings.

(2)	Reflects total issued and outstanding shares of 1,487,500, 1,750,000, 2,012,500 and 2,314,375 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Issued and outstanding shares include shares sold in the offering and issued to Bay-Vanguard, M.H.C.

(3)	Additional paid-in capital reflects the $50,000 initial capitalization of Bay-Vanguard, M.H.C.

(4)	Retained earnings are restricted by applicable regulatory capital requirements.

(5)	Assumes that 3.92% of the common stock issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C., will be acquired by the employee stock ownership plan in the offering with funds borrowed from BV Financial. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from BV Financial, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of BV Financial. See “Pro Forma Data” and “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(6)	Assumes the purchase in the open market at $10.00 per share, under the proposed stock-based incentive plan, of a number of shares equal to 1.96% of the shares of common stock issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C. The shares are reflected as a reduction of shareholders’ equity. The stock-based incentive plan will be submitted to shareholders for approval at a meeting following the reorganization. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Stock-Based Incentive Plan.”

Regulatory Capital Compliance

At June 30, 2004, Bay-Vanguard Federal exceeded all regulatory capital requirements. The following table presents Bay-Vanguard Federal’s capital position relative to its regulatory capital requirements at June 30, 2004, on a historical and pro forma basis. The table reflects receipt by Bay-Vanguard Federal of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the stock-based incentive plan as restricted stock (3.92% and 1.96% of the shares of common stock issued, including shares issued to Bay-Vanguard, M.H.C., respectively) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Bay-Vanguard Federal, see “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements.”

			Pro Forma at June 30, 2004
	Historical at June 30, 2004		Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
			669,375 Shares at $10.00 Per Share		787,500 Shares at $10.00 Per Share		905,625 Shares at $10.00 Per Share		1,041,469 Shares at $10.00 Per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Generally accepted accounting principles capital	$7,914	8.10%	$10,108	10.06%	$10,533	10.43%	$10,959	10.80%	$11,448	11.21%

Tangible Capital:
Capital level (2)	$7,922	8.11%	$10,116	10.07%	$10,541	10.44%	$10,967	10.80%	$11,456	11.22%
Requirement	1,465	1.50	1,507	1.50	1,515	1.50	1,523	1.50	1,532	1.50

Excess	$6,457	6.61%	$8,609	8.57%	$9,026	8.94%	$9,444	9.30%	$9,924	9.72%

Core Capital:
Capital level (2)	$7,922	8.11%	$10,116	10.07%	$10,541	10.44%	$10,967	10.80%	$11,456	11.22%
Requirement	3,907	4.00	4,018	4.00	4,039	4.00	4,060	4.00	4,085	4.00

Excess	$4,015	4.11%	$6,098	6.07%	$6,502	6.44%	$6,907	6.80%	$7,371	7.22%

Total Risk-Based Capital:
Total risk-based capital (3)	$8,214	15.39%	$10,408	19.30%	$10,833	20.05%	$11,259	20.80%	$11,748	21.65%
Requirement	4,270	8.00	4,315	8.00	4,323	8.00	4,331	8.00	4,341	8.00

Excess	$3,944	7.39%	$6,093	11.30%	$6,510	12.05%	$6,928	12.80%	$7,407	13.65%

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $98.0 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $51.9 million.

(2)	A portion of the net unrealized gains on available-for-sale securities accounts for the difference between capital calculated under generally accepted accounting principles and each of tangible capital and core capital. See note 8 to the notes to consolidated financial statements for additional information.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following table shows information about our net income and shareholders’ equity reflecting the reorganization. The information provided illustrates our pro forma net income and shareholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the reorganization is completed. Net proceeds indicated in the table below are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 3.92% of the shares issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C., with a loan from BV Financial that will be repaid in equal installments over a period of 15 years; and

•	Sandler O’Neill will receive a fee equal to 2.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families;

•	Total expenses of the offering, excluding fees paid to Sandler O’Neill, will be $445,000.

Actual expenses may vary from this estimate, and the fees paid will depend, among other factors, upon whether a syndicate of broker-dealers or other means is necessary to sell the shares.

Pro forma net income for the year ended June 30, 2004 has been calculated as if the reorganization was completed on July 1, 2003, and the net proceeds had been invested at 3.16% for the year ended June 30, 2004, which represents the three-year treasury rate. We believe that the three-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 2.08% is used for both BV Financial and Bay-Vanguard Federal for the year ended June 30, 2004, after giving effect to a combined federal and state income tax rate of 34.2%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the table.

When reviewing the following table, you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if FinPro increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Reorganization and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit at Bay-Vanguard Federal may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma table does not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the reorganization had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma shareholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the reorganization, the additional employee stock ownership plan expense or the proposed stock-based incentive plan.

•	Pro forma shareholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Bay-Vanguard Federal’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma shareholders’ equity per share do not represent possible future price appreciation of BV Financial’s common stock.

•	The amounts shown do not account for the shares to be reserved for issuance upon the exercise of stock options that may be granted under our proposed stock-based incentive plan, which requires shareholder approval at a meeting following the reorganization. Under the stock-based incentive plan, an amount equal to 4.90% of the common stock issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C., will be reserved for future issuance upon the exercise of options to be granted under the plan.

The following pro forma data, based on Bay-Vanguard Federal’s equity at June 30, 2004 and net income for the year ended June 30, 2004, may not represent the actual financial effects of the reorganization or our operating results after the reorganization. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma table. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities or the amount of money that would be available for distribution to shareholders if we are liquidated after the reorganization.

We are offering our common stock on a best efforts basis. BV Financial must sell a minimum of 669,375 shares to complete the offering.

	Year Ended June 30, 2004
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	669,375 Shares at $10.00 Per Share	787,500 Shares at $10.00 Per Share	905,625 Shares at $10.00 Per Share	1,041,469 Shares at $10.00 Per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$6,694	$7,875	$9,056	$10,415
Less: estimated expenses	(557)	(579)	(600)	(625)

Estimated net proceeds	6,137	7,296	8,456	9,790
Less: cash to Bay-Vanguard, M.H.C.	(50)	(50)	(50)	(50)
Less: common stock acquired by employee stock ownership plan (1)	(583)	(686)	(789)	(907)
Less: common stock to be acquired by stock-based incentive plan (2)	(292)	(343)	(394)	(454)

Net investable proceeds	$5,212	$6,217	$7,223	$8,379

Pro Forma Net Income:
Pro forma net income (3):
Historical	$542	$542	$542	$542
Pro forma income on net investable proceeds	108	129	150	174
Less: pro forma employee stock ownership plan adjustments (1)	(26)	(30)	(35)	(40)
Less: pro forma stock-based incentive plan adjustments (2)	(38)	(45)	(52)	(60)

Pro forma net income	$586	$596	$605	$616

Pro forma net income per share (3):
Historical	$0.38	$0.32	$0.28	$0.24
Pro forma income on net investable proceeds	0.08	0.08	0.08	0.08
Less: pro forma employee stock ownership plan adjustments (1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock-based incentive plan adjustments (2)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.41	$0.35	$0.31	$0.27

Offering price as a multiple of pro forma net income per share	24.39x	28.57x	32.26x	37.04x
Number of shares used to calculate pro forma net income per share (4)	1,433,077	1,685,973	1,938,869	2,229,700
Pro Forma Shareholders’ Equity:
Pro forma shareholders’ equity (book value) (3):
Historical	$7,914	$7,914	$7,914	$7,914
Estimated net proceeds	6,137	7,296	8,456	9,790
Less: capitalization of Bay-Vanguard, M.H.C.	(50)	(50)	(50)	(50)
Less: common stock acquired by employee stock ownership plan (1)	(583)	(686)	(789)	(907)
Less: common stock to be acquired by stock-based incentive plan (2)	(292)	(343)	(394)	(454)

Pro forma shareholders’ equity	$13,126	$14,131	$15,137	$16,293

Pro forma shareholders’ equity per share (3):
Historical	$5.32	$4.52	$3.93	$3.42
Estimated net proceeds	4.13	4.17	4.20	4.23
Less: capitalization of Bay-Vanguard, M.H.C.	(0.04)	(0.03)	(0.02)	(0.02)
Less: common stock acquired by employee stock ownership plan (1)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by stock-based incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma shareholders’ equity per share	$8.82	$8.07	$7.52	$7.04

Offering price as a percentage of pro forma shareholders’ equity per share	113.38%	123.92%	132.98%	142.05%
Number of shares used to calculate pro forma shareholders’ equity per share	1,487,500	1,750,000	2,012,500	2,314,375

(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire an amount of stock equal to 3.92% of the shares issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C. (58,310, 68,600, 78,890 and 90,724 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the reorganization retained by BV Financial. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently %, and a term of 15 years. Bay-Vanguard Federal intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that BV Financial will earn on the loan will offset the interest paid on the loan by Bay-Vanguard Federal. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that BV Financial will purchase in the open market a number of shares equal to 1.96% of the shares issued in the offering, including shares issued to Bay-Vanguard, M.H.C. (29,155, 34,300, 39,445 and 45,362 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under a stock-based incentive plan to be adopted following the reorganization. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 4.17%.

The adjustment to pro forma net income for the stock-based incentive plan reflects the after-tax compensation expense associated with the restricted stock awards. It is assumed that the fair market value of a share of BV Financial common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the stock-based incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34.2%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the stock-based incentive plan, total stock-based incentive plan expense would be greater.

(3)	No effect has been given to the stock options that may be granted under the stock-based incentive plan to be adopted following the reorganization. If the stock-based incentive plan is approved by stockholders, a number of shares equal to 4.90% of the number of shares issued in the offering, including shares issued to Bay-Vanguard, M.H.C. (72,887, 85,750, 98,612 and 113,404 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 9.81%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares outstanding upon completion of the reorganization, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the reorganization. The number of shares used to calculate pro forma shareholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Our Business

General

BV Financial will be organized as a federal corporation upon completion of the reorganization. As a result of the reorganization, Bay-Vanguard Federal will be a wholly owned subsidiary of BV Financial. Upon completion of the reorganization, BV Financial’s business activities will be the ownership of the outstanding capital stock of Bay-Vanguard Federal and management of the investment of offering proceeds retained from the reorganization. Initially, BV Financial will neither own nor lease any property but will instead use the premises, equipment and other property of Bay-Vanguard Federal with the payment of appropriate rental fees, as required by applicable law and regulations. In the future, BV Financial may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Bay-Vanguard Federal is the product of an April 1, 1996 merger of Bay Federal Savings and Loan Association and Vanguard Federal Savings and Loan Association. Bay Federal Savings and Loan Association was incorporated in 1873 as a Maryland-chartered savings and loan association operating under the name Light Street Savings and Building Association of Baltimore City, later converting to a federal charter. Bay Federal Savings and Loan Association had three full-service banking offices at the time of the merger. Vanguard Federal Savings and Loan Association was incorporated in 1959 as a Maryland chartered savings and loan association operating under the name Vanguard Savings and Loan Association. Vanguard Savings and Loan Association converted to a federal charter in 1987. Vanguard Federal Savings and Loan Association had one full-service banking office at the time of the merger.

We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market area. We attract deposits from the general public and use those funds to originate one- to four-family real estate, mobile home, construction, multi-family and commercial real estate and consumer loans, which we hold for investment.

Our website address is www.bayvanguard.com. Information on our website should not be considered a part of this prospectus.

Market Area

We are headquartered in Baltimore County, Maryland. In addition to our main office, we operate two branch offices in Baltimore City and one branch office in Anne Arundel County, which we opened in February 2004. We consider Baltimore City, Baltimore County and Anne Arundel County to be our primary market area. The economy of our market area reflects a diverse cross-section of employment sectors. According to published statistics in 2000, the economies of Baltimore City and Baltimore County are primarily geared toward the service, trade, government, financial services and manufacturing sectors. The economy of Anne Arundel County is also geared toward those sectors. However, because of the Fort Meade Installation and the state government in Annapolis, Anne Arundel County has a stronger concentration of government employees. Additionally, Baltimore and Anne Arundel Counties reported a higher level of construction employment than Baltimore City, reflecting the level of growth in those counties. According to the Environmental Systems Research Institute and the United States Census Bureau, the population of Baltimore City, Baltimore County and Anne Arundel County in 2003 was approximately 631,000, 770,000 and 512,000, respectively. The economy of our market area is strongest in suburban Anne Arundel County, which has experienced higher growth rates in population and households while maintaining low unemployment rates. Baltimore City, on the other hand, has seen its population and households decrease, which is reflective of the urban shift to suburban markets for job opportunities. Also, Baltimore City, which has a higher concentration of blue collar workers, has lower per capita income levels and a higher level of unemployment than the state or national averages.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds and other corporate and government securities. At June 30, 2004, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 0.2% of the deposits in the Baltimore-Towson, Maryland Metropolitan Statistical Area, which was the 50th largest market share out of the 88 financial institutions with offices in this metropolitan statistical area. In addition, banks owned by large bank holding companies such as Bank of America Corporation, Wachovia Corporation, SunTrust Banks, Inc. and M&T Bank Corporation also operate in our market area. These institutions are significantly larger than us and, therefore, have significantly greater resources that allow them to offer a wider variety of products and services.

Our competition for loans comes primarily from financial institutions in our market area, and, to a lesser extent, from other financial service providers such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our future growth.

Lending Activities

General. Our loan portfolio consists primarily of one- to four-family residential real estate loans. To a much lesser extent, our loan portfolio includes mobile home loans, construction loans, multi-family and commercial real estate loans and consumer loans. Bay-Vanguard Federal historically originated and currently originates loans only for investment purposes. At June 30, 2004, Bay-Vanguard Federal had no loans that were held for sale.

One- to Four-Family Residential Real Estate Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes in our market area. We only offer fixed-rate mortgage loans and primarily with terms of 15, 20 or 30 years. The loan fees charged, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

We generally make loans with loan-to-value ratios that do not exceed 80%; however, we may make loans with a loan-to-value ratio up to 97% when secured by first liens on owner-occupied one- to four-family residences. Loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance or additional collateral. Additionally, we recently introduced a mortgage loan product under which we will originate a fixed-rate loan on an owner-occupied one- to four-family residence, with a loan-to-value ratio of 80% of the security property. We will then originate either a second mortgage loan or a home equity loan with a loan-to-value ratio of

10% of the security property. The remaining 10% of the value of the property must be paid in cash by the borrower. This product, sometimes referred to as combination financing or a piggy back loan, eliminates the need for private mortgage insurance. However, to obtain this product, the borrower must meet our underwriting criteria with respect to the one- to four-family residential real estate loan and the home equity loan or second mortgage. We require all properties securing mortgage loans to be appraised by a board-approved independent licensed appraiser. We also require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance and flood insurance for loans on property located in a flood zone prior to closing the loan.

We originate second mortgage loans on one- to four-family residential real estate properties under the same underwriting criteria utilized for our originations of one- to four-family real estate loans. We make second mortgage loans with a maximum loan-to-value ratio of 80% of the appraised value of the property, less the outstanding balance of the first mortgage. However, we will offer a second mortgage loan which, combined with a first mortgage loan originated by us, has a loan-to-value ratio of 90% in connection with the combination financing described above.

We also originate home equity loans and lines of credit. Home equity lines of credit have adjustable rates of interest that are indexed to the prime rate as reported in The Wall Street Journal. Home equity loans are fixed-rate loans. We will generally offer home equity loans and lines of credit with a maximum loan-to-value ratio of 80% of the appraised value of the property, less the then outstanding balance on the first mortgage. However, we will offer a home equity loan which, combined with a first mortgage loan originated by us, has a loan-to-value ratio of 90% in connection with the combination financing described above. A home equity line of credit may be drawn down by the borrower for an initial period of either five or ten years from the date of the loan agreement. After the initial draw period, the line of credit is frozen and the amount outstanding must be repaid over the remaining fifteen- or ten-year loan term.

Mobile Home Loans. We originate mobile home loans directly and purchase mobile home loans from Forward Financial Company, a company that specializes in mobile home lending. At June 30, 2004, 16.0% of our mobile home portfolio was originated by us directly and 84.0% was purchased from Forward Financial. Our mobile home loans, which are made primarily to borrowers in Maryland and Pennsylvania, have terms of up to 25 years and fixed interest rates. We generally will finance up to a maximum of 90% of the value of the mobile home. We require that the borrower obtain hazard insurance. At June 30, 2004, we had 297 mobile homes loans, the average size of which was approximately $30,000.

In April 2000, we began purchasing mobile home loans from Forward Financial. Forward Financial assembles credit applications from third parties and provides such applications for our underwriting review. We then have the opportunity to accept or reject the loan contemplated by each credit application. If we agree to purchase a loan, we must notify Forward Financial of the minimum rate of interest we will accept on the loan. Forward Financial will then seek to originate the loan with the third party at an interest rate exceeding the interest rate agreed to by us. Once Forward Financial provides us with the original executed loan, we then purchase the loan from Forward Financial. Forward Financial assigns to us its right, title and interest in the loan, its collateral and all payments under the loan. We service the loans.

Subject to our direction, Forward Financial handles all delinquencies and collections on the mobile home loans we purchase from it at its expense. Forward Financial is compensated based on the amount by which the interest rate on a loan we ultimately purchase exceeds the interest rate we prescribed to Forward Financial. Half of this amount is paid to Forward Financial. The remaining half is placed in a deposit account with us and recorded as a deposit on our financial statements. Additionally, such amounts placed on deposit are recorded as deferred loan origination fees, which are amortized on a straight-line basis over the life of the loan to which it relates. However, if the mobile home is repossessed, the amount of remaining deferred loan origination fees relating to that loan are returned to income. This deposit account is used to fund (1) any costs of collections incurred on the loans we purchased from Forward Financial, (2) losses related to repossessions of these mobile home units and (3) the return of origination fees if mobile home loans purchased from Forward Financial are prepaid. Any debits to this account are recorded as a deposit withdrawal on our financial statements. Forward Financial has no right to make withdrawals from the deposit account. Thus, we may accrue excess balances and apply them against any future charges we incur related to Forward Financial collections and repossessions.

The following table presents the activity and dollar amounts available to fund losses related to repossessions in the Forward Financial deposit account during the periods indicated.

	Year Ended June 30,
	2004	2003
	(In thousands)
Deposit account balance, beginning of period	$714	$502
Losses on repossessions and fees and expenses on collections absorbed by Forward Financial	17	17
Deposits due to new loans	87	322
Withdrawals due to early payoffs	151	93

Deposit account balance, end of period	$633	$714

Construction Loans. We originate loans to individuals and, to a lesser extent, builders to finance the construction of residential dwellings. We also make construction loans for commercial development projects, including condominiums, apartment buildings, mixed-use properties with residential units, as well as retail space and owner-occupied properties used for business. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually 12 months. At the end of the construction period, the loan generally converts into a permanent loan. With regard to construction loans that do not convert into permanent financing, the borrower is required to provide evidence of permanent financing by a qualified third party upon completion of the construction. Loans generally can be made with a loan-to-value ratio of up to 80% of the completed project.

At June 30, 2004, the largest residential construction loan commitment was for $500,000, $434,000 of which was outstanding. At June 30, 2004, the largest commercial construction loan commitment was for $800,000, $798,000 of which was outstanding. These loans were performing according to their terms at June 30, 2004. Before making a commitment to fund a construction loan, we require an appraisal of the property by a board-approved independent licensed appraiser. We also require an inspection of the property before disbursement of the funds during the term of the construction.

We also originate loans to individuals to acquire land primarily upon which they intend to build a residence. Land loans are offered with a five-year term based on an amortization term of 15 years. A balloon payment for the principal plus any accrued interest is due at the end of the five-year period. Additionally, we offer fixed-rate fully-amortized land loans with terms of 15 years. Land loans generally can be made with a maximum loan-to-value ratio of 75%.

Multi-Family and Commercial Real Estate Loans. We offer fixed rate and adjustable-rate mortgage loans secured by multi-family and commercial real estate. Our multi-family and commercial real estate loans are generally secured by condominiums, apartment buildings and mixed-use properties with residential units, as well as retail space. We intend to grow this segment of our loan portfolio.

We originate multi-family and commercial real estate loans for terms up to 25 years. Interest rates and payments on our adjustable-rate loans adjust every three, five or seven years after an initial three-, five- or seven- year period to a rate typically equal to 3-3.5% above the three-, five- or seven-year constant maturity Treasury index. There are no adjustment period or lifetime interest rate caps. Loan amounts generally do not exceed 75% of the appraised value. We require all properties securing multi-family and commercial real estate loans to be appraised by a board-approved independent licensed appraiser. Multi-family and commercial real estate loans also are generally supported by personal guarantees. At June 30, 2004, the largest multi-family and commercial real estate loan was a $1.0 million loan. This loan is secured by an office building and was performing according to its terms at June 30, 2004.

Other Consumer Loans. Our consumer loans are primarily loans secured by passbook or certificate accounts, automobile and boat loans and secured personal loans. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Loan Underwriting Risks. Mobile home lending generally entails greater risk than traditional residential mortgage lending. Loans secured by mobile homes involve more credit risk than mortgage loans because of the type and nature of the collateral, which depreciates over time, and because mobile home borrowers, on average, tend to have lower incomes than our residential mortgage borrowers. In many cases, any repossessed collateral for a defaulted mobile home loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation or improper repair and maintenance of the underlying security. Our arrangement with Forward Financial substantially mitigates the risks normally associated with mobile home lending. However, if Forward Financial ceases doing business or terminates its arrangement with us, we would likely need to hire additional staff to service our mobile home loan portfolio. Forward Financial is the subsidiary of Boston Federal Savings Bank, whose parent agreed to be acquired by Banknorth Group, Inc. Banknorth later announced that it will sell a controlling interest in itself to TD Bank Financial Group. The new parent of Forward Financial as a result of these transactions may decide to alter or cease Forward Financial’s mobile home operations. However, Forward Financial has not indicated to us that any changes to its operations are planned.

Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value that is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on the successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than residential real estate loans. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family and commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. In addition, with respect to commercial real estate rental properties, we will also consider the term of the lease and the credit quality of the tenants. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.2x.

Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary sources of loan originations include existing customers, our in-house loan originators, advertising, referrals from customers and personal contacts by our staff. We also recently engaged one local mortgage broker to assist with loan originations. We may engage additional mortgage brokers in the future, but have no present plans to do so. We generally retain all of the loans that we originate for our portfolio; however, we will sell participation interests to local financial institutions, primarily on the portion of loans that exceed our borrowing limits. We sold none of these loans in fiscal 2004 and $1,000 of these loans in fiscal 2003.

Since April 2000, we have purchased mobile home loans from Forward Financial. We underwrite these loans. Forward Financial then closes the loans and immediately assigns them to us. We purchased $1.1 million and $2.8 million of mobile home loans from Forward Financial in fiscal 2004 and fiscal 2003, respectively.

In fiscal 2004, we began purchasing whole one- to four-family residential real estate loans. We purchased $572,000 of these loans in the year ended June 30, 2004. We also, from time to time, purchase participation interests, primarily in multi-family and commercial real estate loans. At June 30, 2004 and 2003 we had approximately $4,400 and $2,900 of purchased participation loans, respectively. We perform our own underwriting analysis on each of our participation interests before purchasing such loans and therefore believe there is no greater risk of default on these obligations. However, in a purchased participation loan, we do not service the loan and thus are subject to the policies and practices of the lead lender with regard to monitoring delinquencies, pursuing collections and instituting foreclosure proceedings. We are permitted to review all of the documentation relating to any loan in which we participate, including any annual financial statements provided by a borrower. Additionally, we receive periodic updates on the loan from the lead lender.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. Loans up to $500,000 require the approval of three members of an employee loan committee, consisting of the President and Chief Executive Officer, the Chairman and Chief Financial Officer, the Senior Vice President and two mortgage loan originators. Loans up to $750,000 require the approval of two of the following: the President and Chief Executive Officer; the Chairman and Chief Financial Officer; or the Senior Vice President. All extensions of credit that exceed $750,000 in the aggregate require the approval of either the Executive Committee of the board of directors or the full board of directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited by regulation to generally 15% of our unimpaired capital and surplus. At June 30, 2004, our regulatory limit on loans to one borrower was $1.2 million. At that date, our largest lending relationship was a $1.0 million participation interest in a one- to four-family residential real estate loan. That loan was performing according to its original terms at June 30, 2004. As a result of the capital raised in the offering, our loans to one borrower limit will increase to $1.6 million at the maximum of the offering range.

Loan Commitments. We issue commitments for fixed-rate and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers and generally expire in 60 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and municipal governments, deposits at the Federal Home Loan Bank of Atlanta and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of Atlanta stock. While we have the authority under applicable law to invest in derivative securities, our investment policy does not permit this investment. We had no investments in derivative securities at June 30, 2004.

At June 30, 2004, our investment portfolio totaled $10.0 million and consisted primarily of U.S. Treasury obligations and federal agency securities, mortgage-backed securities issued primarily by Fannie Mae, Freddie Mac and Ginnie Mae, and a mutual fund that invests in adjustable-rate mortgages.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy. The board of directors is also responsible for the implementation of the investment policy and monitoring our investment performance. Individual investment transactions, portfolio composition and performance are reviewed and ratified by our board of directors monthly.

Deposit Activities and Other Sources of Funds

General. Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of the State of Maryland. Deposits are attracted from within our market area through the offering of a broad selection of deposit instruments, including checking accounts, NOW and money market accounts, passbook and savings accounts and certificates of deposit. Additionally, our customers may use any M&T Bank ATM without a surcharge. At June 30, 2004, core deposits, which consist of savings, NOW and money market accounts, comprised 77.1% of our deposits. We do not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. We use our money market account as a primary source of liquidity. Consequently, when we require additional liquidity we will offer the highest rates in our market area. When we do not require liquidity, our money market account rates are competitive. With regard to other deposit products, our current strategy is to offer competitive rates, and even higher rates on checking accounts, but not to be the market leader in every type and maturity.

Borrowings. Historically, we have not relied upon advances from the Federal Home Loan Bank of Atlanta to supplement our supply of lendable funds or to meet deposit withdrawal requirements. However, we may rely upon advances from the Federal Home Loan Bank in the future. At June 30, 2004, we had the ability to borrow approximately $14.0 million from the Federal Home Loan Bank of Atlanta.

The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 25% of a member’s assets, and short-term borrowings of less than one year may not exceed 10% of the institution’s assets. The Federal Home Loan Bank determines specific lines of credit for each member institution.

Properties

We conduct our business through our main office and branch offices. The following table sets forth certain information relating to these facilities as of June 30, 2004.

Location	Year Opened	Owned/ Leased	Date of Lease Expiration		Net Book Value as of June 30, 2004
					(In thousands)
Main Office:
7114 North Point Road Baltimore, Maryland 21219	1959	Leased	2009	(1)	$111
Branches:
1230 Light Street Baltimore, Maryland 21230	1980	Owned	—		111
1521 East Fort Avenue Baltimore, Maryland 21219	1992	Owned	—		76
7657 Arundel Mills Boulevard Hanover, Maryland 21076	2004	Owned	—		1,988

(1)	We have an option to renew this lease for two additional five-year periods.

Personnel

As of June 30, 2004, we had 27 full-time employees and two part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens and contracts, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Bay-Vanguard Federal has one subsidiary. Housing Recovery Corporation holds real estate acquired through foreclosure by Bay-Vanguard Federal.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Overview

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits. To a much lesser extent, we also recognize pre-tax income from service charge income – mostly from service charges on deposit accounts and fees for late loan payments – and from the increase in surrender value of our bank-owned life insurance.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The expenses we incur in operating our business consist of compensation and related expenses, occupancy expenses, data processing expenses, foreclosed real estate activity expenses, telephone and postage expenses, advertising expenses, professional fees, equipment expenses and other miscellaneous expenses.

Compensation and related expenses consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for health insurance, retirement plans and other employee benefits. We will incur additional compensation and related expenses after the reorganization because of the implementation of the employee stock ownership plan and, if adopted by shareholders, the stock-based incentive plan. Expense for the employee stock ownership plan will be based on the average market value of the shares committed to be released. An equal number of shares will be released each year over the 15-year term of the loan. Expense for shares of restricted stock awards will be based on the fair market value of the shares on the date of grant. Compensation and related expenses is recognized on a straight-line basis over the vesting period. We currently do not intend to expense any stock options that we grant. However, the Financial Accounting Standards Board has issued an exposure draft of a new accounting standard that would require all stock options to be expensed beginning in fiscal 2006. If this standard is adopted, or if we decide to expense options, we would incur additional compensation and related expenses.

Occupancy expenses, which are the fixed and variable costs of land and building, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance and costs of utilities. Depreciation of premises is computed using the straight-line method based on the useful lives of the related assets, which range from 15 to 40 years. Leasehold improvements are amortized over the shorter of the useful life of the asset or term of the lease.

Data processing expenses include fees paid to our third-party data processing service.

Foreclosed real estate activity expenses include the expenses incurred in the acquisition and sale of real estate acquired by foreclosure or by deed in lieu of foreclosure.

Telephone and postage expenses include our communication lines between branch offices, our Internet access and our mailing expenses, including certain deposit statements.

Advertising expenses include expenses for print advertisements, promotions and premium items.

Professional fees primarily include fees paid to our independent auditors, as well as our attorneys, predominantly in relation to problem assets.

Equipment expense includes expenses and depreciation charges related to office and banking equipment. Depreciation of equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to ten years.

Other expenses include federal insurance deposit premiums, charitable contributions, regulatory assessments, office supplies and other miscellaneous operating expenses.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or income to be critical accounting policies. We consider the allowance for loan losses to be a critical accounting policy.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; the value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. However, historically, our estimates and assumptions have provided results that did not differ materially from actual results. For example, we recorded only a $1,000 loss and recorded income of $30,000 in relation to foreclosed real estate in fiscal 2004 and 2003, respectively. Additionally, net charge-offs to average loans for fiscal 2004 and 2003 were 0.03% and 0.57%, respectively. The higher percentage in fiscal 2003 related to the charge-off of a $250,000 consumer loan in fiscal 2003, which had a specific allowance of $250,000 at the time it was charged-off.

Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on an evaluation of the portfolio, past loss experience, economic conditions and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, the duration of the current business cycle and bank regulatory examination results and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary if certain future events occur that cause actual results to differ from the assumptions used in making the evaluation. For example, a downturn in the local economy could cause increases in non-performing loans. Additionally, a decline in real estate values could cause some of our loans to become inadequately collateralized. In either case, this may require us to increase our provisions for loan losses, which would negatively impact earnings. Further, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. An increase to the allowance required to be made by the Office of Thrift Supervision would negatively impact our earnings. Additionally, a large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings. See note 1 to the notes to consolidated financial statements included in this prospectus.

At each of June 30, 2004 and 2003, over 80% of the loan portfolio consisted of real estate loans. Since there has been no material change in the composition of the loan portfolio in this time frame, the level of the allowance for loan losses has changed primarily due to changes in the growth of the loan portfolio, which has increased by 19.5% and 15.6% for fiscal 2004 and 2003, respectively, and improved asset quality as the level of nonperforming loans, classified assets and charge-offs each decreased in the 2004 fiscal year.

Operating Strategy

Our mission is to operate and further expand a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	aggressively attracting core deposits;

•	continuing to emphasize the origination of one- to four-family residential real estate loans;

•	pursuing opportunities to increase multi-family and commercial real estate lending in our market area;

•	continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio; and

•	providing exceptional service to attract and retain customers.

Aggressively attract core deposits

Core deposits (accounts other than certificates of deposit) comprised 77.1% of our total deposits at June 30, 2004. We value core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. We aggressively seek core deposits through competitive pricing and targeted advertising.

Continue to emphasize the origination of one- to four-family residential real estate loans

Our primary lending activity is the origination of residential mortgage loans secured by homes in our market area. We intend to continue emphasizing the origination of residential mortgage loans going forward. At June 30, 2004, 73.5% of our total loans were one- to four-family residential real estate loans. We believe that our emphasis on residential lending, which carries a lower credit risk, contributes to our high asset quality.

Pursue opportunities to increase multi-family and commercial real estate lending in our market area

Multi-family and commercial real estate loans provide us with the opportunity to earn more income because they tend to have higher interest rates than residential mortgage loans. Additionally, we offer adjustable-rate multi-family and commercial real estate loans while we only offer fixed-rate one- to four-family real estate loans. Adjustable-rate loans, which reprice periodically, help to offset the adverse effects of an increase in interest rates, which improves our interest rate risk management. Multi-family and commercial real estate loans increased $1.1 million for the year ended June 30, 2004 and at June 30, 2004 comprised approximately 5.7% of total loans. There are many multi-family and commercial properties located in our market area, and we will continue to pursue these opportunities, while continuing to originate any such loans in accordance with what we believe are our conservative underwriting guidelines.

Continue to use conservative underwriting practices to maintain the high quality of our loan portfolio

We believe that high asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards which we believe are conservative. At June 30, 2004, our non-performing loans (loans that are 90 or more days delinquent) were 0.67% of our total loan portfolio and 0.57% of our total assets. We intend to continue our efforts to originate multi-family and commercial real estate loans after the offering and our philosophy of managing large loan exposures through our conservative approach to lending.

Provide exceptional service to attract and retain customers

As a community-oriented financial institution, we emphasize providing exceptional customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our market area. We have also provided Internet banking since 1997.

Balance Sheet Analysis

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family residential real estate, and to a much lesser extent, secured by multi-family and commercial real estate. At June 30, 2004, real estate loans totaled $64.9 million, or 87.0% of total loans, compared to $51.7 million, or 83.9%, of total loans at June 30, 2003.

The largest segment of our real estate loans is one- to four-family residential real estate loans. At June 30, 2004, one- to four-family residential real estate loans totaled $54.8 million, which represented 84.5% of real estate loans and 73.5% of total loans compared to $45.3 million at June 30, 2003, which represented 87.7% of real estate loans and 73.5% of total loans. One- to four-family residential real estate loans increased $9.5 million, or 20.9%, in the year ended June 30, 2004 due to the prevailing low interest rate environment and competitive pricing.

We purchase and originate loans secured by mobile homes. Mobile home loans totaled $8.8 million at June 30, 2004, which represented 11.8% of total loans, compared to $9.0 million at June 30, 2003, which represented 14.5% of total loans. To mitigate our exposure to this type of lending, we have limited the amount of mobile home loans to 15% of our loan portfolio. We decreased our purchases and originations in fiscal 2004 to ensure that our mobile home loans would not exceed this threshold. A further discussion of our mobile home loans is contained in “Our Business—Lending Activities—Mobile Home Loans.”

We also originate construction loans secured by residential and multi-family and commercial real estate. This portfolio totaled $5.8 million at June 30, 2004, which represented 7.8% of total loans, compared to $3.2 million at June 30, 2003, which represented 5.2% of total loans. Construction loans increased $2.6 million, or 80.3%, for the year ended June 30, 2004 primarily because of increased residential construction lending, which increased to $2.4 million at June 30, 2004 from $1.0 million at June 30, 2003, due to increased construction and rehabilitation projects in our market area and the lower interest rate environment.

Multi-family and commercial real estate loans totaled $4.3 million at June 30, 2004, which represented 6.6% of real estate loans and 5.7% of total loans, compared to $3.2 million at June 30, 2003, which represented 6.1% of real estate loans and 5.1% of total loans. Multi-family and commercial real estate loans increased $1.1 million, or 34.4%, for the year ended June 30, 2004 due to the continued emphasis of this type of lending and increased loan participations.

We also originate a variety of consumer loans, including loans secured by passbook or certificate accounts. Consumer loans totaled $946,000 and represented 1.3% of total loans at June 30, 2004, compared to $1.0 million, or 1.6% of total loans, at June 30, 2003.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2004		2003
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One-to four-family (1)	$54,821	73.50%	$45,331	73.51%
Multi-family and commercial	4,256	5.71	3,166	5.13
Construction	5,789	7.76	3,210	5.21

Total real estate loans	64,866	86.97	51,707	83.85
Mobile home loans	8,772	11.76	8,951	14.52
Other consumer loans	946	1.27	1,007	1.63

Total consumer loans	9,718	13.03	9,958	16.15

Total gross loans	74,584	100.00%	61,665	100.00%

Loans in process	(1,848)		(783)
Deferred loan fees, net	(195)		(174)
Allowance for loan losses	(292)		(252)

Total loans receivable, net	$72,249		$60,456

(1)	Includes second mortgage loans, home equity loans and home equity lines of credit.

The following table sets forth certain information at June 30, 2004 regarding the dollar amount of principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments that significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	One- to Four- Family	Multi-Family and Commercial	Construction	Mobile Home	Other Consumer	Total Loans
	(In thousands)
Amounts due in:
One year or less	$1,341	$221	$5,622	$37	$40	$7,261
More than one year to three years	1,988	327	167	27	183	2,692
More than three years to five years	3,569	949	—	92	291	4,901
More than five years to ten years	8,420	367	—	643	168	9,598
More than ten years to fifteen years	19,769	1,120	—	971	264	22,124
More than fifteen years	19,734	1,272	—	7,002	—	28,008

Total amount due	$54,821	$4,256	$5,789	$8,772	$946	$74,584

The following table sets forth the dollar amount of all loans at June 30, 2004 that are due after June 30, 2005 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process, unearned interest on consumer loans and deferred loan fees.

	Due After June 30, 2005
	Fixed-Rates	Floating or Adjustable-Rates	Total
	(In thousands)
One- to four-family	$53,155	$325	$53,480
Multi-family and commercial	3,655	380	4,035
Construction	167	—	167
Mobile home	8,735	—	8,735
Other consumer loans	906	—	906

Total loans	$66,618	$705	$67,323

The following table shows loan origination, participation and purchase activity during the periods indicated.

	Year Ended June 30,
	2004	2003
	(In thousands)

Total loans at beginning of period	$61,665	$53,524

Loan originated:
One- to four-family	16,010	14,918
Multi-family and commercial	1,964	2,261
Construction	2,905	2,001
Mobile home	159	402
Other consumer	487	392

Total loans originated	21,525	19,974
Loans and participations purchased	4,697	5,127
Loans and participations sold	—	1,000
Deduct:
Principal loan repayments	15,608	17,032
Loan sales	—	—
Transfer to foreclosed real estate/repossessed assets	30	137

Net loan activity	10,584	6,932

Total loans at end of period	$72,249	$60,456

Securities. Our securities portfolio consists primarily of U.S. Treasury and U.S. government agency securities, mortgage-backed securities and a mutual fund that invests in adjustable-rate loans. Securities decreased $174,000, or 1.7%, in the year ended June 30, 2004 primarily due to the proceeds for the maturation of mortgage-backed securities being used to fund loan growth. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held-to-maturity:
Obligations of the U.S. Treasury and U.S. Government agencies	$4,004	$3,940	$3,758	$3,808
Mortgage-backed securities	484	496	941	984

Total securities held-to-maturity	4,488	4,436	4,699	4,792
Securities available-for-sale:
Obligations of the U.S. Treasury and U.S. Government agencies	2,022	1,994	1,011	1,039
Marketable equity securities	2,627	2,598	2,571	2,569
Mortgage-backed securities	908	928	1,805	1,876

Total securities available-for-sale	5,557	5,520	5,387	5,484

Total securities	$10,045	$9,956	$10,086	$10,276

At June 30, 2004, we had an investment in a variable-rate mortgage mutual fund offered by American Funds, with an amortized cost and a fair value of $2.6 million. We had no other investments that had an aggregate book value in excess of 10% of our equity at June 30, 2004.

The following table sets forth the maturities and weighted average yields of securities at June 30, 2004. Weighted average yields are not presented on a tax-equivalent basis as the investment portfolio does not include any tax exempt obligations.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Held-to-maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	$3,500	4.07%	$504	2.31%	$—	—%	$—	—%	$4,004	3.85%
Mortgage-backed securities	—	—	83	6.00	—	—	401	6.35	484	6.29

Total held-to-maturity securities	$3,500	4.07%	$587	2.83%	$—	—%	$401	6.35%	$4,488	4.11%

Available-for-sale securities:
Obligations of the U.S. Treasury and U.S. Government agencies	$1,010	3.35%	$984	1.33%	$—	—%	$—	—%	$1,994	2.33%
Marketable equity securities	—	—	—	—	—	—	2,598	2.23	2,598	2.23
Mortgage-backed securities	—	—	35	7.46	187	6.35	706	5.82	928	6.12

Total available-for-sale securities	$1,010	3.35%	$1,019	1.49%	$187	6.35%	$3,304	3.00%	$5,520	2.91%

Premises and Equipment. Land and buildings increased approximately $776,000 and furniture, fixtures and equipment increased approximately $237,000 in the year ended June 30, 2004 due to the opening of the new branch office in February 2004.

Official Checks. Official checks increased $790,000, or 169.2%, from June 30, 2003 to June 30, 2004. The increase in official checks was due to the timing of payments made by Bay-Vanguard Federal that had not cleared by June 30, 2004, such as for loan settlements and customer withdrawals.

Deposits. Our primary source of funds is our deposit accounts, which are comprised of demand deposits, savings accounts and time deposits. These deposits are provided primarily by individuals within our market area. We do not use brokered deposits as a source of funding. Deposits increased $11.4 million, or 15.1%, for the year ended June 30, 2004. The increase in deposits consisted primarily of an increase in NOW and money market accounts and savings accounts. The increase was attributable primarily to competitive interest rates, increased advertising and the movement of customer funds out of riskier investments, including the stock market.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2004	2003
	(In thousands)
Non-interest bearing accounts	$2,566	$2,598
NOW and money market accounts	40,072	31,734
Savings accounts	24,423	19,873
Certificates of deposit	19,950	21,397

Total	$87,011	$75,602

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of June 30, 2004. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Amount
(In thousands)
Three months or less	$1,125
Over three through six months	975
Over six through twelve months	1,184
Over twelve months	2,015

Total	$5,299

The following table sets forth the time deposits classified by rates at the dates indicated.

	At June 30,
	2004	2003
	(In thousands)
1.00 - 1.99%	$4,883	$1,437
2.00 - 2.99%	4,621	5,543
3.00 - 3.99%	3,338	5,366
4.00 - 4.99%	2,424	2,985
5.00 - 5.99%	1,453	2,768
6.00 - 6.99%	1,996	2,104
7.00 - 7.99%	1,235	1,194

Total	$19,950	$21,397

The following table sets forth the amount and maturities of time deposits classified by rates at June 30, 2004.

	Amount Due					Total	Percent of Total Certificate Accounts
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years
	(Dollars in thousands)
1.00 - 1.99%	$4,747	$135	$1	$—	$—	$4,883	24.5%
2.00 - 2.99%	2,546	1,552	504	16	3	4,621	23.2
3.00 - 3.99%	1,054	312	119	613	1,240	3,338	16.7
4.00 - 4.99%	466	259	763	936	—	2,424	12.2
5.00 - 5.99%	445	600	408	—	—	1,453	7.3
6.00 - 6.99%	922	1,074	—	—	—	1,996	10.0
7.00 - 7.99%	231	1,004	—	—	—	1,235	6.2

Total	$10,411	$4,936	$1,795	$1,565	$1,243	$19,950	100.0%

The following table sets forth the deposit activity for the periods indicated.

	Year Ended June 30,
	2004	2003
	(In thousands)
Beginning balance	$75,602	$65,484

Increase before interest credited	9,536	7,983
Interest credited	1,873	2,135

Net increase in deposits	11,409	10,118

Ending balance	$87,011	$75,602

Borrowings. Historically, we have not relied upon advances from the Federal Home Loan Bank of Atlanta. However, we may use advances from the Federal Home Loan Bank in the future to supplement our supply of lendable funds or to meet deposit withdrawal requirements. During the years ended June 30, 2004 and 2003, we had no borrowings from the Federal Home Loan Bank.

Results of Operations for the Years Ended June 30, 2004 and 2003

Overview.

	2004	2003	% Change 2004/2003
	(Dollars in thousands)
Net income	$542	$394	37.6%
Return on average assets	0.59%	0.50%	18.0%
Return on average equity	7.01%	5.38%	30.3%
Average equity to average assets	8.61%	9.26%	(7.0)%

Net income increased $148,000, or 37.6%, for fiscal 2004 due primarily to increases in net interest and non-interest income, offset by an increase in non-interest expenses. Net interest income increased primarily as a result of a higher volume of interest-earning assets and a decrease in the cost of funds.

Net Interest Income. Net interest income increased $150,000, or 5.6%, to $2.8 million for fiscal 2004. The increase in net interest income for fiscal 2004 was primarily attributable to a higher volume of interest-earning assets and a decrease in the cost of funds. Our net interest margin decreased from 3.58% for fiscal 2003 to 3.35% for fiscal 2004 and our interest rate spread decreased from 3.29% for fiscal 2003 to 3.15% for fiscal 2004.

Total interest income decreased $112,000, or 2.3%, to $4.7 million for fiscal 2004, resulting from a decrease in the average yield, which more than offset an increase in the volume of interest-earning assets. During fiscal 2004, average interest-earning assets increased by $9.5 million, or 12.8%, to $84.2 million, while the average yield decreased 87 basis points to 5.57%. The composition of interest-earning assets consists of loans, securities and interest-bearing deposits. Interest on loans increased $34,000, or 0.8%, to $4.2 million for fiscal 2004 due to a $6.2 million, or 11.1%, increase in the average balance of loans, offset by a decrease in the yield from 7.41% to 6.72%. During fiscal 2004, we originated loans at lower interest rates due to the prevailing low interest rate environment. Interest on securities decreased 29.8% due to the decrease in the average yield from 4.81% to 3.74%.

Total interest expense decreased $262,000, or 12.3%, to $1.9 million for fiscal 2004 due to a decrease in the average rate paid on deposits, which more than offset an increase in the average balance. The average interest rate paid on deposits decreased 72 basis points to 2.34% as a result of the prevailing low interest rate environment and continued growth in lower-yielding checking and savings deposits.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances, and nonaccrual loans are included in average balances; however, accrued interest income has been excluded from these loans.

	At June 30, 2004	Year Ended June 30,
		2004			2003
	Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate
		(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	6.27%	$62,480	$4,200	6.72%	$56,259	$4,166	7.41%
Securities	3.44	10,456	391	3.74	11,577	557	4.81
Interest-bearing deposits	1.17	8,427	68	0.81	3,942	45	1.14
Federal Funds	1.25	2,839	35	1.23	2,890	38	1.31

Total interest-earning assets	5.45	84,202	4,694	5.57	74,668	4,806	6.44

Non-interest-earning assets		5,638			4,423

Total assets		$89,840			$79,091

Interest-bearing liabilities:
Interest-bearing deposits:
Passbook accounts	1.27	$7,436	105	1.41	$7,072	$149	2.11
Statement savings	1.92	14,775	275	1.86	10,896	281	2.58
Money market accounts	2.05	29,512	644	2.18	23,811	664	2.79
NOW accounts	1.19	4,773	60	1.26	4,103	72	1.75
Certificates of deposit	3.55	20,903	789	3.77	21,903	969	4.42

Total interest-bearing deposits	2.26	77,399	1,873	2.42	67,785	2,135	3.15
FHLB advances	—	—	—	—	—	—	—

Total interest-bearing liabilities	2.26	77,399	1,873	2.42	67,785	2,135	3.15
Non-interest-bearing deposits		2,518			2,072
Other non-interest-bearing liabilities		2,192			1,909

Total liabilities		82,109			71,766
Total equity		7,731			7,325

Total liabilities and equity		$89,840			$79,091

Net interest income			$2,821			$2,671
Interest rate spread	3.19%			3.15%			3.29%
Net interest margin	3.37%			3.35%			3.58%
Interest-earning assets as a percentage of interest-bearing liabilities		108.79%			110.15%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	2004 Compared to 2003
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest income:
Loans receivable	$438	$(404)	$34
Securities	(50)	(116)	(166)
Interest-earning deposits	45	(22)	23
Federal Funds	(1)	(2)	(3)

Total interest income	432	(544)	(112)
Interest expense:
Deposit:
Passbook accounts	8	(52)	(44)
Savings accounts	84	(90)	(6)
Money market accounts	141	(161)	(20)
NOW accounts	11	(23)	(12)
Certificates of deposit	(47)	(133)	(180)

Total interest expense	197	(459)	(262)

Net interest income	$235	$(85)	$150

Provision for Loan Losses. The provision for loan losses decreased $263,000, or 81.7%, from $322,000 for fiscal 2004 to $59,000 for fiscal 2003. The lower provision reflects a $301,000, or 75.8%, decrease in charge-offs, related primarily to the charge-off of a $250,000 consumer loan in fiscal 2003. The lower provision also reflects a $454,000, or 47.7%, decrease in non-performing loans, primarily due to a $500,000 one- to four-family mortgage loan being brought current in fiscal 2004. The lower provision was also due to a $365,000, or 40.6%, decrease in classified loans, primarily due to a $378,000 decrease in substandard loans.

An analysis of the changes in the allowance for loan losses, non-performing loans and classified loans is presented under “–Risk Management–Analysis of Non-Performing and Classified Assets” and “–Risk Management–Analysis and Determination of the Allowance for Loan Losses.”

Non-Interest Income. The following table shows the components of other income and the percentage changes from 2004 to 2003.

	2004	2003	% Change 2004/2003
	(Dollars in thousands)
Service fees on deposits	$118	$118	—%
Service fees on loans	27	27	—
Income from investment in life insurance policy	84	86	(2.3)
Income from death benefit	100	—	N/A
Other income	19	24	(20.8)

Total	$348	$255	36.5%

The $93,000 increase in non-interest income was due to proceeds received from the death benefit of a bank-owned life insurance policy.

Non-Interest Expenses. The following table shows the components of non-interest expenses and the percentage changes from fiscal 2004 to fiscal 2003.

	2004	2003	% Change 2004/2003
	(Dollars in thousands)
Compensation and related expenses	$1,333	$1,210	10.2%
Occupancy	121	89	36.0
Data processing	254	238	6.7
Foreclosed real estate activity	(1)	30	(103.3)
Telephone and postage	57	43	32.6
Advertising	72	31	132.3
Professional fees	77	75	2.7
Equipment expense	94	33	184.8
Other	279	227	22.9

Total	$2,286	$1,976	15.7

Efficiency ratio (1)	72.1%	67.5%

(1)	Computed as non-interest expenses divided by the sum of net interest income and other income.

Total non-interest expenses increased $310,000, or 15.7%, primarily as a result of increases in compensation and related expenses, occupancy, advertising, equipment expense and other miscellaneous expense, partially offset by a decrease in foreclosed real estate activity. Compensation and related expenses increased due to salary increases and additional employees to staff our new branch office, which opened in February 2004. Occupancy expense increased primarily due to the opening of the new branch office. Advertising expense increased due to the promotion of certain deposit products and the opening of the new branch office. Equipment expense increased due to new equipment purchased for the new branch office and the increased maintenance and servicing costs associated with the upgrade of our computer system in May 2003. The increase in other expenses was primarily due to additional stationery, printing and office supplies in connection with the new branch office and increased ATM expense due to the addition of two new ATMs. These increases were partially offset by a decrease in foreclosed real estate activity expense due to fewer foreclosures in fiscal 2004.

We expect non-interest expenses to increase during fiscal year 2005 due to full-year operation of the new branch office, as well as from costs associated with the implementation of our new stock-based benefit plan and the costs of operating as a public company.

Income Taxes. Income taxes increased due to a higher level of taxable income. The effective tax rate for fiscal 2004 was 34.2% compared to 37.0% for fiscal 2003. The lower effective tax rate for fiscal 2004 reflected the tax benefit derived from earnings on and death benefits received from bank-owned life insurance.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we encounter are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Our strategy also emphasizes the origination of one- to four-family residential real estate loans, which typically have lower default rates than other types of loans and are secured by collateral that generally tends to appreciate in value.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We make initial contact with the borrower when the loan becomes 15 days past due. If payment is not received by the 35th day of delinquency, a letter from our President and Chief Executive Officer is sent. Typically, when the loan becomes 60 days past due, a letter is sent from our attorney notifying the borrower that we will commence foreclosure proceedings if the loan is not paid in full within 30 days. Generally, loan workout arrangements are made with the borrower at this time; however, if an arrangement cannot be structured before the loan becomes 90 days past due, we will commence foreclosure proceedings against any real property that secures the loan or attempt to repossess any personal property that secures a consumer loan. If a foreclosure action is instituted and the loan is not brought current, paid in full or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure.

Management informs the board of directors monthly of the amount of loans delinquent more than 30 days.

Analysis of Non-Performing and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be non-performing assets. When a loan becomes 90 days delinquent, the loan is placed on non-accrual status at which time the accrual of interest ceases and an allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a non-accrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired, it is recorded at fair value, net of estimated selling costs, at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

Non-performing assets totaled $559,000, or 0.57% of total assets, at June 30, 2004, which is a decrease of $469,000 or 45.6%, from June 30, 2003. The decrease in non-performing assets was primarily due to a $500,000 one- to four-family loan being brought current in fiscal 2004. Non-accrual loans accounted for 89.1% of total non-performing assets at June 30, 2004. At June 30, 2004, non-accrual loans were comprised of $481,000 in one- to four-family residential real estate loans and $17,000 in mobile home loans. At June 30, 2004, $57,000 of the allowance for loan losses related to non-accrual real estate loans.

The following table provides information with respect to our non-performing assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

	At June 30,
	2004	2003
	(Dollars in thousands)
Non-accruing loans:
One-to four-family	$481	$902
Mobile home	17	45
Other consumer	—	5

Total	498	952
Accruing loans past due 90 days or more	—	—
Foreclosed real estate	—	76
Other repossessed assets	61	—

Total non-performing assets	$559	$1,028

Total non-performing loans to total loans	0.67%	1.54%
Total non-performing loans to total assets	0.51	1.12
Total non-performing assets to total assets	0.57	1.21

Other than disclosed in the above table, there are no other loans at June 30, 2004 that management has serious doubts about the ability of the borrowers to comply with the present repayment terms.

Interest income that would have been recorded for the years ended June 30, 2004 and June 30, 2003 had nonaccruing loans been current according to their original terms amounted to $43,000 and $85,000, respectively. The amount of interest related to these loans included in interest income was $14,000 for the year ended June 30, 2004 and $36,000 for the year ended June 30, 2003.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets that do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful, we establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified as loss.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At June 30,
	2004	2003
	(In thousands)
Special mention assets	$154	$141
Substandard assets	380	758
Doubtful assets	—	—
Loss assets	—	—

Total classified assets	$534	$899

Classified assets at June 30, 2004 included two loans totaling $380,000 that were considered non-performing. Classified assets at June 30, 2003 included $758,000 in non-performing loans. Classified assets were less than total non-performing assets at June 30, 2004 and 2003 as we generally do not classify a loan that is well-collateralized, even if such loan is more than 90 days delinquent, because the risk of loss of principal on a loan is remote.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At June 30,
	2004				2003
	60-89 Days		90 Days or More		60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
One- to four-family loans	3	$122	9	$481	7	$677	12	$902
Multi-family and commercial real estate loans	—	—	—	—	1	29	—	—
Mobile home	9	143	1	17	9	18	1	45
Other consumer	2	11	—	—	4	135	1	5

Total	14	$276	10	$498	21	$859	14	$952

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of three key elements: (1) specific allowances for identified problem loans; (2) a general valuation allowance on certain identified problem loans; and (3) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowance Required for Identified Problem Loans. We establish an allowance on certain identified problem loans based on such factors as: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency.

General Valuation Allowance on Certain Identified Problem Loans. We also establish a general allowance for classified loans that do not have an individual allowance. We segregate these loans by loan category and assign allowance percentages to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish another general allowance for loans that are not classified to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectibility of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from ours.

At June 30, 2004, our allowance for loan losses represented 0.39% of total gross loans and 58.63% of non-performing loans. The allowance for loan losses increased to $292,000 at June 30, 2004 from $252,000 at June 30, 2003, due to the provision for loan losses of $59,000, offset by net charge-offs of $19,000. The provision for loan losses reflected decreases in charge-offs, non-performing loans and classified loans. There was no change in the loss factors used to calculate the allowance from June 30, 2003 to June 30, 2004.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At June 30,
	2004			2003
	Amount	% of Allowance to Total Allowance	% of Loans in each Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in each Category to Total Loans
	(Dollars in thousands)
One- to four-family	$171	58.56%	73.50%	$145	57.54%	73.51%
Multi-family and commercial	13	4.45	5.71	10	3.97	5.13
Construction	18	6.17	7.76	10	3.97	5.21
Mobile home	80	27.40	11.76	81	32.14	14.52
Other consumer	10	3.42	1.27	6	2.38	1.63

Total allowance for loan losses	$292	100.00%	100.00%	$252	100.00%	100.00%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loan deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to current income.

	Year Ended June 30,
	2004	2003
	(Dollars in thousands)
Allowance for loan losses, at beginning of year	$252	$250

Provision for loan losses	59	322
Charge-offs:
Real estate	—	39
Mobile home	74	108
Other consumer	22	250

Total charge-offs	96	397
Recoveries:
Real estate	—	27
Mobile home	32	50
Other consumer	45	—

Total recoveries	77	77

Net charge-offs	19	320

Allowance for loan losses, end of period	$292	$252

Allowance to non-performing loans	58.63%	26.47%
Allowance to total loans outstanding at end of period	0.39%	0.41%
Net charge-offs to average loans outstanding during the period	0.03%	0.57%

The decrease in charge-offs in fiscal 2004 related primarily to the charge-off of a $250,000 consumer loan in fiscal 2003. The loan, made in fiscal 2001, was made to an individual to finance the purchase from Bay-Vanguard Federal of its former Internet service provider subsidiary. Bay-Vanguard Federal disposed of its subsidiary because the subsidiary could not comply with certain thrift regulatory conditions and restrictions with regard to the composition of the subsidiary’s customer base.

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Also, we attempt to manage our interest rate risk through: an investment in a mutual fund that invests in adjustable-rate mortgage loans; an increased focus on multi-family and commercial real estate lending, which emphasizes the origination of shorter-term adjustable-rate loans; and efforts to originate fixed-rate mortgage loans with maturities of fifteen years or less. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

Our board of directors serves as our Asset/Liability Committee to communicate, coordinate and control all aspects involving asset/liability management. The committee monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources.

Net Portfolio Value Simulation Analysis. We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 basis point decrease in market interest rates. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 100 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at June 30, 2004 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value			Net Portfolio Value as % of Present Value of Assets
Basis Point (“bp”)	(Dollars in thousands)
Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
300 bp	$8,900	$(5,676)	(39)%	8.86%	(502	)bp
200	10,853	(3,723)	(26)	10.63	(325)
100	12,683	(1,893)	(13)	12.25	(163)
0	14,576	—	—	13.89	—
(100)	15,820	1,244	9	14.93	105

The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits, federal funds sold and short- and intermediate-term U.S. Treasury and federal agency securities.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2004, cash and cash equivalents totaled $9.9 million, including interest-bearing deposits of $5.0 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $5.5 million at June 30, 2004. In addition, at June 30, 2004, we had the ability to borrow approximately $14.0 million from the Federal Home Loan Bank of Atlanta. On that date, we had no advances outstanding.

At June 30, 2004, we had $4.8 million in loan commitments outstanding. In addition to commitments to originate loans, we had $2.8 million in unused lines of credit. Certificates of deposit due within one year of June 30, 2004 totaled $10.4 million, or 12.0% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2004. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposits. Occasionally, we offer promotional rates to attract certain deposit products.

The following table presents our primary investing and financing activities during the periods indicated.

	Year Ended June 30,
	2004	2003
	(In thousands)
Investing activities:
Loan originations	$21,525	$19,974
Loan and participation purchases	4,697	5,127
Securities purchases	3,584	4,068
Financing activities:
Increase in deposits	11,409	10,119

Capital Management. We have managed our capital to maintain strong protection for depositors and creditors. We are subject to various regulatory capital requirements administered by the Office of Thrift

Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2004, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements” and “Regulatory Capital Compliance” and note 8 of the notes to the consolidated financial statements.

Following completion of this offering, we also will manage our capital for maximum shareholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will initially have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the stock-based benefit plan, unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. A presentation of our outstanding loan commitments and unused lines of credit at June 30, 2004 and their effect on our liquidity is presented at note 3 of the notes to the consolidated financial statements included in this prospectus and under “—Risk Management—Liquidity Management.”

For the year ended June 30, 2004, we did not engage in any off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

In March 2004, the Emerging Issues Task Force ratified Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1). EITF 03-1 provides guidance on the recognition and measurement of other-than-temporary impairments of debt and equity investments and requires certain disclosures related to unrealized losses. The recognition and measurement provisions of EITF 03-1 are effective for reporting periods beginning after June 15, 2004. We do not anticipate that the adoption of EITF 03-1 will have a material impact on our consolidated financial statements.

In October 2003, the American Institute of Certified Public Accountants issued SOP 03-3, “Accounting for Loans or Certain Debt Securities Acquired in a Transfer.” SOP 03-3 applies to a loan that is acquired where it is probable, at acquisition, that a transfer will be unable to collect all contractually required payments receivable. SOP 03-3 requires the recognition, as accretable yield, the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan. The amount by which the loan’s contractually required payments exceed the amount of its expected cash flows at acquisition may not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP-03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. The adoption of SOP 03-3 is not expected to have a material impact on our consolidated financial statements.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Directors

The initial Board of Directors of BV Financial and Bay-Vanguard, M.H.C. will consist of the directors of Bay-Vanguard Federal who adopted the plan of reorganization and stock issuance and who continue to be directors of Bay-Vanguard Federal at the time of the reorganization. The Board of Directors of BV Financial and Bay-Vanguard, M.H.C. will be elected to terms of three years, approximately one-third of whom will be elected annually.

The Board of Directors of Bay-Vanguard Federal is presently composed of ten members who are elected for terms of three years, approximately one-third of whom are elected annually. Since we do not intend to be listed on a national securities exchange or a national securities association, there is no independence requirement for our directors. However, if we were to apply the current listing standards of the Nasdaq Stock Market, all of our directors would be considered independent, except for Edmund T. Leonard, Carolyn M. Mroz and Daniel J. Gallagher, Jr. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of June 30, 2004. The period of service as a director also reflects time served as a director of either Bay Federal Savings and Loan Association or Vanguard Federal Savings and Loan Association, where appropriate.

The following directors have terms ending in 2004:

Robert R. Kern, Jr. is a partner at the law firm of Gallagher, Evelius & Jones, LLP, located in Baltimore, Maryland. Age 55. Director since 1974.

Edmund T. Leonard serves as the Chairman and Chief Financial Officer of Bay-Vanguard Federal. Mr. Leonard was President of Bay Federal Savings and Loan Association prior to its merger with Vanguard Federal Savings Bank in April 1996. Age 60. Director since 1991.

Carolyn M. Mroz serves as the President and Chief Executive Officer of Bay-Vanguard Federal. Ms. Mroz was President of Vanguard Federal Savings and Loan Association prior to its merger with Bay Federal Savings and Loan Association in April 1996. Age 58. Director since 1969.

The following directors have terms ending in 2005:

Brian K. McHale is a steamship clerk with International Longshoremen’s Association Local 953 located in Baltimore, Maryland and a state delegate to the Maryland General Assembly. Age 49. Director since 1987.

Anthony J. Narutowicz is the President of F&M Enterprises, Inc., a company located in Edgemere, Maryland. F&M Enterprises, Inc. owns various retail establishments and several rental properties. Age 71. Director since 1985.

Jerry S. Sopher is a self-employed attorney practicing in Baltimore, Maryland. Age 63. Director since 1985.

The following directors have terms ending in 2006:

Michael J. Birmingham III is the owner of MJ Birmingham Company, a construction company located in Baltimore, Maryland. He was also the owner of Bay Shore Bar from 1996 to 2002. Age 51. Director since 1985.

Daniel J. Gallagher, Jr. has served as the Senior Vice President of Bay-Vanguard Federal since August 2002. He was the Executive Vice President and a director of Heritage Federal Savings Bank from January 1997 until July 2002. Age 47. Director since 2003.

Edmund J. Kowalewski has been retired since December 1991. Prior to retirement, Mr. Kowalewski was the purchasing manager for Maryland Casualty Company, a Baltimore insurance company. Age 73. Director since 1990.

Catherine M. Staszak is a realtor for Coldwell Banker in Baltimore, Maryland. Age 61. Director since 1986.

Executive Officers

The executive officers of BV Financial and Bay-Vanguard, M.H.C. will be, and the executive officers of Bay-Vanguard Federal are, elected annually by the Board of Directors and serve at the Board’s discretion. The executive officers of Bay-Vanguard Federal are:

Name	Position
Edmund T. Leonard	Chairman and Chief Financial Officer

Carolyn M. Mroz	President and Chief Executive Officer

Daniel J. Gallagher, Jr.	Senior Vice President

Mr. Leonard and Ms. Mroz will also be executive officers of BV Financial and Bay-Vanguard, M.H.C. Each executive officer of BV Financial and Bay-Vanguard Federal is also a director. For information regarding the executive officers, see “Our Management — Directors.”

Meetings and Committees of the Board of Directors of Bay-Vanguard Federal

We conduct business through meetings of our board of directors and its committees. During the year ended June 30, 2004, the board of directors of Bay-Vanguard Federal held 12 regular meetings and no special meetings.

Our board of directors maintains an Executive Committee and Nominating Committee.

The Executive Committee, currently consisting of Messrs. Birmingham, Kern, Leonard and Sopher and Ms. Mroz: (1) reviews and approves certain loans; (2) evaluates issues of major importance between regularly scheduled board meetings; and (3) determines annual grade and salary levels for employees and establishes personnel policies. This committee met four times during the year ended June 30, 2004.

The Nominating Committee is responsible for the annual selection of management’s nominees for election as directors. Messrs. Birmingham and Kowalewski and Ms. Staszak met once in fiscal 2004 to nominate the individuals for election at the 2004 annual meeting.

Committees of the Board of Directors of BV Financial

In connection with the formation of BV Financial, the following committees will be established:

The Audit Committee, consisting of Messrs. Birmingham and Kowalewski and Ms. Staszak, will be responsible for ensuring that BV Financial is maintaining reliable accounting policies and financial reporting processes and reviewing the work of BV Financial’s independent accountants to determine their effectiveness. Each member of the Audit Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market. The board of directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission. The current board members possess all of the criteria the Nominating and Governance Committee has determined is appropriate for board membership of a holding company of a community-based financial institution. While the board recognizes that no individual board member meets the qualifications required of an “audit committee financial expert,” the board believes that appointment of a new director to the board and to the Audit Committee at this time is not necessary as the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand fundamental financial statements, is cumulatively sufficient to discharge adequately the Audit Committee’s responsibilities.

The Compensation Committee, consisting of Messrs. Kern, Narutowicz and Sopher, will be responsible for determining annual grade and salary levels for employees and establishing personnel policies. Each member of the Compensation Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market.

The Nominating and Governance Committee, consisting of Messrs. Birmingham, Kern and McHale, will be responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to BV Financial’s corporate governance policy. Each member of the Nominating and Governance Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market.

Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations. BV Financial will also maintain an Executive Committee.

Corporate Governance Policies and Procedures

In addition to establishing committees of the Board of Directors, BV Financial will also adopt several policies to govern the activities of both BV Financial and Bay-Vanguard Federal, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of board committees;

•	succession planning;

•	appointing an independent lead director and convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the chief executive officer.

The code of business conduct and ethics, which will apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

Fees. Each non-employee director of Bay-Vanguard Federal receives $500 for each regular or special meeting attended and $400 for each committee meeting attended. Directors will not receive any compensation for their service on the boards of directors of BV Financial or Bay-Vanguard, M.H.C.

Directors’ Supplemental Retirement Plan. Bay-Vanguard Federal maintains the Bay-Vanguard Federal Directors’ Supplemental Retirement Plan to provide certain payments to directors upon retirement or to a director’s beneficiary if a director dies while there are funds credited to his or her pre-retirement account. Upon the attainment of age 70, each participating director is entitled to a retirement benefit equal to the excess (if any) of the Index (as defined in the plan) for the plan year in which the director retires over the Cost of Funds Expenses (as defined in the plan) for the plan year in which the director retires, divided by a factor equal to 1.20 minus the marginal tax rate. The index retirement benefit is payable for each plan year subsequent to the director’s retirement (including the remaining portion of the year following retirement) until the director’s death. In addition to the index retirement benefit, directors who retire from the board of directors after attaining age 70 will also be entitled to the balance in their pre-retirement accounts that will be payable in 120 monthly installments commencing 30 days after the director’s termination of service for reasons other than cause. If a director terminates service with Bay-Vanguard prior to attaining age 70 for reasons other than cause, the director is entitled to receive ten percent of the product of the number of full years of service on the board of directors and the balance in the pre-retirement account payable to the director in 120 monthly installments commencing 30 days following the director’s attainment of age 70. In no event will any benefit payable to a director under the plan exceed $6,100 per year. If a director dies while there is a balance in the director’s pre-retirement account, the director’s unpaid balance will be paid in a lump sum to the director’s beneficiaries. If a director becomes disabled before terminating service with Bay-Vanguard Federal and the director’s service with Bay-Vanguard is terminated because of the disability or the director is terminated in connection with a change in control (as defined in the plan), the director will immediately begin to receive benefits under the plan as if he or she had retired from Bay-Vanguard upon attainment of age 70.

Bay-Vanguard has elected to fund its obligations under the plan through the purchase of life insurance. All but two participating directors have entered into life insurance endorsement method split dollar plan agreements in connection with the plan funding. The pre-retirement accounts of Messrs. Birmingham and Sopher and Ms. Staszak were each credited with $10,300 at the effective date of the plan.

Executive Compensation

Summary Compensation Table. The following information is provided for Edmund T. Leonard, our Chairman and Chief Financial Officer, Carolyn M. Mroz, our President and Chief Executive Officer and Daniel J. Gallagher, Jr. our Senior Vice President. No other executive officer of Bay-Vanguard Federal received a salary and bonus of $100,000 or more during the year ended June 30, 2004.

Annual Compensation (1)
Name and Position	Year	Salary	Bonus	All Other Compensation(2)
Edmund T. Leonard Chairman and Chief Financial Officer	2004 2003 2002	$94,700 90,000 80,517	$13,719 13,462 13,097	$10,188 10,058 10,022
Carolyn M. Mroz President and Chief Executive Officer	2004 2003 2002	$94,700 90,000 84,843	$13,719 13,462 13,263	$9,974 10,140 9,436
Daniel J. Gallagher, Jr. (3) Senior Vice President	2004 2003	$93,050 78,616	$9,983 11,194	$4,254 —

(1)	Does not include the aggregate amount of perquisites or other personal benefits, which was less than $50,000 or 10% of the total annual salary and bonus reported.

(2)	Includes employer contributions of $1,515, $1,301 and $0 under Bay-Vanguard Federal’s 401(k) Profit Sharing Plan, $3,873, $3,873 and $1,854 under the profit sharing plan and $4,800, $4,800 and $2,400 in directors’ fees for Mr. Leonard, Ms. Mroz and Mr. Gallagher, respectively. The board suspended the payment of directors’ fees to employee directors in March 2004.

(3)	Mr. Gallagher began working for Bay-Vanguard Federal in August 2002.

Employment Agreements. Upon the completion of the reorganization, BV Financial and Bay-Vanguard Federal will each enter into an employment agreement with each of Edmund T. Leonard and Carolyn M. Mroz and Bay-Vanguard Federal will enter into an agreement with Daniel J. Gallagher, Jr. The employment agreements are designed to encourage the continued services of the executives after the reorganization, as the continued success of BV Financial and Bay-Vanguard Federal will depend to a significant degree on their skills and competence.

Mr. Leonard’s and Ms. Mroz’s employment agreements will provide for a three-year term. Mr. Gallagher’s employment agreement will provide for a two-year term. The term of each employment agreement will be subject to annual renewal by the Board of Directors until the Board of Directors or the executive provides written notice of non-renewal. The Board of Directors will review the executives’ base salaries annually. The initial annual base salary for Mr. Leonard will be $113,148, for Ms. Mroz will be $113,148 and for Mr. Gallagher will be $96,350. In addition to base salary, the employment agreements will provide for, among other things, the executives’ participation in stock-based benefit plans and the provision of certain fringe benefits applicable to executive personnel. The employment agreements also will provide for termination of the executives for just cause, as defined in the respective employment agreements, at any time. Upon a termination for just cause, neither BV Financial nor Bay-Vanguard Federal will make any further payments under the employment agreements. However, if the executive is terminated for reasons other than just cause, or if they resign under specified circumstances that constitute constructive termination, the executives, or if they should die, their beneficiaries, will receive base salary and contributions to any employee benefit plans that would have been paid or contributed on their behalf for the remaining term of the employment agreement. The executives’ health and welfare benefits will also continue for the remaining term of the agreement. Upon a termination of employment for reasons other than cause or a change in control, the agreements will require the executive to adhere to a one-year non-competition provision. The three-year employment agreements also provide for continued medical coverage for five years following Mr. Leonard’s and Ms. Mroz’s retirement and reimbursement of all out-of-pocket medical expenses related to the executives’ annual medical physicals. Mr. Gallagher’s employment agreement provides that, in addition to his personal medical coverage, Bay-Vanguard Federal will provide him with $800 per month for family medical coverage.

If the executive is involuntarily terminated in connection with a change in control, or if he or she voluntarily terminates employment following a change in control under certain circumstances specified in the employment agreements, his or her beneficiaries will receive a severance payment equal to 2.99 times his or her average (two times in the case of Mr. Gallagher) annual compensation over the five preceding tax years (or if he or she is employed less than five years, the years of employment). The executives’ health and welfare benefit coverage will continue for 36 months (24 months in the case of Mr. Gallagher). If a change in control of BV Financial and Bay-Vanguard Federal occurred, and the executives were terminated, the total payments due under the employment agreements, based solely on cash compensation earned in the year ended June 30, 2004 and excluding any benefits that would be payable under any employee benefit plans, would equal approximately $754,000.

Under applicable law, the Internal Revenue Service may impose an excise tax on change in control-related payments that equal or exceed three times each executive’s average annual compensation over the five years preceding the change in control. This excise tax would equal 20% of the amount that exceeds one times the executive’s average compensation over the preceding five tax years. Therefore, to prevent the imposition of the excise tax, each employment agreement will limit payments to the executive to an amount that is one dollar less than three times the executive’s average annual compensation.

BV Financial and Bay-Vanguard Federal will be responsible for payments made to the executives under the employment agreements, although BV Financial will guarantee any payments not made by Bay-Vanguard Federal. BV Financial or Bay-Vanguard Federal will also pay or reimburse all reasonable costs and legal fees incurred by the executives in relation to any dispute or question of interpretation involving their employment agreements, if they succeed on the merits in a legal judgment, arbitration or settlement proceeding. The employment agreements will provide further that BV Financial or Bay-Vanguard Federal will indemnify the executives to the fullest extent legally permissible for all expenses and liabilities they incur in connection with any legal proceedings related to their roles as officers or directors.

Change in Control Agreement. Upon completion of the offering, Bay-Vanguard Federal will enter into a change in control agreement with Michelle Kelly, a Vice President of Bay-Vanguard Federal. The change in control agreement will have a three-year term, subject to renewal by the Board of Directors on an annual basis. If, following a change in control of BV Financial or Bay-Vanguard Federal, BV Financial or Bay-Vanguard Federal or their successors terminates Ms. Kelly’s employment for reasons other than for cause, or if Ms. Kelly voluntarily resigns upon the occurrence of circumstances specified in her agreement, Ms. Kelly will receive a severance payment under her agreement equal to three times her average annual compensation for the five most recent taxable years. Bay-Vanguard Federal will also continue Ms. Kelly’s health and welfare benefit coverage for 36 months following her termination of employment. If a change in control of BV Financial and Bay-Vanguard Federal were to occur and BV Financial and Bay-Vanguard terminated Ms. Kelly at any time within one year of the change in control, the total payment due under the change in control agreement based solely on cash compensation earned in the year ended June 30, 2004 and excluding any benefits that would be payable under any employee benefit plans, would equal approximately $210,000.

Change in Control Severance Compensation Plan. In connection with the offering, Bay-Vanguard Federal adopted the Bay-Vanguard Federal Change in Control Severance Compensation Plan to provide benefits to eligible employees upon a change in control of Bay-Vanguard Federal. Eligible employees are those with a minimum of one year of service with Bay-Vanguard Federal. Generally, all eligible employees, other than officers who will enter into separate employment or change in control agreements with Bay-Vanguard Federal, will be eligible to participate in the severance plan. Under the severance plan, if a change in control of Bay-Vanguard Federal occurs, eligible employees who are terminated, or who terminate employment upon the occurrence of events specified in the severance plan, within 24 months of the effective date of a change in control will be entitled to two months’ payment for each year of service with Bay-Vanguard Federal, with a maximum payment equal to 24 months of compensation. Based solely on cash compensation earned in the year ended June 30, 2004 and assuming that a change in control had occurred at June 30, 2004, and all eligible employees were terminated, the maximum aggregate payment due under the severance plan would be approximately $810,000.

Benefit Plans

401(k) Savings Plan. Bay-Vanguard Federal maintains the Bay-Vanguard Federal Savings Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan, for substantially all employees of Bay-Vanguard Federal who have completed a year of eligible service (as defined under the plan) and attained age 21. Eligible employees may contribute an amount from 1% to 100% of their salary and up to 90% of any bonus to the plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code of 1986, as amended. For 2004, the limit is $13,000; provided, however, that participants over age 50 may contribute an additional $3,000 per year. Under the plan, Bay-Vanguard Federal may make matching contributions equal to a percentage, to be determined by Bay-Vanguard Federal, of participant election deferrals. In addition, Bay-Vanguard Federal may make discretionary profit-sharing contributions. To be eligible for employer matching contributions or profit sharing contributions, a participant must be either actively employed by Bay-Vanguard Federal at the end of the plan year or have completed 500 hours of service during the plan year. Matching and profit sharing contributions are subject to a six-year graded vesting schedule.

The plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account in the investment funds provided through the 401(k) Plan. Following the reorganization, the plan will add an additional investment alternative, the BV Financial, Inc. Stock Fund. The BV Financial, Inc. Stock Fund will permit participants to invest up to 100% of their deferrals in BV Financial, Inc. common stock. A participant who elects to purchase common stock in the reorganization through the plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. See “The Reorganization and Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” The plan will purchase common stock for participants in the reorganization offering, to the extent that shares are available. After the offering, the plan will purchase shares in open market transactions. Participants will direct the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. In connection with the reorganization, Bay-Vanguard Federal will adopt an employee stock ownership plan for employees of Bay-Vanguard Federal. Generally, employees will become eligible to participate in the employee stock ownership plan upon the completion of one year of service and attainment of age 21. The plan will permit all eligible employees who have attained age 21 to participate in the plan as of the reorganization date.

It is anticipated that we will engage an independent third party trustee to purchase 3.92% of the shares issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C., on behalf of the employee stock ownership plan (58,310, 68,600, 78,890 and 90,724 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). It is anticipated that the employee stock ownership plan will fund its purchase of shares in the reorganization through a loan from BV Financial for 100% of the aggregate purchase price of the common stock. The plan will repay the loan principally through Bay-Vanguard Federal’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan will equal the prime rate, as published in The Wall Street Journal on the closing date of the reorganization. If the employee stock ownership plan is unable to acquire 3.92% of the common stock issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C., the plan may acquire additional shares following the reorganization through open market purchases, subject to approval by the Office of Thrift Supervision.

Shares purchased by the employee stock ownership plan with the proceeds of the loan from BV Financial will be held in a suspense account and released on a pro rata basis as the loan is repaid. The plan provides for the allocation of shares released from the suspense account among participants on the basis of each participant’s proportional share of compensation.

Participants vest in their accrued benefits under the employee stock ownership plan over a six-year period at a rate of 20% per year commencing on the second year of service. A participant will be fully vested at retirement, upon death or disability, upon a change in control or upon termination of the plan. Generally, the plan provides for the distribution of vested benefits upon a participant’s separation from service. The plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants in the plan.

Plan participants will direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote all allocated shares held in the employee stock ownership plan as instructed by the plan participants. The trustee will vote unallocated shares and allocated shares for which no instructions are received on any matter in the same ratio as those shares for which instructions are given, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Bay-Vanguard Federal records a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.

The employee stock ownership plan, to be a tax-qualified employee benefit plan, must satisfy certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act (ERISA). Bay-Vanguard Federal expects to receive a favorable determination letter from the Internal Revenue Service confirming the plan’s tax-qualified status, but Bay-Vanguard Federal cannot guarantee that it will receive a letter at this time.

Executive Supplemental Retirement Plan. Bay-Vanguard Federal maintains the Bay-Vanguard Federal Executive Supplemental Retirement Plan to provide certain payments to Mr. Leonard and Ms. Mroz upon retirement or to their respective beneficiaries if they die while there are funds credited to their pre-retirement account. If Mr. Leonard or Ms. Mroz remains in the employ of Bay-Vanguard Federal until he or she attains age 65, Mr. Leonard or Ms. Mroz is entitled to a retirement benefit equal to the excess (if any) of the Index (as defined in the plan) for the plan year in which Mr. Leonard or Ms. Mroz retires over the Cost of Funds Expenses (as defined in the plan) for the plan year in which Mr. Leonard or Ms. Mroz retires, minus the marginal tax rate. The index retirement benefit is payable for each plan year subsequent to Mr. Leonard or Ms. Mroz’s retirement (including the remaining portion of the year following retirement) until Mr. Leonard or Ms. Mroz’s death. In addition to the index retirement benefit, Mr. Leonard and Ms. Mroz are also entitled to the balance in their pre-retirement accounts that will be payable in 180 monthly installments commencing 30 days after their termination of employment for reasons other than cause. If Mr. Leonard or Ms. Mroz terminates service with Bay-Vanguard prior to attaining age 65, for reasons other than cause or early retirement, they are entitled to receive the balance in their pre-retirement account in 180 monthly installments commencing 30 days following attainment of age 65. If Mr. Leonard or Ms. Mroz dies while there is a balance in their pre-retirement account, the unpaid balance will be paid in a lump sum to their respective beneficiaries. If Mr. Leonard or Ms. Mroz becomes disabled prior to terminating employment with Bay-Vanguard Federal and their service with Bay-Vanguard is terminated because of the disability or Mr. Leonard or Ms. Mroz is terminated in connection with a change in control (as defined in the plan), they will immediately begin to receive benefits under the plan as if they had retired from Bay-Vanguard upon attainment of age 65 (or in the case of a change in control, immediately or upon attaining age 60, whichever is last to occur).

Bay-Vanguard has elected to fund its obligations under the plan through the purchase of life insurance. All participating executives have entered into life insurance endorsement method split dollar plan agreements in connection with the plan funding. The pre-retirement account of Ms. Mroz was credited with $10,300 at its effective date.

Supplemental Executive Retirement Plan. Following the reorganization, Bay-Vanguard Federal will implement a supplemental executive retirement plan to provide for supplemental retirement benefits with respect to the employee stock ownership plan and the 401(k) Savings Plan. The plan will provide participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan will provide benefits to eligible officers (those designated by the Board of Directors of Bay-Vanguard Federal) that cannot be provided under the 401(k) Savings Plan or the employee stock ownership plan as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for these Internal Revenue Code limitations. In addition to providing for benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the new plan will also provide supplemental benefits upon a change of control prior to the scheduled repayment of the employee stock ownership plan loan. Generally, upon a change in control, the supplemental executive retirement plan will provide participants with a benefit equal to what they would have received under the employee stock ownership plan, had they remained employed throughout the term of the loan, less the benefits actually provided under the plan on the participant’s behalf. A participant’s benefits generally become payable upon a change in control of Bay-Vanguard Federal and BV Financial. Bay-Vanguard Federal anticipates that the Board of Directors will designate Mr. Leonard, Ms. Mroz and Mr. Gallagher as participants in the supplemental executive retirement plan. In the future, the Board of Directors may designate other officers as participants.

Bay-Vanguard Federal may utilize a grantor trust in connection with the supplemental executive retirement plan, in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of Bay-Vanguard Federal’s general creditors in the event of insolvency, until paid to a participant according to the terms of the supplemental executive retirement plan.

Future Stock-Based Incentive Plan. Following the reorganization, BV Financial plans to adopt a stock-based incentive plan that will provide for grants of stock options and restricted stock. Shares of restricted stock, in an amount up to 1.96% of the total number of outstanding shares of BV Financial, which includes shares sold in the offering and shares issued to Bay-Vanguard, M.H.C., may be awarded at no cost to the recipient. Stock options, in an amount up to 4.90% of the total number of outstanding shares of BV Financial, which includes shares sold in the offering and shares issued to Bay-Vanguard, M.H.C., may be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date.

BV Financial may fund the stock-based incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of BV Financial common stock. The acquisition of additional authorized, but unissued, shares by the stock-based incentive plan after the reorganization would dilute the interests of existing shareholders. See “Pro Forma Data.”

Restricted stock awards and stock options generally vest ratably over a five-year period, but BV Financial may also make vesting contingent upon the satisfaction of performance goals established by the Board of Directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of BV Financial.

The stock-based incentive plan will comply with all Office of Thrift Supervision regulations. No earlier than six months after the reorganization, BV Financial will submit the stock-based incentive plan to shareholders for their approval, at which time BV Financial will provide shareholders with detailed information about the plan.

Under Office of Thrift Supervision regulations, this plan must be approved by a majority of the total votes eligible to be cast by our shareholders, other than Bay-Vanguard, M.H.C., unless we obtain a waiver that allows approval by a majority of votes cast, other than by Bay-Vanguard, M.H.C.

Transactions with Bay-Vanguard Federal

Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits loans by Bay-Vanguard Federal to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Bay-Vanguard Federal to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Bay-Vanguard Federal is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit Bay-Vanguard Federal to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Bay-Vanguard Federal’s capital and surplus, up to a maximum of $396,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See “Regulation and Supervision—Regulation of Federal Savings Associations—Transactions with Related Parties.”

The aggregate amount of loans by Bay-Vanguard Federal to its executive officers and directors was $1.6 million at June 30, 2004, or approximately 11.3% of pro forma shareholders’ equity, assuming that 787,500 shares are sold in the reorganization to persons other than Bay-Vanguard, M.H.C. These loans were performing according to their original terms at June 30, 2004.

Other Transactions. Gallagher Evelius & Jones LLP, of which Robert R. Kern, Jr. is a partner, has performed legal services for Bay-Vanguard Federal. Bay-Vanguard Federal paid a total of $39,000 and $42,000 in legal fees to Gallagher Evelius & Jones LLP for fiscal 2003 and fiscal 2004, respectively.

Indemnification for Directors and Officers

BV Financial’s bylaws provide that BV Financial shall indemnify all officers, directors and employees of BV Financial to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of BV Financial. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of BV Financial pursuant to its bylaws or otherwise, BV Financial has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 34% of the shares sold in the reorganization to persons other than Bay-Vanguard, M.H.C. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

	Proposed Purchases of Stock in the Offering		Percent of Shares at Minimum of Offering Range	Percent of Shares at Maximum of Offering Range
Name	Number of Shares	Dollar Amount
Michael J. Birmingham, III	5,000	$50,000	*	*
Daniel J. Gallagher, Jr.	10,000	100,000	1.49%	1.10%
Robert R. Kern, Jr.	5,000	50,000	*	*
Edmund J. Kowalewski	1,000	10,000	*	*
Edmund T. Leonard	10,000	100,000	1.49	1.10
Brian K. McHale	1,000	10,000	*	*
Carolyn M. Mroz	10,000	100,000	1.49	1.10
Anthony J. Narutowicz	1,000	10,000	*	*
Jerry S. Sopher	5,000	50,000	*	*
Catherine M. Staszak	2,500	25,000	*	*

All directors and executive officers as a group (10 persons)	50,500	$505,000	7.54%	5.58%

*	Less than 1.0%.

Regulation and Supervision

General

Bay-Vanguard Federal is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Bay-Vanguard Federal is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation. Bay-Vanguard Federal must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate Bay-Vanguard Federal’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on BV Financial, Bay-Vanguard, M.H.C. and Bay-Vanguard Federal and their operations. BV Financial and Bay-Vanguard, M.H.C., as savings and loan holding companies, are required to file certain reports with, are subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. BV Financial will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Bay-Vanguard Federal, BV Financial and Bay-Vanguard, M.H.C. are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Bay-Vanguard Federal, BV Financial and Bay-Vanguard, M.H.C. and is qualified in its entirety by reference to the actual statutes and regulations.

Regulation of Federal Savings Associations

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as Bay-Vanguard Federal. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Branching. Federal savings banks are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio; a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system); and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common shareholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At June 30, 2004, the Bank met each of these capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Bay-Vanguard Federal, it is a subsidiary of a holding company. If Bay-Vanguard Federal’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of June 30, 2004, Bay-Vanguard Federal maintained 87.4% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Federal law limits Bay-Vanguard Federal’s authority to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including BV Financial, Bay-Vanguard, M.H.C. and their non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Bay-Vanguard Federal’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans Bay-Vanguard Federal may make to insiders based, in part, on Bay-Vanguard Federal’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report.

Insurance of Deposit Accounts. Bay-Vanguard Federal is a member of the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for Savings Association Insurance Fund member institutions are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from zero basis points of assessable deposits for the healthiest institutions to 27 basis points of assessable deposits for the riskiest.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A material increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Bay-Vanguard Federal. Management cannot predict what insurance assessment rates will be in the future.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund. During the year ended December 31, 2003, Financing Corporation payments for Savings Association Insurance Fund members totaled approximately 1.56 basis points of assessable deposits.

The Federal Deposit Insurance Corporation may terminate an institution’s insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Bay-Vanguard Federal does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. Bay-Vanguard Federal is a member of the Federal Home Loan Bank System, which consists of (12) regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Bay-Vanguard Federal, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. Bay-Vanguard Federal was in compliance with this requirement with an investment in Federal Home Loan Bank stock at June 30, 2004 of $472,000.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

Bay-Vanguard Federal received an “outstanding” rating as a result of its most recent Community Reinvestment Act assessment.

Privacy Requirements of the GLBA

The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Anti-Money Laundering

On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”). The USA PATRIOT Act significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, Title III of the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

Other Regulations

Interest and other charges collected or contracted for by Bay-Vanguard Federal are subject to state usury laws and federal laws concerning interest rates. Bay-Vanguard Federal’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Bay-Vanguard Federal also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which, effective October 28, 2004, gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

General. BV Financial and Bay-Vanguard, M.H.C. are savings and loan holding companies within the meaning of federal law. As such, they are registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision has enforcement authority over BV Financial and Bay-Vanguard, M.H.C. and their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Bay-Vanguard Federal.

Restrictions Applicable to Mutual Holding Companies. According to federal law and Office of Thrift Supervision regulations, a mutual holding company, such as Bay-Vanguard, M.H.C., may generally engage in the following activities: (1) investing in the stock of a savings association; (2) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (3) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; (4) investing in a corporation the capital stock of which may be purchased by a savings association under federal law or the law of the state where the savings association has its home office; and (5) any activity approved by the Federal Reserve Board for a bank holding company or financial holding company or previously approved by the Office of Thrift Supervision for multiple savings and loan holding companies. Recent legislation, which authorized mutual holding companies to engage in activities permitted for financial holding companies, expanded the authorized activities. Financial holding companies may engage in a broad array of financial service activities including insurance and securities.

Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings institution, or its holding company, without prior written approval of the Office of Thrift Supervision. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors. Federal law also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

If the savings institution subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings institution’s failure to so qualify.

Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. We have adopted this form of organization and it will continue in place after the proposed offering. BV Financial is the stock holding company subsidiary of Bay-Vanguard, M.H.C. BV Financial is permitted to engage in activities that are permitted for Bay-Vanguard, M.H.C. subject to the same restrictions and conditions.

Waivers of Dividends by Bay-Vanguard, M.H.C. Office of Thrift Supervision regulations require Bay-Vanguard, M.H.C. to notify the Office of Thrift Supervision if it proposes to waive receipt of dividends from BV Financial. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS No. 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that Bay-Vanguard, M.H.C. will waive dividends that BV Financial may pay, if any.

Conversion of Bay-Vanguard, M.H.C. to Stock Form. Office of Thrift Supervision regulations permit Bay-Vanguard, M.H.C. to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the Board of Directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction, a new holding company would be formed as the successor to BV Financial, Bay-Vanguard, M.H.C.’s corporate existence would end, and certain depositors of Bay-Vanguard Federal would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by shareholders other than Bay-Vanguard, M.H.C. would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that shareholders other than Bay-Vanguard, M.H.C. own the same percentage of common stock in the new holding company as they owned in BV Financial immediately before conversion. The total number of shares held by shareholders other than Bay-Vanguard, M.H.C. after a conversion transaction would be increased by any purchases by such shareholders in the stock offering conducted as part of the conversion transaction.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

BV Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, BV Financial common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. BV Financial will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of BV Financial may be resold without registration. Shares purchased by an affiliate of BV Financial will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If BV Financial meets the current public information requirements of Rule 144, each affiliate of BV Financial that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of BV Financial, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, BV Financial may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002, which implemented legislative reforms intended to address corporate and accounting fraud. The Sarbanes-Oxley Act restricts the scope of services that may be provided by accounting firms to their public company audit clients and any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, the Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement.

Under the Sarbanes-Oxley Act, bonuses issued to top executives before restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The legislation accelerates the time frame for disclosures by public companies of changes in ownership in a company’s securities by directors and executive officers.

The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Among other requirements, companies must disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not.

Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 1995. For its 2004 year, Bay-Vanguard Federal’s maximum federal income tax rate was 34%.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.2 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Bay-Vanguard Federal makes a “non-dividend distribution” to Bay-Vanguard Federal as described below.

Distributions. If Bay-Vanguard Federal makes “non-dividend distributions” to BV Financial, the distributions will be considered to have been made from Bay-Vanguard Federal’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Bay-Vanguard Federal’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Bay-Vanguard Federal’s taxable income. Non-dividend distributions include distributions in excess of Bay-Vanguard Federal’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of Bay-Vanguard Federal’s current or accumulated earnings and profits will not be so included in Bay-Vanguard Federal’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Bay-Vanguard Federal makes a non-dividend distribution to BV Financial, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Bay-Vanguard Federal does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Maryland Taxation. Bay-Vanguard Federal is subject to Maryland’s Corporation Business Tax at the rate of 7.0% on its taxable income, before net operating loss deductions and special deductions for federal income tax purposes. BV Financial and Bay-Vanguard, M.H.C. will be required to file Maryland income tax returns because they will be doing business in Maryland. For this purpose, “taxable income” generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

The Reorganization and Stock Offering

The Board of Directors of Bay-Vanguard Federal has approved the plan of reorganization and stock issuance. The plan of reorganization and stock issuance also must be approved by the members of Bay-Vanguard Federal. A special meeting of members has been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of reorganization and stock issuance; however, such approval does not constitute a recommendation or endorsement of the plan of reorganization and stock issuance.

General

On July 13, 2004, and as amended and restated on October 12, 2004 and November 1, 2004, the Board of Directors of Bay-Vanguard Federal unanimously adopted the plan of reorganization and stock issuance, pursuant to which Bay-Vanguard Federal will reorganize into a two-tiered mutual holding company. This structure is called a two-tier structure because it will have two levels of holding companies. After the reorganization, BV Financial will be the mid-tier stock holding company and Bay-Vanguard, M.H.C. will be the top-tier mutual holding company. Under the terms of the plan of reorganization and stock issuance, BV Financial will own all of the stock of Bay-Vanguard Federal and Bay-Vanguard, M.H.C. will own at least a majority of BV Financial.

The reorganization also includes the offering by BV Financial of 45% of its common stock to qualifying depositors and borrowers of Bay-Vanguard Federal in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of BV Financial and Bay-Vanguard Federal as reorganized, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by BV Financial from the sale of the common stock. If the reorganization is terminated, Bay-Vanguard Federal would be required to charge all reorganization expenses against current income.

The Office of Thrift Supervision has approved our plan of reorganization and stock issuance, subject to, among other things, approval of the plan of reorganization and stock issuance by Bay-Vanguard Federal’s members. The special meeting of Bay-Vanguard Federal’s members has been called for this purpose on                     , 2004.

The following is a brief summary of the pertinent aspects of the reorganization. A copy of the plan of reorganization and stock issuance is available from Bay-Vanguard Federal upon request and is available for inspection at the offices of Bay-Vanguard Federal and at the Office of Thrift Supervision. The plan of reorganization and stock issuance is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that BV Financial has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Reorganization

After considering the advantages and disadvantages of the reorganization, the Board of Directors of Bay-Vanguard Federal unanimously approved the reorganization as being in the best interests of Bay-Vanguard Federal and its members. The Board of Directors concluded that the reorganization offers a number of advantages that will be important to the future growth and performance of Bay-Vanguard Federal.

The reorganization will result in the raising of additional capital for BV Financial and Bay-Vanguard Federal, which will support Bay-Vanguard Federal’s future lending and operational growth and may also support possible future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a mutual holding company with a mid-tier stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. Our new mutual holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. Therefore, the reorganization permits Bay-Vanguard Federal to control the amount of capital being raised to enable Bay-Vanguard Federal to deploy the proceeds of the offering more prudently, while at the same time enabling Bay-Vanguard Federal to continue to grow its lending and investment activities. The reorganization, however, also will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of Bay-Vanguard, M.H.C. to stock form.

The reorganization will afford our officers and employees the opportunity to become shareholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The reorganization also will provide our customers and local community members with an opportunity to acquire our stock.

The disadvantages of the reorganization considered by Bay-Vanguard Federal’s Board of Directors are the additional expense and effort of operating as a public company, the inability of shareholders other than Bay-Vanguard, M.H.C. to obtain majority ownership of BV Financial and Bay-Vanguard Federal, which may result in the perpetuation of our management and board of directors, and the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted from time to time that may have an adverse impact on shareholders other than Bay-Vanguard, M.H.C. A majority of our voting stock will be owned by Bay-Vanguard, M.H.C., which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from shareholders, it will also serve to perpetuate our existing management and directors. Bay-Vanguard, M.H.C. will be able to elect all the members of BV Financial’s board of directors, and will be able to control the outcome of most matters presented to our shareholders for resolution by vote. The matters as to which shareholders other than Bay-Vanguard, M.H.C. will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan. No assurance can be given that Bay-Vanguard, M.H.C. will not take action adverse to the interests of shareholders, other than the mutual holding company. For example, Bay-Vanguard, M.H.C. could prevent the sale of control of BV Financial, or defeat a candidate for the board of directors of BV Financial or other proposals put forth by shareholders. The Board of Directors has determined that the advantages of the reorganization outweigh the disadvantages.

The reorganization does not preclude the conversion of Bay-Vanguard, M.H.C. from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Bay-Vanguard, M.H.C. will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary — Possible Conversion of Bay-Vanguard, M.H.C. to Stock Form.”

Description of the Plan of Reorganization and Stock Issuance

Following receipt of all required regulatory approvals and approval of the plan of reorganization and stock issuance by Bay-Vanguard Federal’s members, the reorganization will be effected as follows or in any other manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and stock issuance and applicable laws and regulations:

(1)	Bay-Vanguard Federal will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim One”);

(2)	Interim One will organize BV Financial, a federal stock corporation, as a wholly owned subsidiary;

(3)	Interim One will then organize an interim federal savings bank as a wholly owned subsidiary (“Interim Two”);

(4)	Bay-Vanguard Federal will exchange its charter to a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become Bay-Vanguard, M.H.C.;

(5)	sequentially with step (4), Interim Two will merge with and into Bay-Vanguard Federal with Bay-Vanguard Federal in stock form surviving as a subsidiary of Bay-Vanguard, M.H.C.;

(6)	former members of Bay-Vanguard Federal will become members of Bay-Vanguard, M.H.C.;

(7)	Bay-Vanguard, M.H.C. will contribute 100% of the issued common stock of Bay-Vanguard Federal to BV Financial; and

(8)	BV Financial will issue a majority of its common stock to Bay-Vanguard, M.H.C.

Concurrently with the reorganization, BV Financial will sell up to 45% of its common stock representing up to 45% of the pro forma market value of Bay-Vanguard Federal on a fully converted basis. Bay-Vanguard Federal intends to capitalize Bay-Vanguard, M.H.C. with $50,000.

As a result of the reorganization, Bay-Vanguard Federal will be organized in stock form and will be wholly owned by BV Financial. The legal existence of Bay-Vanguard Federal will not terminate as a result of the reorganization. Instead, Bay-Vanguard Federal in stock form will be a continuation of Bay-Vanguard Federal in mutual form. All property of Bay-Vanguard Federal, including its right, title and interest in all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to Bay-Vanguard Federal, or which would inure to Bay-Vanguard Federal immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in Bay-Vanguard Federal in stock form. Bay-Vanguard Federal in stock form will have, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by Bay-Vanguard Federal in the mutual form. Bay-Vanguard Federal in stock form will continue to have, succeed to and be responsible for all the rights, liabilities and obligations of Bay-Vanguard Federal in the mutual form and will maintain its headquarters and operations at Bay-Vanguard Federal’s present locations.

Effects of Reorganization on Deposits, Borrowers and Members

Continuity. While the reorganization is being accomplished, the normal business of Bay-Vanguard Federal will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After reorganization, Bay-Vanguard Federal will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of Bay-Vanguard Federal who adopted the plan of reorganization and stock issuance and who continue to be directors of Bay-Vanguard Federal at the time of reorganization will serve as directors of Bay-Vanguard Federal after the reorganization. The Board of Directors of BV Financial and Bay-Vanguard, M.H.C. will be composed solely of the individuals who serve on the Board of Directors of Bay-Vanguard Federal. All officers of Bay-Vanguard Federal at the time of reorganization will retain their positions after the reorganization.

Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with Bay-Vanguard Federal. All deposit accounts in Bay-Vanguard Federal after the reorganization will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at Bay-Vanguard Federal.

After the reorganization, each depositor of Bay-Vanguard Federal will have both a deposit account in Bay-Vanguard Federal and a pro rata ownership interest in the equity of Bay-Vanguard, M.H.C. based upon the balance in the depositor’s account. This ownership interest is tied to the depositor’s account, has no tangible market value separate from the deposit account and may only be realized in the event of a liquidation of Bay-Vanguard, M.H.C. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Bay-Vanguard, M.H.C. without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Bay-Vanguard, M.H.C., which is lost to the extent that the balance in the account is reduced. Consequently, depositors of Bay-Vanguard, M.H.C. have no way to realize the value of their ownership interest in Bay-Vanguard, M.H.C., except in the unlikely event that Bay-Vanguard, M.H.C. is liquidated.

After the reorganization, all loans of Bay-Vanguard Federal will retain the same status that they had prior to the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

Effect on Voting Rights of Members. After the reorganization, the direction of Bay-Vanguard Federal will continue to be under the control of its board of directors. BV Financial, as the holder of all of the outstanding common stock of Bay-Vanguard Federal, will have exclusive voting rights with respect to any matters concerning Bay-Vanguard Federal requiring shareholder approval, including the election of directors.

After the reorganization, shareholders of BV Financial will have exclusive voting rights with respect to any matters concerning BV Financial requiring shareholder approval. By virtue of its ownership of a majority of the outstanding shares of common stock of BV Financial, Bay-Vanguard, M.H.C. will be able to control the outcome of most matters presented to the shareholders for resolution by vote.

As a federally chartered mutual holding company, Bay-Vanguard, M.H.C. will have no authorized capital stock and, thus, no shareholders. Holders of deposit accounts of Bay-Vanguard Federal will become members of Bay-Vanguard, M.H.C. Such persons will be entitled to vote on all questions requiring action by the members of Bay-Vanguard, M.H.C., including the election of directors of Bay-Vanguard, M.H.C. In addition, all persons who become depositors of Bay-Vanguard Federal following the reorganization will have membership rights with respect to Bay-Vanguard, M.H.C. Borrowers of Bay-Vanguard Federal who were borrower members of Bay-Vanguard Federal at the time of the reorganization will also become members of Bay-Vanguard, M.H.C. Borrowers will not receive membership rights in connection with any new borrowings made after the reorganization.

Effect on Liquidation Rights. In the unlikely event of a complete liquidation of Bay-Vanguard Federal prior to the completion of the reorganization, each depositor would receive a pro rata share of any assets of Bay-Vanguard Federal remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in Bay-Vanguard Federal at the time of liquidation.

Upon a complete liquidation of Bay-Vanguard Federal after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Bay-Vanguard Federal. However, except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Bay-Vanguard Federal above that amount. Instead, the holder of Bay-Vanguard Federal’s common stock (i.e., BV Financial) would be entitled to any assets remaining upon a liquidation of Bay-Vanguard Federal.

Upon a complete liquidation of BV Financial, the shareholders of BV Financial, including Bay-Vanguard, M.H.C., would be entitled to receive the remaining assets of BV Financial, following payment of all debts, liabilities and claims of greater priority of or against BV Financial.

If liquidation of Bay-Vanguard, M.H.C. occurs following completion of the reorganization, all depositors of Bay-Vanguard Federal at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of Bay-Vanguard, M.H.C. remaining after payment of all debts and claims of creditors.

There are no plans to liquidate Bay-Vanguard Federal, BV Financial or Bay-Vanguard, M.H.C. in the future.

Material Income Tax Consequences

Although the reorganization may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and stock issuance and applicable law, regulations and policies, it is intended that the reorganization will be effected through a merger. Completion of the reorganization is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Maryland tax laws, that no gain or loss will be recognized by Bay-Vanguard Federal, BV Financial or Bay-Vanguard, M.H.C. as a result of the reorganization or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Bay-Vanguard Federal, BV Financial and Bay-Vanguard, M.H.C. and persons receiving subscription rights.

Muldoon Murphy Faucette & Aguggia LLP has issued an opinion to Bay-Vanguard Federal that, for federal income tax purposes:

•	the reorganization will constitute a reorganization under Internal Revenue Code section 368(a)(1)(F), and Bay-Vanguard Federal (in either its mutual form (the “Mutual Bank”) or its stock form (the “Stock Bank”) will recognize no gain or loss as a result of the reorganization;

•	the basis of each asset of the Mutual Bank received by the Stock Bank in the reorganization will be the same as the Mutual Bank’s basis for such asset immediately prior to the reorganization;

•	the holding period of each asset of the Mutual Bank received by the Stock Bank in the reorganization will include the period during which such asset was held by the Mutual Bank prior to the reorganization;

•	for purposes of Internal Revenue Code section 381(b), the Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the reorganization and the tax attributes of the Mutual Bank (subject to application of Internal Revenue Code sections 381, 382 and 384) will be taken into account by the Stock Bank as if the reorganization had not occurred;

•	the Mutual Bank’s members will recognize no gain or loss upon their constructive receipt of shares of the Stock Bank common stock solely in exchange for their mutual ownership interest in the Mutual Bank;

•	no gain or loss will be recognized by members of the Mutual Bank upon the issuance to them of deposits in the Stock Bank in the same dollar amount as their deposits in the Mutual Bank;

•

with respect to the members of the Mutual Bank’s exchange of the stock of the Stock Bank constructively received for the mutual ownership interests in Bay-Vanguard, M.H.C., the exchange will qualify as an exchange of property for stock under Internal Revenue Code section 351, the initial shareholders of the Stock Bank will recognize no gain or loss upon the constructive transfer to Bay-Vanguard, M.H.C. of the shares of the Stock Bank they constructively received and Bay-Vanguard, M.H.C. will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank;

•	with respect to Bay-Vanguard, M.H.C.’s transfer of 100% of the common stock of the Stock Bank to BV Financial, BV Financial will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank from Bay-Vanguard, M.H.C. and Bay-Vanguard, M.H.C. will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank from Bay-Vanguard, M.H.C. to BV Financial;

•	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of BV Financial to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the reorganization pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the reorganization; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in the 9th and 10th bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase BV Financial common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Bay-Vanguard Federal has also received an opinion from Beard Miller Company LLP, Baltimore, Maryland, that, assuming the reorganization does not result in any federal income tax liability to Bay-Vanguard Federal, its account holders, or BV Financial, implementation of the plan of reorganization and stock issuance will not result in any Maryland income tax liability to those entities or persons.

The opinions of Muldoon Murphy Faucette & Aguggia LLP and Beard Miller Company LLP, are filed as exhibits to the registration statement that BV Financial has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of reorganization and stock issuance, we have granted rights to subscribe for BV Financial common stock to the following persons in the following order of priority:

•	Persons with deposits in Bay-Vanguard Federal with balances aggregating $50 or more (“qualifying deposits”) as of December 31, 2002 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Our employee stock ownership plan.

•	Persons with qualifying deposits in Bay-Vanguard Federal as of , 2004 (“supplemental eligible account holders”).

•	Depositors of Bay-Vanguard Federal as of , 2004, and borrowers of Bay-Vanguard Federal who had loans outstanding on March 7, 1988 who continue to be borrowers as of , 2004 (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and stock issuance. See “—Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

Category 1: Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$100,000 of common stock (which equals 10,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than Bay-Vanguard, M.H.C.; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $ million as of December 31, 2002.

If there are not sufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled, provided that no fractional shares will be issued. Subscription rights of eligible account holders who are also executive officers or directors of BV Financial or Bay-Vanguard Federal or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Bay-Vanguard Federal in the one-year period preceding December 31, 2002.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2002. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

Category 2: Tax-Qualified Employee Stock Benefit Plans. Our tax-qualified employee stock benefit plan intends to purchase 8.71% of the shares of common stock issued in the reorganization to persons other than Bay-Vanguard, M.H.C., which totals 3.92% of the common stock issued in the reorganization, including shares issued to Bay-Vanguard, M.H.C. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by the officers and directors of Bay-Vanguard Federal, for the purpose of applying the purchase limitations in the plan of reorganization and stock issuance. If BV Financial increases the number of shares offered in the reorganization above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 8.71% of the common stock issued in the reorganization to persons other than Bay-Vanguard, M.H.C. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from BV Financial with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$100,000 of common stock (which equals 10,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than Bay-Vanguard, M.H.C.; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $ million as of , 2004.

If eligible account holders and Bay-Vanguard Federal’s employee stock ownership plan subscribe for all of the shares being sold by BV Financial, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are not sufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled, provided that no fractional shares will be issued.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at                                     . Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Each other member of Bay-Vanguard Federal has the right to purchase up to the greater of $100,000 of common stock (which equals 10,000 shares) or one-tenth of 1% of the total offering of common stock to persons other than Bay-Vanguard, M.H.C. If eligible account holders, Bay-Vanguard Federal’s employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold by BV Financial, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at                             , 2004 or each loan from Bay-Vanguard Federal that was outstanding on March 7, 1988 and continued to be outstanding on                             , 2004. Failure to list an account or loan, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering and all subscription rights under the plan of reorganization and stock issuance is expected to terminate at 12:00 noon, Eastern time, on [DATE 1]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date, unless extended, whether or not we have been able to locate each person entitled to subscription rights. We may extend the termination date without notice to you until [DATE 2], unless the Office of Thrift Supervision approves a later date, which will not be beyond                         , 2006.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at Bay-Vanguard Federal’s passbook rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will be given the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond                         , 2006.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of reorganization and stock issuance reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of reorganization and stock issuance or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares pursuant to the plan of reorganization and stock issuance in a community offering to the following persons in the following order of priority:

•	Natural persons and trusts of natural persons who are residents of Anne Arundel County, Baltimore City and Baltimore County, Maryland; and

•	Other persons to whom Bay-Vanguard Federal delivers a prospectus.

We will consider persons to be residing in one of the specified counties if they occupy a dwelling in the county and establish a physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in one of the specified counties. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $100,000 of common stock (which equals 10,000 shares). To the extent practicable, and subject to the preferred subscriber preference and various purchase limitations, orders for the common stock in the community offering shall first be filled to a maximum of 2% of the total number of shares of common stock sold in the offering, and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers, provided no fractional shares will be issued. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with, or subsequent to, the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with the approval of the Office of Thrift Supervision. If we receive regulatory approval of an extension of time, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will be given the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community or Underwritten Public Offering

The plan of reorganization and stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill may form a syndicate of broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering or underwritten public offering. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

Common stock sold in the syndicated community offering will be sold at a purchase price per share that is the same price as all other shares being offered for sale in the offering. Purchasers in the syndicated community offering are eligible to purchase up to $100,000 of common stock (which equals 10,000 shares). Orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of reorganization and stock issuance and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Purchases of Shares

The plan of reorganization and stock issuance imposes limitations upon the purchase of common stock by eligible subscribers and others in the reorganization. In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering,” the plan of reorganization and stock issuance provides for the following purchase limitations:

•      The aggregate amount of our outstanding common stock owned or controlled by persons other than Bay-Vanguard, M.H.C. at the close of the offering shall be less than 50% of our total outstanding common stock.

•      Except for our tax-qualified employee stock benefit plans, no person, either alone or together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $100,000 of the common stock (which equals 10,000 shares), subject to increase as described below.

•      Each subscriber must subscribe for a minimum of 25 shares.

•      The aggregate amount of common stock acquired in the offering by any non-tax-qualified employee stock benefit plan or any management person and his or her associates, shall not exceed 4.9% of the (i) outstanding shares of common stock at the conclusion of the offering; or (ii) the stockholders’ equity of BV Financial at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

•      The aggregate amount of common stock acquired in the offering by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of BV Financial common stock acquired by such plans in the secondary market, shall not exceed 4.9% of (i) the outstanding shares of BV Financial common stock at the conclusion of the offering; or (ii) the stockholders’ equity of BV Financial at the conclusion of the offering.

•      The aggregate amount of common stock acquired in the offering by all of our stock benefit plans, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock held by persons other than Bay-Vanguard, M.H.C.

•      The aggregate amount of common stock acquired in the offering, by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 34% of (i) the outstanding shares of BV Financial common stock held by persons other than Bay-Vanguard, M.H.C. at the conclusion of the offering; or (ii) the stockholders’ equity of BV Financial held by persons other than Bay-Vanguard, M.H.C. at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering to persons other than Bay-Vanguard, M.H.C. We do not intend to increase the maximum purchase limitation unless market conditions warrant an increase in the maximum purchase limitation and the sale of a number of shares in excess of the minimum of the offering range. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

The plan of reorganization and stock issuance defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person or company that acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of reorganization and stock issuance, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of reorganization and stock issuance defines “associate,” with respect to a particular person, to mean:

•      a corporation or organization other than Bay-Vanguard, M.H.C., BV Financial or Bay-Vanguard Federal or a majority-owned subsidiary of Bay-Vanguard, M.H.C., BV Financial or Bay-Vanguard Federal of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•      a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and

•      a relative or spouse of a person, or any relative of a spouse, who either has the same home as a person or who is a director or officer of Bay-Vanguard, M.H.C., BV Financial or Bay-Vanguard Federal or any of their subsidiaries.

For example, a corporation of which a person serves as a senior officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of reorganization and stock issuance. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O’Neill. All prospective purchasers are to send payment directly to Bay-Vanguard Federal, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows:

(1)	consulting as to the securities marketing implications of any aspect of the plan of reorganization and stock issuance or related corporate documents;

(2)	reviewing with our Board of Directors the independent appraiser’s appraisal of the common stock;

(3)	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

(4)	assisting in the design and implementation of a marketing strategy for the offering;

(5)	assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

(6)	providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For these services, Sandler O’Neill will receive a fee of 2.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families. We have made an advance payment of $25,000 to Sandler O’Neill for expenses. Any unused portion of this advance will be refunded if the offering is not consummated. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 2.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees paid to Sandler O’Neill and other NASD member firms in the syndicated community offering shall not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Sandler O’Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $45,000. If the plan of reorganization and stock issuance is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O’Neill will assist us in the offering as follows: (1) consolidation of accounts and development of a central file; (2) preparation of order and/or request forms; (3) organization and supervision of the conversion center; and (4) subscription services. For these services, Sandler O’Neill will receive a fee of $15,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O’Neill for these services.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the offering. However, such participation will be limited to answering questions about the Company. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the offering process will be directed to registered representatives of Sandler O’Neill. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, you must submit a properly completed and executed order form to Bay-Vanguard Federal by 12:00 noon, Eastern time, on [DATE 1]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Bay-Vanguard Federal. To purchase shares in the community offering, you must submit a properly completed and executed order form to Bay-Vanguard Federal, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the reorganization. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of reorganization and stock issuance and of the acceptability of the order forms will be final.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of reorganization and stock issuance, our interpretation of the terms and conditions of the plan of reorganization and stock issuance and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the reorganization has not been completed within 45 days after the end of the subscription offering.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms on which the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the subscription and community offerings, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by check or money order, or by authorization of withdrawal from deposit accounts maintained with Bay-Vanguard Federal. Subscription funds will be held by Bay-Vanguard Federal or, at our discretion, in an escrow account at an independent insured depository institution. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Orders submitted by subscribers that total $50,000 or more must be paid by official bank or certified check, a check issued by a NASD-registered broker-dealer or by withdrawal authorization from a deposit account maintained with Bay-Vanguard Federal. Interest will be paid on payments made by check or money order at our passbook rate from the date payment is received at the conversion center until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the reorganization, unless the certificate matures after the date of receipt of the order form but before closing, in which case funds will earn interest at the passbook rate from the date of maturity until the reorganization is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the reorganization. When the reorganization is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the reorganization cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the reorganization is not consummated for any reason, all funds submitted will be refunded promptly with interest as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the effective date of reorganization, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the reorganization; provided that there is in force from the time of its subscription until that time, a loan commitment from an unrelated financial institution or BV Financial to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

Individual retirement accounts maintained at Bay-Vanguard Federal do not permit investment in the common stock. A depositor interested in using his or her individual retirement account funds to purchase common stock must do so through a self-directed individual retirement account. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a trustee offering a self-directed individual retirement account program with the agreement that the funds will be used to purchase BV Financial’s common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as Bay-Vanguard Federal now holds the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an individual retirement account at Bay-Vanguard Federal to purchase common stock should contact the conversion center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% shareholders who use self-directed individual retirement account funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of individual retirement accounts.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the reorganization be based upon an estimated pro forma value of BV Financial and Bay-Vanguard Federal on a fully converted basis (i.e., taking into account the expected receipt of proceeds from the sale of securities in the reorganization), as determined by an independent appraisal. We have retained FinPro, which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. FinPro will receive fees totaling $20,000 for its appraisal services, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. We have agreed to indemnify FinPro under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the reorganization.

FinPro prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, FinPro undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, FinPro reviewed Bay-Vanguard Federal’s reorganization and stock issuance applications as filed with the Office of Thrift Supervision and BV Financial’s registration statement as filed with the Securities and Exchange Commission. Furthermore, FinPro visited our facilities and had discussions with our management. FinPro did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on FinPro in connection with its appraisal.

In connection with its appraisal, FinPro reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded subsidiaries of mutual holding companies that FinPro deemed comparable to Bay-Vanguard Federal;

•	the specific terms of the offering of BV Financial’s common stock;

•	the pro forma impact of the additional capital raised in the reorganization;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, FinPro’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method and the price/assets method, all of which are described in its report. FinPro placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. FinPro compared the pro forma price/tangible book and price/core earnings ratios for BV Financial to the same ratios for a peer group of comparable companies. The peer group consisted of ten publicly traded subsidiaries of mutual holding companies. The peer group included companies with:

•	median assets of $292.3 million;

•	median non-performing assets of 0.68% of total assets;

•	median loans of 53.65% of total assets;

•	median equity of 10.91% of total assets; and

•	median net income of 0.67% of average assets.

On the basis of the analysis in its report, FinPro has advised us that, in its opinion, as of September 7, 2004, the estimated pro forma market value of BV Financial and Bay-Vanguard Federal, on a fully converted basis, was within the valuation range of $14.9 million and $20.1 million with a midpoint of $17.5 million and that the estimated pro forma market value of BV Financial and Bay-Vanguard Federal shares held by persons other than Bay-Vanguard, M.H.C., was within the valuation range of $6.7 million to $9.1 million with a midpoint of $7.9 million. As a result, we established the offering range of $6.7 million to $9.1 million, with a midpoint of $7.9 million. Our Board of Directors reviewed FinPro’s appraisal report, including the methodology and the assumptions used by FinPro, and determined that the offering range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the reorganization, the estimated number of shares issued in the reorganization would be between 1,487,500 and 2,012,500, with a midpoint of 1,750,000 and the estimated number of shares issued to persons other than Bay-Vanguard, M.H.C. would be between 669,375 and 905,625 with a midpoint of 787,500. The purchase price of $10.00 was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the reorganization.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by BV Financial at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, FinPro, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or change in market conditions, FinPro determines that our pro forma market value has increased, we may sell up to 1,041,469 shares without any further notice to you.

No shares will be sold unless FinPro confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, subscribers would have the right to confirm, modify or cancel their subscriptions within a specified period of time or else their subscription would be cancelled. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If FinPro establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, FinPro relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. FinPro also considered financial and other information from regulatory agencies, other financial institutions and other public sources, as appropriate. While FinPro believes this information to be reliable, FinPro does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of reorganization and stock issuance or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the reorganization will be able to sell shares after the reorganization at prices at or above the purchase price.

Copies of the appraisal report of FinPro, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Bay-Vanguard Federal and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the reorganization. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not, for a period of one year from the date of the completion of the reorganization, repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the reorganization. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Bay-Vanguard Federal’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Directors

Common stock purchased in the reorganization will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the reorganization, except upon the death of the shareholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the reorganization will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with Bay-Vanguard Federal, including our directors and executive officers, received subscription rights based only on their deposits with Bay-Vanguard Federal as account holders. While this aspect of the reorganization makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with Bay-Vanguard Federal for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the reorganization.

Purchases of outstanding shares of BV Financial common stock by directors, officers, or any person who becomes an executive officer or director of Bay-Vanguard Federal after adoption of the plan of reorganization and stock issuance, and their associates, during the three-year period following the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of BV Financial’s outstanding common stock or to the purchase of stock under stock benefit plans.

BV Financial has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the common stock to be issued in the reorganization. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of BV Financial may be resold without registration. Shares purchased by an affiliate of BV Financial will have resale restrictions under Rule 144 of the Securities Act. If BV Financial meets the current public information requirements of Rule 144, each affiliate of BV Financial who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of BV Financial or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by BV Financial to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of reorganization and stock issuance will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of reorganization and stock issuance provides that, if deemed necessary or desirable, we may substantively amend the plan of reorganization and stock issuance as a result of comments from regulatory authorities or otherwise.

Completion of the reorganization requires the sale of all shares of the common stock within 90 days following approval of the plan of reorganization and stock issuance by the office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of reorganization and stock issuance will be terminated and Bay-Vanguard Federal will continue its business in the mutual form of organization. We may terminate the plan of reorganization and stock issuance at any time.

Restrictions on Acquisition of BV Financial

and Bay-Vanguard Federal

General

The plan of reorganization and stock issuance provides that Bay-Vanguard Federal will reorganize from a federally chartered savings bank into a federal mutual holding company structure and includes the adoption of a federal stock charter and bylaws for BV Financial. Certain provisions in the federal stock charter and bylaws of BV Financial may have anti-takeover effects. In addition, provisions in Bay-Vanguard Federal’s charter and bylaws may also have anti-takeover effects. Finally, regulatory restrictions may also make it more difficult for persons or companies to acquire control of BV Financial and Bay-Vanguard Federal.

Mutual Holding Company Structure

Following the reorganization, all of the issued and outstanding common stock of Bay-Vanguard Federal will be owned by BV Financial. A majority of the issued and outstanding common stock of BV Financial will be owned by Bay-Vanguard, M.H.C. As a result, management of Bay-Vanguard, M.H.C. will be able to exert voting control over BV Financial and Bay-Vanguard Federal and will restrict the ability of the minority shareholders of BV Financial to effect a change of control of management. Bay-Vanguard, M.H.C., as long as it remains in the mutual form of organization, will control a majority of the voting stock of BV Financial.

The Stock Charter and Bylaws of BV Financial

Although the Board of Directors of BV Financial is not aware of any effort that might be made to obtain control of BV Financial after the reorganization, the Board of Directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by BV Financial’s Board of Directors. The following description of these provisions is only a summary and does not provide all of the information contained in BV Financial’s charter and bylaws. See “Additional Information” for where to obtain a copy of these documents.

Limitation on Voting Rights. BV Financial’s charter provides that, for a period of five years from the date of the reorganization, no person, except Bay-Vanguard, M.H.C. may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of BV Financial. In the event shares are acquired in excess of 10%, those shares will be considered “excess shares” and will not be counted as shares entitled to vote.

Board of Directors.

Classified Board. The bylaws of BV Financial provide that the Board of Directors be divided into three classes, each of which contains approximately one-third of the number of directors. The shareholders elect one class of directors each year for a term of three years. The classified Board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of BV Financial.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring on the BV Financial Board, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the Board of Directors will serve only until the next election of directors. The bylaws of BV Financial provide that a director may be removed from the Board of Directors prior to the expiration of his or her term only at a shareholder meeting called expressly for that purpose, only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Qualification. The bylaws provide that no person will be eligible to serve on the Board of Directors who has, in the past 10 years, been subject to a supervisory action by a financial regulatory agency that involved dishonestly or breach of trust or other bad actions; is under indictment for, or has ever been, convicted of a crime involving dishonesty or breach of trust that is punishable by more than one year in prison; or has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have breached a fiduciary duty involving personal profit or committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions may prevent shareholders from nominating themselves or persons of their choosing for election to the Board of Directors.

Shareholder Action by Written Consent; Special Meetings of Shareholders. Shareholders of BV Financial must act only through an annual or special meeting or by unanimous written consent. BV Financial’s charter provides that for a period of five years following the reorganization, special meetings of shareholders relating to a change in control of BV Financial or amendments to its charter may be called only upon the direction of the Board of Directors. Subject to this restriction, the bylaws provide that holders of not less than 10% of the outstanding shares of BV Financial may request the calling of a special meeting. At a special meeting, shareholders may consider only the business specified in the notice of meeting given by BV Financial. The provisions of BV Financial’s charter and bylaws limiting shareholder action by written consent and calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting, unless a special meeting is called at the request of a majority of the Board of Directors or holders of not less than 10% of the outstanding shares of BV Financial. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take shareholder action.

Advance Notice Provisions for Shareholder Nominations and Proposals. The BV Financial bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of BV Financial. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the BV Financial Board or by a shareholder who has given appropriate notice to BV Financial before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given BV Financial appropriate notice of his or her intention to bring that business before the meeting. BV Financial’s Secretary must receive notice of the nomination or proposal not less than 30 days prior to the annual meeting; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to BV Financial concerning himself or herself and the nature of the new business. Similarly, a shareholder wishing to nominate any person for election as a director must provide BV Financial with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives the BV Financial Board time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the BV Financial Board, to inform shareholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the reorganization, BV Financial will have authorized but unissued shares of common and preferred stock. BV Financial’s charter authorizes the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates and liquidation preferences. Although such shares of common and preferred stock could be used by the Board of Directors of BV Financial to render more difficult or to discourage an attempt to obtain control of BV Financial by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that Bay-Vanguard, M.H.C. must always own a majority of the common stock of BV Financial.

Restrictions in Bay-Vanguard Federal’s Certificate of Incorporation and Bylaws

Although the Board of Directors of Bay-Vanguard Federal is not aware of any effort that might be made to obtain control of Bay-Vanguard Federal after the reorganization, the Board of Directors believes that it is appropriate to adopt provisions permitted by Maryland law to protect the interests of the converted savings bank and its shareholders from any hostile takeover. These provisions may indirectly inhibit a change in control of BV Financial, as Bay-Vanguard Federal’s sole shareholder.

Bay-Vanguard Federal’s shareholders will not be permitted to cumulate their votes in the election of directors. Furthermore, Bay-Vanguard Federal’s Bylaws provide for the election of three classes of directors to staggered terms.

In addition, the stock certificate of incorporation provides for the issuance of shares of preferred stock on terms, including conversion and voting rights, as may be determined by Bay-Vanguard Federal’s Board of Directors without shareholder approval. Although Bay-Vanguard Federal has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock proposed to be authorized, the Board of Directors believes that the availability of such shares will provide Bay-Vanguard Federal with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. If a proposed merger, tender offer or other attempt to gain control of Bay-Vanguard Federal occurs of which management does not approve, the Board of Directors can authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interest of Bay-Vanguard Federal and its then existing shareholders.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Regulations issued by the Office of Thrift Supervision provide that, for a period of three years following the date of the completion of the reorganization, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of BV Financial without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of BV Financial without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as Bay-Vanguard Federal, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of BV Financial’s voting stock or the power to direct the management or policies of BV Financial. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of BV Financial’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of BV Financial Capital Stock

The common stock of BV Financial will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

BV Financial is authorized to issue 9,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share. Each share of BV Financial’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of reorganization and stock issuance, all stock will be duly authorized, fully paid and nonassessable. BV Financial will not issue any shares of preferred stock in the reorganization.

Common Stock

Dividends. BV Financial can pay dividends if, as and when declared by its Board of Directors. The payment of dividends by BV Financial is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of BV Financial will be entitled to receive and share equally in dividends declared by the Board of Directors of BV Financial. If BV Financial issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the reorganization, the holders of common stock of BV Financial will possess exclusive voting rights in BV Financial. They will elect BV Financial’s Board of Directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Restrictions on Acquisition of BV Financial and Bay-Vanguard Federal,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If BV Financial issues preferred stock, holders of BV Financial preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Bay-Vanguard Federal, BV Financial, as the sole holder of Bay-Vanguard Federal’s capital stock, would be entitled to receive all of Bay-Vanguard Federal’s assets available for distribution after payment or provision for payment of all debts and liabilities of Bay-Vanguard Federal, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of BV Financial, the holders of its common stock would be entitled to receive all of the assets of BV Financial available for distribution after payment or provision for payment of all its debts and liabilities. If BV Financial issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of BV Financial will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

BV Financial will not issue any preferred stock in the reorganization and it has no current plans to issue any preferred stock after the reorganization. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for BV Financial’s common stock will be Registrar & Transfer Company, Cranford, New Jersey.

Registration Requirements

BV Financial has registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the reorganization. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of the common stock has been passed upon for us by Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C. The federal tax consequences of the reorganization have been opined upon by Muldoon Murphy Faucette & Aguggia LLP and the state tax consequences of the reorganization have been opined upon by Beard Miller Company LLP, Baltimore, Maryland. Muldoon Murphy Faucette & Aguggia LLP and Beard Miller Company LLP have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Malizia Spidi & Fisch, PC, Washington, D.C.

Experts

The consolidated financial statements of Bay-Vanguard Federal at June 30, 2004 and 2003 and for the years then ended appearing in this prospectus and registration statement have been audited by Beard Miller Company LLP, Independent Registered Public Accounting Firm, as set forth in its report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

FinPro, Inc. has consented to the summary in this prospectus of its report to Bay-Vanguard Federal setting forth its opinion as to the estimated pro forma market value of BV Financial and Bay-Vanguard Federal, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

BV Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the reorganization, including the shares to be issued in exchange for shares of Bay-Vanguard Federal common stock. The registration statement, including the exhibits, contains additional relevant information about BV Financial and BV Financial common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at “http://www.sec.gov.”

Bay-Vanguard Federal has filed applications for approval of the mutual holding company reorganization and the stock issuance with the Office of Thrift Supervision, which includes proxy materials for Bay-Vanguard Federal’s special meeting of members and certain other information. This prospectus omits certain information contained in the applications. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

A copy of the plan of reorganization and stock issuance and BV Financial’s charter and bylaws are available without charge from Bay-Vanguard Federal.

Index to Consolidated Financial Statements of

Bay-Vanguard Federal Savings Bank

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for BV Financial have not been included in this prospectus because BV Financial, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Bay-Vanguard Federal Savings Bank

Baltimore, Maryland

We have audited the consolidated statements of financial condition of Bay-Vanguard Federal Savings Bank and subsidiary as of June 30, 2004 and 2003, and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bay-Vanguard Federal Savings Bank and subsidiary as of June 30, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BEARD MILLER COMPANY LLP

Baltimore, Maryland

August 13, 2004

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,
	2004	2003
	(In Thousands)
ASSETS
Cash	$1,204	$969
Interest bearing deposits in other banks	5,006	5,647
Federal funds sold	3,662	3,213

Cash and Cash Equivalents	9,872	9,829
Securities available for sale	5,520	5,484
Securities held to maturity	4,488	4,699
Loans receivable, net of allowance for loan losses 2004 $292; 2003 $252	72,249	60,456
Foreclosed real estate	—	76
Premises and equipment, net	2,644	1,628
Federal Home Loan Bank of Atlanta stock, at cost	472	465
Investment in life insurance	1,732	1,741
Accrued interest receivable	344	337
Other assets	334	177

Total Assets	$97,655	$84,892

LIABILITIES AND EQUITY
LIABILITIES
Non-interest bearing deposits	$2,566	$2,598
Interest bearing deposits	84,445	73,004

	87,011	75,602
Official checks	1,257	467
Advance payments by borrowers for taxes and insurance	949	870
Other liabilities	524	499

Total Liabilities	89,741	77,438

COMMITMENTS AND CONTINGENCIES
EQUITY
Retained earnings (substantially restricted)	7,937	7,395
Accumulated other comprehensive income (loss)	(23)	59

Total Equity	7,914	7,454

Total Liabilities and Equity	$97,655	$84,892

See notes to consolidated financial statements.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended June 30,
	2004	2003
	(In Thousands)
INTEREST INCOME
Loans, including fees	$4,200	$4,166
Investment securities	391	557
Other	103	83

Total Interest Income	4,694	4,806
INTEREST EXPENSE ON DEPOSITS	1,873	2,135

Net Interest Income	2,821	2,671
PROVISION FOR LOAN LOSSES	59	322

Net Interest Income after Provision for Loan Losses	2,762	2,349

NON-INTEREST INCOME
Service fees on deposits	118	118
Service fees on loans	27	27
Income from investment in life insurance	84	86
Other income	19	24
Death benefit from life insurance	100	—

Total Non-Interest Income	348	255

NON-INTEREST EXPENSES
Compensation and related expenses	1,333	1,210
Occupancy	121	89
Data processing	254	238
Foreclosed real estate	(1)	30
Telephone and postage	57	43
Advertising	72	31
Professional fees	77	75
Equipment	94	33
Other	279	227

Total Non-Interest Expenses	2,286	1,976

Income before Income Taxes	824	628
PROVISION FOR INCOME TAXES	282	234

Net Income	$542	$394

See notes to consolidated financial statements.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended June 30, 2004 and 2003

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(In Thousands)
BALANCE - JULY 1, 2002	$7,001	$41	$7,042

Comprehensive income:
Net income	394	—	394
Unrealized holding gains (net of tax of $12)	—	18	18

Total Comprehensive Income			412

BALANCE - JUNE 30, 2003	7,395	59	7,454

Comprehensive income:
Net income	542		542
Unrealized holding losses (net of tax of $51)		(82)	(82)

Total Comprehensive Income			460

BALANCE - JUNE 30, 2004	$7,937	$(23)	$7,914

See notes to consolidated financial statements.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended June 30,
	2004	2003
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$542	$394
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization of discounts and premiums	15	17
Provision for loan losses	59	322
Loan fees deferred	240	97
Amortization of deferred loan fees	(76)	(131)
Provision for depreciation	92	48
Loss on sale of foreclosed real estate, repossessed assets and premises and equipment	30	21
Increase in cash surrender value of life insurance	(84)	(86)
Death benefit from life insurance	(100)	—
Increase (decrease) in other assets and other liabilities	(25)	2

Net Cash Provided by Operating Activities	693	684

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available for sale	(1,079)	(68)
Proceeds from maturity of securities available for sale	—	2,500
Purchase of securities held to maturity	(2,505)	(4,000)
Proceeds from maturity of securities held to maturity	2,250	3,500
Principal collected on mortgage backed securities	1,360	1,978
Net increase in loans	(7,349)	(3,477)
Purchase of loans	(4,697)	(5,127)
Purchase of premises and equipment	(1,122)	(1,148)
Purchase of Federal Home Loan Bank stock	(7)	(32)
Proceeds from sale of foreclosed real estate	28	85
Improvements to foreclosed real estate	—	(11)
Purchase of life insurance	—	(1,434)
Proceeds from life insurance	193	—

Net Cash Used in Investing Activities	(12,928)	(7,234)

CASH FLOWS FROM FINANCING ACTIVITIEs
Increase in official checks	790	186
Net increase in deposits	11,409	10,110
Advances by borrowers for taxes and insurance	79	8

Net Cash Provided by Financing Activities	12,278	10,304

Net Increase in Cash and Cash Equivalents	43	3,754
CASH AND CASH EQUIVALENTS - BEGINNING	9,829	6,075

CASH AND CASH EQUIVALENTS - ENDING	$9,872	$9,829

SUPPLEMENTARY CASH FLOWS INFORMATION
Interest paid	$1,873	$2,142

Income taxes paid	$306	$226

Net loans transferred to foreclosed real estate	$30	$137

See notes to consolidated financial statements.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Bay-Vanguard Federal Savings Bank (the “Bank”) and its wholly-owned subsidiary, Housing Recovery Corporation (“HRC”). All significant intercompany balances and transactions have been eliminated in consolidation.

Business

The Bank’s primary business activity is the acceptance of deposits from the general public within the Bank’s market area and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities. HRC’s primary business is holding real estate acquired through foreclosure by the Bank.

Basis of Financial Statement Presentation and Significant Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within the Baltimore Metropolitan Area. The Bank does not have any significant concentrations to any one industry or customer.

Investment and Mortgage-Backed Securities

The Bank follows Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” which requires investments in securities to be classified in one of three categories: held to maturity, trading or available for sale. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost (including amortization of premium or accretion of discount). As the Bank does not engage in security trading, the balance of its debt securities and any equity securities are classified as available for sale. Net unrealized gains and losses for such securities are required to be recognized as increases or decreases in other comprehensive income, net of taxes, and excluded from the determination of net income. Realized gains and losses on sales of securities are determined using the specific identification method and are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank according to a predetermined formula. This restricted stock is carried at cost.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed based on the straight-line method over the useful lives of the respective assets. Expenditures for improvements are capitalized while cost for maintenance and repairs are expensed as incurred. The Bank capitalized $8,034 and $ -0- of interest in connection with the construction of a new branch during the years ended June 30, 2004 and 2003, respectively.

Advertising Costs

Advertising costs are expensed as incurred.

Foreclosed Real Estate

Foreclosed real estate is composed of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure, establishing a new cost basis. If the fair value is less than the related loan balance at the time of acquisition, a charge against the loan loss allowance is recorded. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in foreclosed real estate expense.

Deferred Income Taxes

Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence.

Loans Receivable, Net

Loans receivable are stated at unpaid principal balances, less undisbursed portion of loans in process, deferred loan origination fees and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees and cost are deferred and recognized as an adjustment to the yield (interest income) of the related loans. The Bank is amortizing these amounts over the contractual life of the loan using the interest method.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. Cash payments on impaired loans are recorded in the same manner as payments on non-accrual loans.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Purchased Mortgage Loans

The Bank records its investment in purchased loans at cost. The related premium or discount is recognized over the contractual life of the purchased loan and is included as part of interest income. Principal is reduced as payments are received. The Company evaluates the realization of such loans when determining the allowance for loan losses.

Allowances for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level to provide for losses that are probable and can be reasonably estimated. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

A loan is considered past due or delinquent when a contractual payment is not paid in the month that it is due. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for multi-family, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer, mobile home, and residential real estate loans for impairment disclosures.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Investment in Life Insurance

The Bank did not have any loans against the cash surrender value of the life insurance policies at June 30, 2004 or 2003. The face value of the life insurance policies at June 30, 2004 was $3,719,000. The cash proceeds from the death benefits are restricted by split dollar agreements with certain officers in the amount of $771,000 at June 30, 2004.

Statement of Cash Flows

Cash and cash equivalents in the statement of cash flows include cash, interest-bearing deposits in other banks with an original maturity of 90 days or less and federal funds sold.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit. Such financial instruments are recorded when they are funded.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income.

Recent Accounting Pronouncements

In March 2004, the Emerging Issues Task Force ratified Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1). EITF 03-1 provides guidance on the recognition and measurement of other-than-temporary impairments of debt and equity investments and requires certain disclosures related to unrealized losses. The recognition and measurement provisions of EITF 03-1 are effective for reporting periods beginning after June 15, 2004. The adoption of EITF 03-1 is not expected to have a material impact on the Bank.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In October 2003, the American Institute of Certified Public Accountants issued SOP 03-3, “Accounting for Loans or Certain Debt Securities Acquired in a Transfer.” SOP 03-3 applies to a loan that is acquired where it is probable, at acquisition, that a transferee will be unable to collect all contractually required payments receivable. SOP 03-3 requires the recognition, as accretable yield, the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan. The amount by which the loan’s contractually required payments exceed the amount of its expected cash flows at acquisition may not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. The adoption of SOP 03-3 is not expected to have a material impact on the Bank’s financial condition or results of operations.

Reclassifications

Certain reclassifications have been made in the 2003 financial statements to conform with current financial statement presentation. Such reclassifications had no effect on net income.

NOTE 2 - SECURITIES

Securities at June 30, 2004 and 2003 consisted of the following:

	June 30, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for Sale
Marketable equity securities	$2,627	$—	$29	$2,598
U.S. Government and federal agencies securities	2,022	5	33	1,994
Mortgage-backed securities	908	20	—	928

	$5,557	$25	$62	$5,520

	June 30, 2003
Marketable equity securities	$2,571	$—	$2	$2,569
U.S. Government and federal agencies securities	1,011	28	—	1,039
Mortgage-backed securities	1,805	71	—	1,876

	$5,387	$99	$2	$5,484

No securities were sold during the years ended June 30, 2004 or 2003.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

	June 30, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to Maturity
U.S. Government and federal agencies securities	$4,004	$1	$65	$3,940
Mortgage-backed securities	484	12	—	496

	$4,488	$13	$65	$4,436

	June 30, 2003
U.S. Government and federal agencies securities	$3,758	$50	$—	$3,808
Mortgage-backed securities	941	43	—	984

	$4,699	$93	$—	$4,792

The amortized cost and fair value of securities as of June 30, 2004, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$1,002	$1,010	$3,500	$3,452
Due after one year through five years	1,020	984	504	488
Mortgage-backed securities	908	928	484	496
Marketable equity securities	2,627	2,598	—	—

	$5,557	$5,520	$4,488	$4,436

All mortgage-backed securities are FHLMC, FNMA or GNMA backed securities.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

Below is a schedule of securities with unrealized losses as of June 30, 2004. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage-backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on June 30, 2004 and are subject to change daily as interest rates fluctuate.

	Continuous Unrealized Losses for More Than 12 Months		Continuous Unrealized Losses for Less Than 12 Months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government and Federal Agencies Securities
HTM - four securities	$—	$—	$2,940	$65
AFS - six securities	—	—	987	33
Marketable equity securities - one security	2,598	29	—	—

	$2,598	$29	$3,927	$98

NOTE 3 - LOANS RECEIVABLE

Loans receivable at June 30, 2004 and 2003 consist of the following:

	2004	2003
	(In Thousands)
Real estate loans:
Secured by one-to-four family residences	$54,821	$45,331
Secured by other properties	4,256	3,166
Construction loans	5,789	3,210
Mobile home loans	8,772	8,951
Consumer loans	556	634
Share loans	390	373

	74,584	61,665
Loans in process	(1,848)	(783)
Deferred loan origination fees	(195)	(174)
Allowances for loan losses	(292)	(252)

Total loans receivable - net	$72,249	$60,456

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE (CONTINUED)

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank’s lending area. Multi-family, commercial real estate and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

Substantially all of the Bank’s loans receivable are mortgage loans secured by residential, multi-family and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers’ creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. The Bank originates and purchases mobile home loans to owner occupied borrowers up to a maximum of 90% of the value of the mobile home. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

The following is a summary of the allowance for loan losses at June 30, 2004 and 2003:

	2004	2003
	(In Thousands)
Balance at beginning of the year	$252	$250
Provision for loan losses	59	322
Loans written-off	(96)	(397)
Recovery of loans written-off	77	77

Balance at end of year	$292	$252

The Bank had no impaired loans as defined by SFAS No. 114 at June 30, 2004 and 2003.

Non-accrual loans that are not subject to SFAS No. 114 totaled approximately $499,000 and $952,000 at June 30, 2004 and 2003, respectively. The Bank was not committed to fund additional amounts on these loans at June 30, 2003. The Bank did not have any loan balances past due 90 days or more and still accruing interest at June 30, 2004 or 2003.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE (CONTINUED)

Interest income that would have been recorded under the original terms of non-accrual loans and the interest income actually recognized for the years ended June 30, 2004 and 2003 are summarized below:

	2004	2003
	(In Thousands)
Interest income that would have been recorded	$43	$85
Interest income recognized	14	36

Interest income not recognized	$29	$49

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments are limited to commitments to originate loans and unused lines of credit and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

The Bank’s exposure to credit loss from non-performance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract Amounts Represent Credit Risk	Contract Amount at June 30,
	2004	2003
	(In Thousands)
Loan commitments	$4,750	$689
Unused lines of credit	2,766	970

Mortgage loan commitments of $3,761,000 not reflected in the accompanying consolidated financial statements at June 30, 2004 are for fixed rate mortgages from 4.625% to 6.875%. There were consumer loan commitments of $989,000 at June 30, 2004 at rates from 10.15% to 12.75%. Mortgage loan commitments of $627,000 not reflected in the accompanying consolidated financial statements at June 30, 2003 are for fixed rate mortgages from 5.00% to 6.125%. There were consumer loan commitments of $62,000 at June 30, 2003 at a rate of 10.35%. Loan commitments expire 60 days from the date of the commitment.

Lines of credit are loan commitments to individuals and companies and have fixed expiration dates as long as there is no violation of any condition established in the contract. The Bank evaluates each customer’s credit worthiness on a case-by-case basis.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE (CONTINUED)

The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at June 30, 2004 as a liability for credit loss.

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, officers, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The following table presents a summary of the activity of loans receivable from related parties:

Year Ended June 30, 2004
(In Thousands)
Balance, beginning	$1,093
Advances	638
Repayments	(127)

Balance, ending	$1,604

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment at June 30, 2004 and 2003 are summarized by major classification as follows:

	2004	2003	Useful Life in Years
	(In Thousands)
Land	$1,083	$1,083	—
Building	1,290	514	15 – 40
Leasehold improvements	280	278	5 – 25
Furniture, fixtures, and equipment	641	404	3 – 10

	3,294	2,279
Accumulated depreciation	(650)	(651)

	$2,644	$1,628

Depreciation expense for the years ended June 30, 2004 and 2003 was $92,000 and $48,000, respectively.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - INVESTMENT IN FEDERAL HOME LOAN BANK OF ATLANTA STOCK

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”) in an amount equal to at least 1% of the unpaid principal balances of the Bank’s residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

The Bank’s available unused line of credit with the Federal Home Loan Bank of Atlanta was $14.0 million at June 30, 2004.

NOTE 6 - DEPOSITS

Deposits are composed of the following:

	June 30,
	2004	2003
	(In Thousands)
Non-interest bearing	$2,566	$2,598
NOW and money market accounts	40,072	31,734
Savings accounts	24,423	19,873
Certificates of deposit	19,950	21,397

	$87,011	$75,602

Interest expense on deposits for the years ended June 30, 2004 and 2003 is as follows:

	2004	2003
	(In Thousands)
NOW and money market	$704	$736
Savings accounts	380	430
Certificates of deposit	789	969

	$1,873	$2,135

At June 30, 2004, the Bank had outstanding $5,299,000 in certificates of deposit of $100,000 or more. Deposits in excess of $100,000 are not insured by the FDIC.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - DEPOSITS (CONTINUED)

At June 30, 2004, scheduled maturities of certificates of deposit are as follows (in thousands):

Year ended June 30:
2005	$10,411
2006	4,936
2007	1,795
2008	1,565
2009	1,243

$19,950

NOTE 7 - COMPENSATION AGREEMENTS

The Bank has a deferred compensation agreement with two of its executive officers. Under each executive officer’s agreement the deferred compensation will be paid from the proceeds in excess of cash value of life insurance policies. The cost of the insurance is charged to operations as incurred. The amount of an executive officer’s benefit is determined pursuant to the accrual of two accounts: (i) a pre-retirement account and (ii) an index retirement benefit account. The pre-retirement account is a liability reserve account of the Bank and, prior to the executive officer’s termination of service or retirement is increased or decreased each calendar year by the aggregate annual after-tax income from specified life insurance policies purchased or deemed purchased by the Bank reduced by an “opportunity cost,” which is calculated by taking into account the Bank’s after-tax cost of funds. The index retirement benefit account for any calendar year is equal to the excess of the annual earnings (if any) of the insurance policies for that year over the “opportunity cost” for that year. The Bank has a plan for directors and one for executives.

The directors entered into a supplemental retirement plan. The directors are 100% vested in a pre-retirement account at the effective date of the plan. The balance at the effective date of the plan was $10,000. The index retirement benefit for each director each year is equal to the excess of the index over the cost of funds expenses divided by a factor equal to 1.20 minus the marginal tax rate. The index is the aggregate annual after-tax income from life insurance contracts. At retirement, the directors are entitled to the balance of the pre-retirement account in 120 monthly installments.

The accrued liabilities for the aforementioned plans were $217,000 and $184,000 for the executive plans and $131,000 and $127,000 for the directors’ plans at June 30, 2004 and 2003, respectively. The Bank recognized compensation expenses related to these plans in the amount of $48,000 and $41,000 during the years ended June 30, 2004 and 2003, respectively.

The Bank recognizes the increase in the cash surrender value of the insurance policies as income from investment in life insurance in the amount of $84,000 and $86,000 during the years ended June 30, 2004 and 2003, respectively.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - EQUITY

The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2004, that the Bank met all capital adequacy requirements to which it was subject.

As of June 30, 2004, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

The following table presents the Bank’s capital position based on the financial statements:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)
As of June 30, 2004:
Tangible (to adjusted total assets)	$7,922	8.1%	$	≥1,465	≥1.5%		N/A	N/A
Tier 1 capital (to risk-weighted assets)	$7,922	14.8		N/A	N/A	$	≥3,203	≥6.0%
Core (to adjusted total assets)	$7,922	8.1		≥3,909	≥4.0		≥4,887	≥5.0
Total (to risk-weighted assets)	$8,214	15.3		≥4,270	≥8.0		≥5,338	≥10.0
As of June 30, 2003:
Tangible (to adjusted total assets)	$7,395	8.7%	$	≥1,274	≥1.5%		N/A	N/A
Tier 1 capital (to risk-weighted assets)	7,395	16.8		N/A	N/A	$	≥2,636	≥6.0%
Core (to adjusted total assets)	7,395	8.7		≥3,397	≥4.0		≥4,246	≥5.0
Total (to risk-weighted assets)	7,647	17.4		≥3,514	≥8.0		≥4,393	≥10.0

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - EQUITY (CONTINUED)

The following table provides a reconciliation of total equity per the consolidated financial statements to capital amounts reflected in the above table:

	2004	2003
	(In Thousands)
Total equity	$7,914	$7,454
Adjustment to regulatory capital:
Accumulated other comprehensive (income) loss	23	(59)
Intangible assets (software)	(15)	—

Tangible, Tier 1 and Core Capital	7,922	7,395
Allowance for loan losses	292	252

Total Capital	$8,214	$7,647

The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years through December 1, 1987. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at June 30, 2004 and 2003 include $1,201,000, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $464,000.

NOTE 9 - INCOME TAXES

The income tax provision consists of the following for the years ended June 30, 2004 and 2003:

	2004	2003
	(In Thousands)
Current expense:
Federal	$294	$215
State	45	35

	339	250

Deferred benefit:
Federal	(46)	(14)
State	(11)	(2)

	(57)	(16)

	$282	$234

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2004 and 2003 are presented below:

	2004	2003
	(In Thousands)
Deferred tax assets:
Deferred compensation	$135	$120
Allowance for losses	113	98
Unrealized losses on available for sale securities	14	—
Other	10	1

Total Deferred Tax Assets	272	219

Deferred tax liabilities:
Federal Home Loan Bank of Atlanta stock dividends	44	44
Unrealized gains on available for sale securities	—	37
Accrual basis books to cash basis tax return	122	140

Total Deferred Tax Liabilities	166	221

Net Deferred Tax Assets (Liabilities)	$106	$(2)

The amount computed by applying the statutory federal income tax rate to income before income taxes is different than the taxes provided for the following reasons:

	Years Ended June 30,
	2004		2003
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
	(Dollars In Thousands)
Statutory federal income tax rate	$280	34.0%	$213	34.0%
State tax net of federal income tax benefit	24	2.9	23	3.5
Other	(22)	(2.7)	(2)	(0.5)

	$282	34.2%	$234	37.0%

NOTE 10 - PROFIT-SHARING PLAN

The Bank has a profit-sharing plan and a 401(k) plan for all eligible employees. Contributions to the plans are discretionary by the Board of Directors. Expenses for the years ended June 30, 2004 and 2003 were $30,000 and $24,000 for the profit-sharing plan and $10,000 and $11,000 for the 401(k) plan, respectively.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - RELATED PARTY TRANSACTIONS

The Bank leases one of its office buildings from a relative of an Officer of the Bank. The term of the lease was for five years, which began on August 12, 1988 with two five-year renewal options. Rent expense for each of the years ended June 30, 2004 and 2003 was $18,000. The Bank executed a new lease on August 4, 2004 with an initial term of five years, with two five year renewal options. The annual rent is $21,600 payable in equal monthly installments.

NOTE 12 - BV SERVICES, INC.

BV Services, Inc. (formerly a wholly-owned subsidiary of the Bank) was sold to the former President of BV Services, Inc. (who is no longer affiliated with Bay-Vanguard or any related company) during the year ended June 30, 2001. The Bank received $50,000 in cash and a note receivable of $250,000 for substantially all the net assets. The Bank recorded a gain on this transaction in 2001 of $82,000, net of related income taxes. During the year ended June 30, 2003, the Company defaulted on the loan and liquidated and, accordingly, Bay-Vanguard charged off the loan to the allowance for loan losses.

NOTE 13 - PLAN OF REORGANIZATION AND STOCK ISSUANCE

On July 13, 2004, the Board of Directors of the Bank adopted the Plan of Reorganization and Stock Issuance pursuant to which the Bank will reorganize into the federal mutual holding company form of organization as a wholly-owned subsidiary of BV Financial, Inc. (the “Stock Holding Company”), which in turn will be a majority-owned subsidiary of Bay-Vanguard, M.H.C. Following receipt of all required regulatory approvals, the approval of the members of the Bank entitled to vote on the Plan of Reorganization and Stock Issuance, and the satisfaction of all other conditions precedent to the Reorganization, the Bank will consummate the Reorganization. Following completion of the Reorganization, the Bank in its stock form will continue to conduct its business and operations from the same offices with the same personnel as the Bank conducted prior to the Reorganization. The Reorganization will not affect the balances, interest rates, or other terms of the Bank’s loans or deposit accounts and the deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation to the same extent prior to the Reorganization.

The Stock Holding Company will conduct a stock offering of up to 45.0% of the aggregate total voting stock of the Stock Holding Company, pursuant to the laws of the United States of America and the rules and regulations of the Office of Thrift Supervision (“OTS”). The Stock Holding Company stock will be offered to eligible account holders, tax-qualified employee plans and to the public.

Under the regulations of the Office of Thrift Supervision (“OTS”), the Bank will not be permitted to pay dividends on its stock after the Reorganization if its regulatory capital would thereby be reduced below the amount then required for the Bank’s regulatory capital requirements. Federal regulations also preclude any repurchase of the stock for one year after the reorganization except to fund stock-based benefit plans or with the prior approval of the OTS.

The costs associated with the Reorganization have been deferred and will be deducted from the proceeds of the sale of stock. If the Reorganization does not occur, related expenses will be deducted from current income. Costs incurred through June 30, 2004 were $55,000.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank’s financial instruments are summarized below. The fair values are estimates derived primarily from present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The following methods and assumptions were used by the Bank in estimating the fair values of financial instruments:

Cash and Cash Equivalents

The carrying amounts of cash and equivalents approximate fair values.

Investment Securities

Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans Receivable

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on such certificates to a schedule of aggregated expected monthly maturities on these deposits.

Accrued Interest Receivable and Payable

The carrying amounts of accrued interest receivable and payable approximate fair value.

Off-Balance Sheet Credit Related Instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

BAY-VANGUARD FEDERAL SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following table summarizes the carrying amounts and fair values of financial instruments at June 30, 2004 and 2003:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$9,872	$9,872	$9,829	$9,829
Securities available for sale	5,520	5,520	5,484	5,484
Securities held to maturity	4,488	4,436	4,699	4,792
Loans receivable, net	72,249	73,668	60,456	65,061
Federal Home Loan Bank of Atlanta stock	472	472	465	465
Accrued interest receivable	344	344	337	337
Financial liabilities
Deposits, including accrued interest payable	87,011	87,077	75,602	75,810
Off-balance sheet commitments	—	—	—	—

You should rely only on the information contained in this prospectus. Neither BV Financial nor Bay-Vanguard Federal Savings Bank has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the BV Financial common stock.

[LOGO]

(Proposed Holding Company for Bay-Vanguard Federal Savings Bank)

905,625 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

SANDLER O’NEILL & PARTNERS, L.P.

                    , 2004

Until                     , 2004 or 90 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Article XII of the Registrant’s bylaws provide:

The Subsidiary Holding Company shall indemnify all officers, directors and employees of the Subsidiary Holding Company, and their heirs, executors and administrators, to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of the Subsidiary Holding Company, whether or not they continue to be a director or officer at the time of incurring such expenses or liabilities, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Generally, federal law provides indemnity coverage for:

(a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the association, for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)	Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b) Indemnification shall be made to such person only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement;

b.	Final judgment against him or her; or

c.	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

However, no indemnification shall be made unless the association gives the Office of Thrift Supervision at least 60 days’ notice of its intention to make such indemnification. No such indemnification shall be made if the Office of Thrift Supervision advises the association in writing, within such notice period, of its objection thereto.

(c) As used in this paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(iii)	“Final judgment” means a judgment, decree or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 25. Other Expenses of Issuance and Distribution.

SEC filing fee	$1,320
OTS filing fee	14,400
NASD filing fee	1,541
Edgar, printing, postage and mailing	100,000
Legal fees and expenses	137,500
Accounting fees and expenses	50,000
Appraiser’s fees and expenses	23,000
Business Plan preparation	25,000
Securities marketing firm expenses (including legal fees)	45,000
Records management fees and expenses	15,000
Transfer agent fees and expenses	15,000
Certificate printing	5,000
Miscellaneous	12,239

TOTAL	$445,000

*	Sandler O’Neill & Partners, L.P. will receive a fee equal to 2.0% of the aggregate purchase price of shares sold in the subscription and community offering, excluding shares purchased by the employee stock ownership plan and by directors, officers and employees of Bay-Vanguard Federal Savings Bank and members of their immediate families.

Item 26. Recent Sales of Unregistered Securities.

None.

Item 27. Exhibits.

The exhibits filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Bay-Vanguard Federal Savings Bank and Sandler O’Neill & Partners, L.P.*

1.2	Form of Agency Agreement**

2.0	Plan of Reorganization and Stock Issuance, as amended and restated (including the proposed Federal Charters and Bylaws of Bay-Vanguard Federal Savings Bank, BV Financial, Inc. and Bay-Vanguard, M.H.C.)

3.1	Charter of BV Financial, Inc. (Included in Exhibit 2.0)

3.2	Bylaws of BV Financial, Inc. (Included in Exhibit 2.0)

4.0	Specimen Stock Certificate of BV Financial, Inc.

5.0	Opinion of Muldoon Murphy Faucette & Aguggia LLP re: Legality

8.1	Opinion of Muldoon Murphy Faucette & Aguggia LLP re: Federal Tax Matters

8.2	Opinion of Beard Miller Company LLP re: State Tax Matters*

10.1	Form of Bay-Vanguard Federal Savings Bank Employee Stock Ownership Plan and Trust*

10.2	Form of ESOP Loan Commitment Letter and ESOP Loan Documents*

10.3	Form of Bay-Vanguard Federal Savings Bank Two-Year Employment Agreement

10.4	Form of Bay-Vanguard Federal Savings Bank Three-Year Employment Agreement

10.5	Form of Bay-Vanguard Federal Savings Bank Three-Year Change in Control Agreement*

10.6	Form of Bay-Vanguard Federal Savings Bank Change in Control Severance Compensation Plan

10.7	Bay-Vanguard Federal Savings Bank Employees’ Savings & Profit-Sharing Plan

10.8	Form of Bay-Vanguard Federal Savings Bank Executive Supplemental Retirement Plan*

10.9	Form of Bay-Vanguard Federal Savings Bank Supplemental Executive Retirement Plan*

10.10	Form of Bay-Vanguard Federal Savings Bank Directors’ Supplemental Retirement Plan*

10.11	Form of BV Financial, Inc. Three-Year Employment Agreement

21.0	Subsidiaries of the Registrant*

23.1	Consent of Muldoon Murphy Faucette & Aguggia LLP (contained in Exhibits 5.0 and 8.1)

23.2	Consent of Beard Miller Company LLP

23.3	Consent of FinPro, Inc.*

24.0	Powers of Attorney*

99.1	Appraisal Report of FinPro, Inc. (P)*

99.2	Marketing Materials

99.3	Subscription Order Form and Instructions

*	Previously filed.
**	To be filed by amendment.
(P)	The supporting exhibits of financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

Item 28. Undertakings.

The small business issuer will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The small business issuer hereby undertakes that:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Baltimore, State of Maryland, on October 29, 2004.

BV FINANCIAL, INC.

By:	/s/ Edmund T. Leonard
Edmund T. Leonard Chairman, Chief Financial Officer and Director (duly authorized representative)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Edmund T. Leonard Edmund T. Leonard	Chairman, Chief Financial Officer and Director (principal accounting and financial officer)	October 29, 2004

/s/ Carolyn M. Mroz Carolyn M. Mroz	President, Chief Executive Officer and Director (principal executive officer)	October 29, 2004

* Michael J. Birmingham, III	Director

* Daniel J. Gallagher, Jr.	Director

* Robert R. Kern, Jr.	Director

* Edmund J. Kowalewski	Director

* Brian K. McHale	Director

* Anthony J. Narutowicz	Director

* Jerry S. Sopher	Director

* Catherine M. Staszak	Director

*	Pursuant to the Powers of Attorney filed as Exhibit 24.0 to the Registration Statement on Form SB-2 for BV Financial, Inc. and Bay-Vanguard Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust on September 17, 2004.

/s/ Edmund T. Leonard Edmund T. Leonard	October 29, 2004

List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Bay-Vanguard Federal Savings Bank and Sandler O’Neill & Partners, L.P.*
1.2	Form of Agency Agreement**
2.0	Plan of Reorganization and Stock Issuance, as amended and restated (including the proposed Federal Charters and Bylaws of Bay-Vanguard Federal Savings Bank, BV Financial, Inc. and Bay-Vanguard, M.H.C.)
3.1	Charter of BV Financial, Inc. (Included in Exhibit 2.0)
3.2	Bylaws of BV Financial, Inc. (Included in Exhibit 2.0)
4.0	Specimen Stock Certificate of BV Financial, Inc.
5.0	Opinion of Muldoon Murphy Faucette & Aguggia LLP re: Legality
8.1	Opinion of Muldoon Murphy Faucette & Aguggia LLP re: Federal Tax Matters
8.2	Opinion of Beard Miller Company LLP re: State Tax Matters*
10.1	Form of Bay-Vanguard Federal Savings Bank Employee Stock Ownership Plan and Trust*
10.2	Form of ESOP Loan Commitment Letter and ESOP Loan Documents*
10.3	Form of Bay-Vanguard Federal Savings Bank Two-Year Employment Agreement
10.4	Form of Bay-Vanguard Federal Savings Bank Three-Year Employment Agreement
10.5	Form of Bay-Vanguard Federal Savings Bank Three-Year Change in Control Agreement*
10.6	Form of Bay-Vanguard Federal Savings Bank Change in Control Severance Compensation Plan
10.7	Bay-Vanguard Federal Savings Bank Employees’ Savings & Profit-Sharing Plan
10.8	Form of Bay-Vanguard Federal Savings Bank Executive Supplemental Retirement Plan*
10.9	Form of Bay-Vanguard Federal Savings Bank Supplemental Executive Retirement Plan*
10.10	Form of Bay-Vanguard Federal Savings Bank Directors’ Supplemental Retirement Plan*
10.11	Form of BV Financial, Inc. Three-Year Employment Agreement
21.0	Subsidiaries of the Registrant*
23.1	Consent of Muldoon Murphy Faucette & Aguggia LLP (contained in Exhibits 5.0 and 8.1)
23.2	Consent of Beard Miller Company LLP
23.3	Consent of FinPro, Inc.*
24.0	Powers of Attorney*
99.1	Appraisal Report of FinPro, Inc. (P)*
99.2	Marketing Materials
99.3	Subscription Order Form and Instructions

(P)	The supporting exhibits of financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

*	Previously filed.

**	To be filed by amendment